    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 2000



                                                      REGISTRATION NO. 333-45190

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 TESSERA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3674                            13-3573611
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               3099 ORCHARD DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 894-0700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              BRUCE M. MCWILLIAMS
                            CHIEF EXECUTIVE OFFICER
                               3099 ORCHARD DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 894-0700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                                   COPIES TO:

                 JOHN B. GOODRICH                                    SCOTT M. STANTON
                  NORA L. GIBSON                                     ANDREA R. BILLER
                  THOMAS J. LORR                                      CHRISTIAN WAAGE
         WILSON SONSINI GOODRICH & ROSATI                    GRAY CARY WARE & FREIDENRICH LLP
             PROFESSIONAL CORPORATION                              4365 EXECUTIVE DRIVE
                650 PAGE MILL ROAD                                      SUITE 1600
                PALO ALTO, CA 94304                                 SAN DIEGO, CA 92121
                  (650) 493-9300                                      (858) 677-1400


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM
SECURITIES TO BE                 AMOUNT TO             OFFERING PRICE            PROPOSED MAXIMUM              AMOUNT OF
REGISTERED                     BE REGISTERED             PER SHARE         AGGREGATE OFFERING PRICE(1)    REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par
  value per share........        7,500,000                 $12.00                  $90,000,000                  $23,760
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.


(2) $26,400 of the Registration Fee was previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this prospectus is not complete and may be changed. We may not sell any of these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED OCTOBER 20, 2000


PROSPECTUS
                                               SHARES

                                     [LOGO]

                                  COMMON STOCK


     This is an initial public offering of common stock by Tessera, Inc. Tessera is selling 7,500,000 shares of common stock. The estimated offering price will be between $10 and $12 per share.


                               ------------------
     No public market currently exists for our common stock. We have applied for listing of our common stock on the Nasdaq National Market under the symbol "TSRA."

                               ------------------

                                                              PER SHARE        TOTAL
                                                              ----------      --------
Initial public offering price...............................  $               $
Underwriting discounts and commissions......................  $               $
Proceeds to Tessera, before expenses........................  $               $


     Tessera has granted the underwriters an option for a period of 30 days to purchase up to 1,125,000 additional shares of our common stock.


                               ------------------
         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.


                               ------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q
                     UBS WARBURG LLC
                                         NEEDHAM & COMPANY, INC.
                                                       WIT SOUNDVIEW
              , 2000

                              [INSIDE FRONT COVER]

                            [DESCRIPTION OF ARTWORK]

     [Left side art:

     (Tessera logo) "Providing the Chip-to-System Interface"

     Artwork will illustrate the chip-to-system interface by showing a photo illustration of a semiconductor, integrating into a chip scale package using our technology, integrating onto a circuit board, and finally inside a cell phone. There will be a cut out illustration on the phone showing the chip scale package inside.]

     [Right side art:

     The following body copy will be on the right side of the inside cover, with illustrations depicting each major point of copy:


     "Establishing Standards for Chip Scale Packaging. Our objective is to establish our technology as the industry standard by providing the most advanced, cost-effective chip scale packaging solution with the intellectual property and services demanded by industry leaders in our target markets."


     "Targeting High Growth Markets. We target high growth applications that we believe represent the greatest immediate need for our technology, including wireless communications, high performance computing and high bandwidth networking. These applications demand ever-increasing functionality and performance and continued miniaturization."


     "Serving Leading Customers. Our technology has been adopted by the semiconductor industry including more than 35 industry leading semiconductor assemblers, manufacturers and equipment and material providers, such as Intel, Samsung, Toshiba and Amkor."



     "Providing Fundamental Technology. We are a leading provider of proprietary chip scale packaging technology that addresses fundamental issues in performance, reliability and size. Our intellectual property portfolio includes 116 issued patents and 169 pending patent applications in the United States for chip scale packaging."]


     ["Gatefold. The gatefold will be an illustration with photography showing a chip scale package using our technology in the center of the page, with the words "High Performance", "Small Size", and "High Reliability" around the package. The rest of the page will list our target markets and include photographs and illustrations of the products that incorporate our technology."

     The text and illustrations will include:


     Top of page text: "Tessera . . . providing intellectual property for chip scale packaging to meet the demand for smaller and faster electronic products."


     High Bandwidth Networking Devices -- photo of a server with an illustrated cut-out showing a chip scale package using our technology inside the server.

     Game Consoles -- photo of a game console with an illustrated cut-out showing a chip scale package using our technology inside the game console.

     Wireless Phones and Portable Devices -- photo of a wireless phone and a personal digital assistant with cut-out in each device showing a chip scale package using our technology inside.

     Internet Access -- photo of a personal computer with a cut-out showing a chip scale package using our technology inside the personal computer.]

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    4
Forward Looking Statements..................................   13
Use of Proceeds.............................................   14
Dividend Policy.............................................   14
Capitalization..............................................   15
Dilution....................................................   16
Selected Consolidated Financial Data........................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19
Business....................................................   25
Management..................................................   35
Related Party Transactions..................................   44
Principal Stockholders......................................   48
Description of Capital Stock................................   51
Shares Eligible For Future Sale.............................   54
Underwriting................................................   55
Legal Matters...............................................   58
Experts.....................................................   58
Where You Can Find Additional Information...................   58

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements before making an investment decision.

                                 TESSERA, INC.


     We provide intellectual property for chip scale packaging to meet the accelerating demand for performance and miniaturization in wireless communications, Internet access, computing and consumer electronics. Our intellectual property, which includes 116 issued patents and 169 pending patents in the United States as of September 30, 2000, enables the semiconductor industry to overcome fundamental issues in performance, reliability and size.



     The high growth markets for electronic products demand continued innovation in semiconductor technology. Advancements in semiconductor design and manufacturing have enabled the number of transistors on a chip to double every 18 months, resulting in improvements in semiconductor performance and size. Packaging technology has failed to keep pace with these improvements, and has become a limiting factor in the continued advancement of electronic products.



     To address the need for advanced packaging technology, we have developed a solution that combines our intellectual property with our design and manufacturing expertise to enable our customers to successfully adopt and implement our technology. Our patented chip scale packaging technology is designed to offer the following key benefits:



     - Reduced Size. By reducing the size of the package to almost the size of the chip itself, our proprietary technology enables the semiconductor to occupy a smaller area on the circuit board, allowing for increased system miniaturization and functionality.



     - Higher Performance. Our technology enables higher system level performance by allowing shorter electrical paths throughout the system, resulting in a more rapid transfer of data, voice and multimedia information.



     - Increased Reliability. Our patented technology compensates for the differing rates of thermal expansion and contraction between the chip and the circuit board preventing the failure of connections between the chip and board.



     Our objective is to establish our chip scale packaging technology as the industry standard by providing the most advanced intellectual property and services. We have licensed our patented technology to over 35 companies, including leading semiconductor manufacturers, assemblers and material and equipment suppliers. We have received royalties on more than 350 million semiconductors packaged using our technology. Our customers include ChipPAC, EEMS, Intel, IPAC, LG Electronics, OSE, Samsung and Toshiba. Each of these named customers accounted for more than $250,000 of our revenues for the nine months ended September 30, 2000. Our technology is incorporated in electronic products, including wireless handsets, or mobile phones, personal digital assistants, personal computers, servers and game consoles, from Casio, Compaq, Dell, Ericsson, Hewlett-Packard, IBM, Motorola, Nokia, Samsung and Sony.


     We were incorporated in Delaware in May 1990. Our principal executive offices are located at 3099 Orchard Drive, San Jose, CA 95134. Our telephone number is (408) 894-0700.

                                  THE OFFERING


Common stock offered by Tessera...........    7,500,000 shares



Common stock to be outstanding after this
offering..................................    39,056,774 shares


Use of proceeds...........................    Working capital and general
                                              corporate purposes.

Proposed Nasdaq National Market Symbol....    TSRA
                               ------------------


     The common stock outstanding after the offering is based on the number of shares outstanding as of September 30, 2000, and does not include:



     - 6,918,042 shares of common stock issuable upon the exercise of outstanding stock options as of September 30, 2000;



     - 1,076,934 shares of common stock issuable upon the exercise of outstanding warrants as of September 30, 2000;



     - 1,475,469 shares of common stock available for issuance under our 1999 Stock Plan following this offering; and



     - 200,000 additional shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan following this offering.

                               ------------------------


     Unless otherwise noted, all share information in this prospectus:



     - reflects the conversion of all outstanding shares of our convertible preferred stock into 25,544,290 shares of common stock, immediately prior to the closing of this offering;



     - gives effect to a two-for-three reverse stock split of our common stock and preferred stock effective as of September 1, 2000; and



     - assumes no exercise of the underwriter's over-allotment option.


                               ------------------



     We operate on a 52-53 week fiscal year which ends on the Sunday nearest to December 31. Our 52 week fiscal years consist of four equal quarters of 13 weeks each, and our 53 week fiscal years consist of three 13 week quarters and one 14 week quarter. The financial results for our 53 week fiscal years and our 14 week fiscal quarters will not be exactly comparable to our 52 week fiscal years and our 13 week fiscal quarters. For presentation purposes, all fiscal periods presented or discussed in this prospectus have been presented as ending on the last day of the nearest calendar month. For example, our 1999 fiscal year ended on January 2, 2000, but we present our 1999 fiscal year as ending December 31, 1999.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table summarizes the consolidated financial data for our business. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus.


                                                                              NINE MONTHS
                                            YEAR ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                         -----------------------------   ----------------------
                                          1997       1998       1999        1999         2000
                                         -------   --------   --------   -----------   --------
                                                                         (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenues:
     License..........................   $ 3,730   $  4,594   $  2,925     $ 2,525     $  2,740
     Royalty..........................        26        630      1,475         642        2,699
     Engineering services and other...     1,175      1,435      2,019       2,381        2,858
                                         -------   --------   --------     -------     --------
       Total revenues.................     4,931      6,659      6,419       5,548        8,297
Gross profit (loss)...................       911        (69)      (189)      1,027        3,523
Net loss from continuing operations...    (9,140)   (12,550)   (13,960)     (8,762)     (21,821)
Net loss..............................   $(9,545)  $(13,890)  $(17,777)    $(9,800)    $(21,534)
                                         =======   ========   ========     =======     ========
Net loss from continuing operations
  per common share, basic and
  diluted(1)..........................   $ (2.65)  $  (2.66)  $  (2.96)    $ (1.78)    $  (5.88)
Net loss per common share, basic and
  diluted(1)..........................   $ (2.77)  $  (2.94)  $  (3.77)    $ (1.99)    $  (5.83)
Shares used in computing basic and
  diluted net loss per common share...     3,452      4,724      4,713       4,913        5,328
Pro forma as adjusted net loss per
  common share, basic and diluted
  (unaudited).........................                        $  (0.69)                $  (1.03)
Shares used in computing pro forma as
  adjusted net loss per common share,
  basic and diluted (unaudited).......                          25,760                   30,281



                                                                  SEPTEMBER 30, 2000
                                                              --------------------------
                                                                            PRO FORMA
                                                               ACTUAL     AS ADJUSTED(2)
                                                              --------    --------------
                                                                           (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    570       $ 75,570
Working capital.............................................    23,232         98,232
Total assets................................................    36,667        111,667
Long-term obligations, less current portion.................       456            456
Mandatorily redeemable cumulative convertible preferred
  stock.....................................................    96,155              0
Total stockholders' equity (deficit)........................  $(68,591)      $102,564


-------------------------

(1) Net loss attributable to common stockholders for the period ended September 30, 2000, was reduced by a cumulative preferred stock dividend and a deemed preferred stock dividend of $7.7 million and $1.9 million, respectively. See note 1 of the notes to the financial statements for an explanation of the determination of net loss per common share.



(2) The pro forma as adjusted numbers reflect the automatic conversion of all shares of mandatorily redeemable cumulative convertible preferred stock into common stock upon the closing of this offer and the receipt of the net proceeds from the sale of shares of common stock offered hereby at an assumed initial public offering price of $11 per share, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

                         RISKS RELATED TO OUR BUSINESS


IF THE SEMICONDUCTOR INDUSTRY DOES NOT CONTINUE TO ADOPT OUR PACKAGING TECHNOLOGY, OUR REVENUES MAY NOT GROW OR COULD DECLINE AND OUR STOCK PRICE COULD FALL.



     If the semiconductor industry does not continue to adopt our packaging technology on a widespread basis our growth will be limited, our revenues could decline, and our stock price could fall. Semiconductor designers and manufacturers and their customers may not accept our packaging technology as an alternative to traditional packaging methods in the time frame anticipated by our business plan, or at all. To date we have focused our efforts on the memory semiconductor market. To be successful we will need to maintain our market share and penetrate new markets. The industry may fail to adopt our packaging technology for any of the following reasons:


     - our target markets may find that alternative solutions adequately address their needs;

     - the time and expense required to modify manufacturing lines for the manufacture of packages using our technology may deter licensees and customers from selecting and implementing our packaging technology or adapting it to their manufacturing process;

     - the cost of producing packages using our technology may be too high which could significantly reduce the adoption rate of our packaging technology;

     - prospective licensees may not be willing to accept the potential delays in the early design stages associated with implementing our packaging technology;

     - our licensees' lack of experience with our packaging technology may result in concerns over the reliability, cost and performance of our packaging technology relative to other technology; and

     - customers may not properly implement our technology, which could damage our brand name.

FAILURE OF THE SEMICONDUCTOR INDUSTRY TO ADOPT RAMBUS DRAM AND OTHER HIGH PERFORMANCE DRAM SEMICONDUCTORS COULD ADVERSELY AFFECT THE DEVELOPMENT AND UTILIZATION OF OUR PACKAGING TECHNOLOGY AND REDUCE OUR REVENUES.


     Our chip scale packaging technology has been designated by Rambus as the reference design package for its Dynamic Random Access Memory, or DRAM chips. DRAM is a type of memory that is used in a variety of products, including personal computers and game consoles. We anticipate that royalties from shipments of Rambus DRAM and other high performance DRAM chips packaged using our technology will account for a significant percentage of our revenues. If semiconductor manufacturers do not adopt Rambus DRAM or other high performance DRAM, our growth will be limited and our revenues could decline. Intel has announced that in addition to Rambus DRAM, it will make available synchronous DRAM, a competing type of DRAM, for its next generation Pentium processor. Further, semiconductor manufacturers who adopt Rambus DRAM or other high performance DRAM may not adopt our packaging technology. If Rambus DRAM or other high performance DRAM fails to become an industry standard, our revenues could be significantly reduced and our competitors may challenge our position in the packaging market.

     Various factors may adversely affect utilization of our packaging technology. For example, the cost of producing packages using our technology may be too high for high performance DRAM manufacturers which could significantly reduce the adoption rate of our packaging technology for the associated high performance DRAM products. Other factors such as delays or shortages of materials, equipment and the availability of testing services could delay the adoption of high performance DRAM or our packaging technology. Even if our package technology is selected for these other products, there could be delays in the introduction of these products that could materially affect the amount and timing of any royalty payments that we receive from these products.


WE MAY BE REQUIRED TO UNDERTAKE COSTLY LEGAL PROCEEDINGS TO ENFORCE OR PROTECT OUR INTELLECTUAL PROPERTY THAT MAY REDUCE REVENUES AND WEAKEN OUR COMPETITIVE POSITION.

     If we fail to protect our intellectual property rights, third parties and our licensees may be able to use our technology without the payment of royalties and license fees, which could weaken our competitive position, reduce our operating profits and increase the likelihood of costly litigation.

     Litigation may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Litigation is inherently uncertain and any adverse decision could limit our ability to offer some of our technology. Whether or not determined in our favor or settled by us, litigation would be costly and would divert our managerial, technical, legal and financial resources from normal business operations, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, adverse determinations in litigation could result in a loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or limit the value of our licensed technology.

     We have received notices from third parties in the past, and we believe it is possible that we or our licensees will receive notices in the future alleging that products incorporating our technology infringe the rights of those third parties. Our licensees could become the target of litigation involving our patents or other intellectual property. Such claims could trigger the indemnification obligations contained in some of our license agreements and could result in substantial expense to us. Such litigation could severely disrupt or shut down the business of our licensees, significantly harm our relations with our customers and cause the termination or reduction of royalties and license fees.

     Our business may be further harmed if we are forced to pursue enforcement actions to collect royalties due from our licensees. Any such action may reduce our royalties or number of licensees and weaken our competitive position in the market due to retaliatory actions by such licensees.

IF ANY OF OUR FUNDAMENTAL PATENTS ARE FOUND BY A COURT TO BE INVALID OR LIMITED, IT COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR BUSINESS AND REVENUE PLANS.

     Our patent portfolio contains many key patents which may be particularly significant to our revenue. If any of these key patents are invalidated, or if the scope of the claims in any of these key patents is limited by judicial decision, we could be prevented from licensing our technologies and our licensees could be prevented from manufacturing and selling the corresponding packages without obtaining a license to use a third party's patented technology.

WE ARE SUBJECT TO CURRENT PENDING LEGAL AND ADMINISTRATIVE PROCEEDINGS THAT COULD LIMIT OUR ABILITY TO ENFORCE OUR PATENTS.


     We are currently subject to the following legal and administrative proceedings:

     - Texas Instruments, Inc. v. Tessera, Inc., Civ. No. 00-2114 CW (N.D. Cal.). On February 1, 2000, Texas Instruments initiated a declaratory judgment action against Tessera in U.S. District Court. On March 13, 2000, we filed our answer and counter claim alleging patent infringement.

     - Tessera v. Sharp Corporation and Sharp Electronics Corp., Civ. No. 00-20337 JW (N.D. Cal.). On March 28, 2000, Tessera filed a complaint against Sharp Corporation and Sharp Electronics Corporation alleging patent infringement.

     - In re Certain Semiconductor Chips with Minimized Chip Package Size and Products Containing Same, ITC Inv. No. 337-TA-432. On March 28, 2000, we filed a complaint against Sharp Corporation, Sharp Electronics Corporation and Texas Instruments with the United States International Trade Commission alleging unlawful import, sale for importation into the United States, and/or sale within the United States after importation of certain products that infringe certain of Tessera's issued U.S. patents.

     These proceedings are in their preliminary stages, and we cannot predict their outcome. These types of proceedings are inherently uncertain and we may not prevail. Texas Instruments and Sharp have advised us of literature that they believe to be relevant to the validity of our asserted patents. It is possible that this literature could negatively affect the scope or enforceability of these patents or of future patents. In fact, it is possible that our asserted patent claims could be invalidated. A negative outcome in any of these proceedings could limit our potential future growth and cause us additional difficulties in enforcing our intellectual property rights against others. We believe the patents involved in these proceedings are key for certain package types and may be significant to our future licensing revenue.


     Patent litigation and International Trade Commission investigations are particularly complex and can extend for a protracted time, which can substantially increase the cost of such proceedings. We have incurred and expect to continue to incur substantial legal fees and expenses in connection with the Texas Instruments and Sharp proceedings. It is also possible that the actions against Texas Instruments and Sharp may lead to the discovery of information that results in our customers discontinuing royalty or license payments to us or other parties instituting legal or administrative actions against us. See "Business -- Legal Proceedings."



OUR ONGOING LITIGATION HAS BEEN COSTLY AND REQUIRES CONTINUED EXPENDITURES THAT COULD LIMIT OUR GROWTH.



     The Texas Instruments and Sharp proceedings have been and will continue to be costly and time consuming. Legal expenses related to these proceedings are a significant component of the increase in our selling, general and administrative expenses for the first nine months of 2000 and we expect these legal expenses to continue until these proceedings are resolved. In addition these proceedings have diverted, and are expected to continue to divert, the efforts and attention of some of our key management, technical, legal and financial resources.



WE DEPEND UPON A FEW MAJOR LICENSEES FOR A SIGNIFICANT PORTION OF OUR REVENUES. IF WE ARE NOT ABLE TO EXPAND OUR CUSTOMER BASE, WE MAY NOT BE ABLE TO GROW OUR BUSINESS. ALSO, THE LOSS OF ANY OF OUR MAJOR LICENSEES WOULD CAUSE OUR REVENUES TO DECLINE.



     We derive a large portion of our revenues from a small number of significant licensees who use our technology to package semiconductors for a small number of significant customers. For the nine months ended September 30, 2000, EEMS, LG Electronics, IPAC, ChipPAC, Intel and Samsung accounted for 22%, 12%, 12%, 12%, 9% and 7% of our total revenue, respectively. As a result, we must continue to obtain new significant licensees and license new technologies to increase our revenues and grow our business. Also, the loss of or reduction in revenues from any of our major licensees would adversely affect our operating results. Intel has informed us that it intends to use other technologies in addition to our eBGA solution to package its Flash memory semiconductors. In addition, Samsung has informed us that it intends to transition away from our eBGA solution for its SRAM products. If the technologies adopted by Intel and/or Samsung to replace eBGA do not include our technology, then our operating results may be adversely affected.


FLUCTUATIONS IN REVENUES AND OPERATING RESULTS MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

     Historically, our revenues and quarterly operating results have fluctuated and are likely to do so in the future. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. In future periods, our revenues and results of operations may be below the estimates of public market analysts and investors. This discrepancy could cause the market price of our common stock to decline. These fluctuations may be caused by:

     - the timing, terms and conditions of our license agreements;

     - frequency with which our licensees report their royalties;

     - changes in our license fees and royalty rates or the pricing and licensing policies of our competitors;

     - changes in the level of our operating expenses;

     - cyclical and seasonal fluctuations in the markets we target.

     It is difficult to predict when we will enter into new license agreements. Delays or deferrals in the decisions to execute license agreements with us by our customers may also increase as we develop new or enhanced products. Because we generally recognize a significant portion of the license fee revenues in the quarter that the license is signed, the timing of signing these license agreements significantly impacts our quarterly results. Under our typical license agreements, we also receive ongoing royalty payments. The timing of the revenue recognition from these royalty payments is dependent upon the individual terms of each contract. In particular, some of our licensees report their royalties on a semi-annual basis while others report them on a quarterly basis. This may cause royalty revenue to fluctuate significantly from quarter to quarter. Because our revenues vary depending on the mix of revenue, net income also may fluctuate significantly with changes in royalty and license fee revenue. Our expense levels in the future will be based, in large part, on our expectations regarding future revenue and, as a result, net income for any quarterly period in which material license agreements are delayed could vary significantly from our budget projections.

WE HAVE INCURRED NET LOSSES SINCE OUR INCEPTION, WE EXPECT TO INCUR LOSSES IN THE FUTURE, AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT NET REVENUE IN THE FUTURE TO ACHIEVE OR SUSTAIN PROFITABILITY.


     We have incurred significant net losses since our inception, including losses of $9.5 million in 1997, $13.9 million in 1998, $17.8 million in 1999 and $21.5 million in the nine months ended September 30, 2000. At September 30, 2000, we had an accumulated deficit of approximately $86.8 million. To achieve profitability, we will need to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels. We expect to continue to incur significant operating expenses primarily to support research and development and expansion of our sales and marketing efforts. These expenditures may not result in increased revenues or customer growth. We do not know when or if we will become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

IF WE DO NOT EXPAND OUR LICENSABLE TECHNOLOGY PORTFOLIO THROUGH INTERNAL DEVELOPMENT, ACQUISITIONS OR STRATEGIC RELATIONSHIPS, OUR OPERATING REVENUES COULD DECLINE, AND WE COULD LOSE OUR COMPETITIVE POSITION.

     A significant portion of our revenue is derived from licenses and royalties from a relatively small number of key technologies, and we anticipate that this will continue in the future. We must continually devote significant engineering resources to enable us to develop new package technologies to address the evolving needs of key markets within the semiconductor industry. We must introduce these innovations in a timely manner, and the key markets within the semiconductor industry must adopt them before alternative technologies emerge that may render such innovations obsolete. Developments in packaging technologies are inherently complex, require long development cycles and a substantial investment before we can determine their commercial viability. We may not be able to develop and market such technology in a timely or commercially acceptable fashion.

     We also expect to continue to expand our licensable technology portfolio and technical expertise by acquiring technology or developing strategic relationships with third parties so that we can sub-license their technology to others.

     We may not have the financial resources necessary to fund future innovations or acquisitions. Moreover, any revenues that we receive from enhancements or new generations of our package technologies may be less than the costs of development or acquisition. Furthermore, our acquisitions and research and development efforts may be futile if we do not accurately predict the future packaging needs of the semiconductor industry. Our failure to successfully develop and market these technologies could significantly harm our business, financial condition and results of future operations.

WE ARE HIGHLY DEPENDENT UPON THE SUCCESS OF OUR LICENSEES, AND ANY FAILURE BY OUR LICENSEES TO INTRODUCE AND PRODUCE PRODUCTS THAT GAIN MARKET ACCEPTANCE COULD LIMIT OUR ROYALTY REVENUE GROWTH.

     Because we expect a significant portion of our future revenues to be derived from royalties on shipments by our licensees, our future success depends upon the ability of our licensees to develop and introduce high volume products that achieve and sustain market acceptance. The failure of our licensees to achieve commercial success due to any of the following factors could harm our business:

     - the ability of our licensees to qualify and purchase adequate quantities of materials and equipment in a timely manner;

     - the willingness and ability of materials and equipment suppliers to keep pace with the advancements in packaging technology;

     - the timing and amount of our licensees' investments in manufacturing process and equipment that support our technology;

     - our licensees' effective management of inventory;

     - our licensees' control over the quality of package materials and manufacturing process;

     - the commercially reasonable pricing of package materials and the resulting packages; and

     - the commercial success of products using our technology.


OUR MANAGEMENT TEAM, INCLUDING OUR CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CHIEF OPERATING OFFICER, EACH OF WHOM HAS BEEN WITH TESSERA FOR LESS THAN 18 MONTHS, DOES NOT HAVE A LONG HISTORY WORKING TOGETHER OR FOR US WHICH COULD HARM OUR BUSINESS AND ITS DEVELOPMENT.


     Many of the individuals on the management team have been in their current positions for a relatively short period of time and do not have a history of working together or working for

Tessera. Our future success will depend to a significant extent on their ability to effectively work together. These individuals may not continue to work for us or work well together which could harm our business and its development. The majority of our key management team, including our chief executive officer, chief financial officer and chief operating officer, have each been with Tessera for less than 18 months.

OUR INABILITY TO RETAIN OR ATTRACT KEY PERSONNEL COULD NEGATIVELY AFFECT OUR BUSINESS.

     Our success depends upon the continued contributions of our key management and other personnel, many of whom would be difficult to replace. The loss of the services of any of our key management or a significant number of our engineers, or the decision of any such persons to join a competitor or otherwise compete directly or indirectly with us, could be disruptive to our development efforts and existing business relationships and could have a material adverse effect on our business, operating results and financial condition. None of our employees are bound by non-competition agreements. In addition, we also plan to add significant numbers of engineering, marketing and sales staff, and there is no assurance that we will be able to hire sufficient qualified professionals to implement our plan. We have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled engineers with appropriate qualifications to support our growth and expansion. Competition for qualified engineers is intense, particularly in the Silicon Valley where we are located. Further, we must train our new personnel, especially our technical support personnel, to respond to and support our licensees and customers. If we fail to do this, it could lead to dissatisfaction among our licensees or customers, which could slow our growth or result in a loss of business.

ORIGINAL EQUIPMENT MANUFACTURERS MAY SELECT COMPETING TECHNOLOGIES WHICH COULD REDUCE OUR REVENUES.


     Original equipment manufacturers, such as wireless handset manufacturers, select the packaged chips used in their products. Original equipment manufacturers may not select our licensed packaging technologies over those of our competitors if our packaging technologies do not meet their requirements. Further, there are relatively few original equipment manufacturers in certain market application areas. A decision to use one of our competitor's technologies by one such original equipment manufacturer may cause the other original equipment manufacturers in the same market area to also choose our competitor's technologies. These decisions could significantly harm our business.



INTENSE COMPETITION IN THE SEMICONDUCTOR PACKAGING INDUSTRY AS EVIDENCED BY MORE THAN 30 DIFFERENT TYPES OF CHIP SCALE PACKAGES AS WELL AS OTHER COMPETING PACKAGING FORMATS COULD PREVENT US FROM INCREASING OR SUSTAINING OUR REVENUES AND ACHIEVING OR SUSTAINING PROFITABILITY.



     The semiconductor packaging industry is highly fragmented and intensely competitive. A number of semiconductor manufacturers and package assemblers are developing competing technologies. These competitors include many of our licensees, as well as other companies including Fujitsu, IBM, Micron, Motorola and NEC. In most cases, these companies are larger than we are and have better access to financial, technical and other resources.


     Chip scale packages are currently a small fraction of all semiconductor packaging formats, and our technology is one of more than 30 different types of chip scale packages. To the extent that these alternative technologies provide comparable system performance at lower cost than our licensed chip scale packaging technology or do not require the payment of comparable royalties, our licensees and prospective licensees may adopt and promote these alternative technologies to their customers. Increased competition could result in pricing pressures, reduced sales, reduced margins or failure to achieve or maintain widespread market acceptance, any of which could prevent us from increasing or sustaining our revenues and achieving or sustaining profitability.

OUR REVENUES ARE SUBJECT TO THE VOLATILITY OF THE SEMICONDUCTOR INDUSTRY.

     The industry in which we compete and the markets that we serve are highly volatile. We are dependent on the semiconductor industry, which is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and margin pressures. Segments of the semiconductor industry, including the DRAM, computing and consumer electronics markets, have experienced sudden and unexpected economic downturns in the past. During these periods, capital spending is commonly curtailed and the number of design projects often decreases. Our sales are dependent upon capital spending trends and new design projects, and a substantial portion of our costs are fixed in the near term. As a result, our future operating results may reflect substantial fluctuations from period to period as a consequence of these industry patterns, general economic conditions affecting the timing of orders from customers and other factors. Any negative factors affecting the semiconductor industry could significantly harm our business.

WE MUST EXPEND SIGNIFICANT MARKETING RESOURCES IN ORDER TO ENCOURAGE OUR LICENSEES AND ORIGINAL EQUIPMENT MANUFACTURERS TO ADOPT AND IMPLEMENT OUR PACKAGING TECHNOLOGY.

     We incur significant marketing, sales and service expenses prior to entering into license agreements with our customers and establishing a royalty stream from each licensee. Our sales and design cycles range from 6 to 18 months. As such, we may incur significant losses in any particular period before any associated royalty streams begin.

     We employ intensive marketing and sales efforts to educate materials suppliers, equipment vendors, licensees, prospective licensees and original equipment manufacturers about the benefits of our technologies and products. In addition, even if these companies adopt our licensed technologies, they must devote the resources necessary to fully integrate our technologies and products into their operations. If our marketing efforts are unsuccessful, then we will not be able to establish our packaging technology as an industry standard.

THE SERVICES WE PROVIDE TO OUR LICENSEES AND CUSTOMERS ARE COSTLY AND MAY NOT BE PROFITABLE.

     In an effort to increase the speed and breadth with which the semiconductor industry adopts our technologies, we provide a broad range of services to our licensees and prototyping customers, including such items as design and modeling, manufacturing process training, and services to assist licensees in designing, implementing, upgrading and maintaining their chip scale packaging assembly lines. We also provide prototyping services for our licensees and customers. To date, these services have not been profitable, and we cannot be sure they will become profitable or will result in an increase in our royalty revenues from our licensees.

WE HAVE SIGNIFICANT RISKS ASSOCIATED WITH THE INTERNATIONAL NATURE OF OUR BUSINESS WHICH COULD IMPACT BOTH OUR REVENUES AND COST COMPETITIVENESS.

     We license our technology to companies operating in many geographic areas. Increases in the value of the U.S. dollar relative to foreign currencies will increase the effective cost of license fees, royalties and services to our licensees. We also license our technology to U.S. companies who are subjected to currency risks in their foreign operations. The majority of our licensees operate materials and packaging assembly operations concentrated in Asia. Any political instability or economic downturn in these regions could disrupt production and decrease royalties generated by our licensees. Products that incorporate our technology are used in all geographic areas but are concentrated in the United States and Europe. Accordingly, any economic downturn in these markets will impact our revenues.

     International demand for our technology is subject to a variety of risks, including tariffs, import restrictions and other trade barriers, changes in regulatory requirements, longer accounts receivable payment cycles, adverse tax consequences, export license requirements, foreign government regulation, political and economic instability and changes in diplomatic and trade relationships. In particular, the laws of certain countries in which we currently, or may in the future license our technology, require significant withholding of taxes on payments for intellectual property, which we may not be able to offset fully against our U.S. tax obligations. We are also subject to the further risk of foreign tax authorities re-characterizing license fees or increasing certain taxes on such fees or on royalties, which could result in increased tax withholdings and penalties. Moreover, the laws of certain foreign countries in which we license, or may in the future license our technology, may not protect our intellectual property rights to the same extent as the laws of the United States, thus increasing the possibility of infringement of our intellectual property.

FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD HARM OUR BUSINESS.

     We are subject to a variety of local, state, federal and foreign governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture our prototype packages and to develop new technologies. Our failure to comply with current or future regulations could result in the imposition of substantial fines on us, suspension of production, alteration of our manufacturing processes or cessation of operations. Compliance with such regulations could require us to acquire expensive remediation equipment or to incur other substantial expenses. Any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous or toxic substances, could subject us to significant liabilities, including joint and several liability under certain statues. The imposition of such liabilities could significantly harm our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING


OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF OUR OTHER STOCKHOLDERS.



     After this offering, our officers, directors and principal stockholders will together control approximately 38.5% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and may affect the market price of our common stock. This concentration of ownership may not be in the best interest of our other stockholders.



SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY CAUSE THE PRICE OF OUR STOCK TO DECLINE.



     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon the closing of this offering, we will have outstanding 39,056,774 shares of common stock, based upon shares outstanding on September 30, 2000, and assuming no exercise of outstanding options after September 30, 2000. Of these shares, the 7,500,000 shares sold in this offering will be freely tradable. Of the remaining shares of common stock outstanding immediately after this offering, 30,870,547 shares will be available for sale in the public market 181 days after the date of this prospectus when the lock-up agreements between the underwriters and the stockholders expire. However, some of those sales will be subject to the volume restrictions imposed by Rule 144 under the federal securities laws on our affiliates. On occasion, underwriters have removed lock-up restrictions early and it is possible that our underwriters may remove some or all of these restrictions earlier than 180 days after the closing of this offering.

     The remaining outstanding shares will become tradable upon expiration of various holding periods under Rule 144, subject in some cases to the volume restrictions of that rule, or earlier and without restrictions if they are registered under the federal securities laws. After this offering, the holders of an aggregate of 26,489,923 shares of our common stock and the holders of warrants to purchase 636,936 additional shares of common stock will have certain registration rights, including the right to require us to register the sale of their shares and the right to include their share in public offerings we undertake in the future.



YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF THE STOCK YOU PURCHASE.



     The initial public offering price is substantially higher than the prices paid for our common stock in the past. This is referred to as dilution. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $8.37 per share in the book value per share of our common stock from the price you pay for our common stock. The exercise of outstanding options may result in further dilution.


IF WE RAISE ADDITIONAL CAPITAL THROUGH THE ISSUANCE OF NEW SECURITIES AT A PRICE LOWER THAN THE INITIAL PUBLIC OFFERING PRICE, YOU WILL INCUR ADDITIONAL DILUTION.

     If we raise additional capital through the issuance of new securities at a lower price than the initial public offering price, you will be subject to additional dilution. If we are unable to access the public markets in the future, or if our performance or prospects decreases, we may need to consummate a private placement or public offering of our capital stock at a lower price than the initial public offering price. In addition, any new securities may have rights, preferences or privileges senior to those securities held by you.

                           FORWARD LOOKING STATEMENTS


     This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward looking statement. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.



     This prospectus contains statistical data regarding the semiconductor industry that we obtained from industry publications, including reports generated by Dataquest, the Semiconductor Industry Association, Cahners In-Stat and Tech Search International. These industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

                                USE OF PROCEEDS


     We estimate that the net proceeds from the sale of the 7,500,000 shares of common stock we are offering at an assumed initial public offering price of $11 per share will be approximately $75,000,000 million, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, or $86,500,000 million if the underwriters' overallotment is exercised in full.



     The principal purposes of this offering are to obtain additional working capital, to create a public market for our common stock and to facilitate future access by us to public markets. We expect to use the net proceeds of this offering for working capital and general corporate purposes. In addition, we may use a portion of the net proceeds of this offering for the acquisition of complementary businesses, products or technologies. While we evaluate these types of opportunities from time to time, there are currently no agreements with respect to any specific transaction.



     The amounts we actually expend for these categories will vary significantly depending on a number of factors, including revenue growth, if any, the amount of cash we generate from operations, changing technologies, shifts in customer demand and the success of our patent and licensing activities. As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds from this offering in short-term, investment grade, interest bearing securities.


                                DIVIDEND POLICY

     We anticipate that we will retain any earnings to support our operations and to finance the growth and development of our business. We do not intend to pay cash dividends for the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth as of September 30, 2000:


     - our actual capitalization; and


     - our pro forma as adjusted capitalization reflects the conversion of outstanding preferred stock into common stock upon completion of this offering and receipt of the net proceeds from the sale of 7,500,000 shares of our common stock offered hereby at an assumed public offering price of $11 per share and after deducting the estimated underwriting discount and offering expenses.


     The information below is qualified by, and should be read in conjunction with, our consolidated financial statements and related notes appearing elsewhere in this prospectus.


                                                               AS OF SEPTEMBER 30, 2000
                                                              --------------------------
                                                                            PRO FORMA
                                                               ACTUAL      AS ADJUSTED
                                                              --------    --------------
                                                                    (IN THOUSANDS)
Long term obligations, less current portion.................  $    456       $    456
Mandatorily redeemable cumulative convertible preferred
  stock,
  $0.001 par value; 35,594 shares authorized, 25,083 shares
     issued and outstanding, actual; none authorized, none
     issued, pro forma as adjusted..........................    96,155              0
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value; none authorized, none
     issued, actual; 5,000,000 authorized, none issued, pro
     forma as adjusted......................................
  Common stock, $0.001 par value; 51,667 shares authorized,
     6,012 shares issued and outstanding, actual;
     100,000,000 shares authorized, 39,056,744 shares issued
     and outstanding, pro forma as adjusted.................         6             39
  Additional paid in capital................................    35,497        206,619
  Deferred stock compensation...............................   (17,228)       (17,228)
  Accumulated deficit.......................................   (86,792)       (86,792)
  Accumulated other comprehensive income (loss).............       (74)           (74)
                                                              --------       --------
     Total stockholders' equity (deficit)...................   (68,591)       102,564
                                                              --------       --------
     Total capitalization...................................  $ 28,020       $103,020
                                                              ========       ========


     This table does not include:


     - 6,918,042 shares of common stock issuable upon the exercise of outstanding stock options as of September 30, 2000;



     - 1,076,934 shares of common stock issuable upon the exercise of outstanding warrants as of September 30, 2000;



     - 1,475,469 shares of common stock available for issuance under our 1999 Stock Plan following this offering; and


     - 200,000 additional shares of common stock available for issuance under our 2000 Employee Stock Purchase Plan following this offering.

                                    DILUTION


     Our pro forma net tangible book value as of September 30, 2000, was $27.6 million or $0.87 per share of common stock. Pro forma net tangible book value per share represents total tangible assets less total liabilities, divided by the number of outstanding shares of common stock.



     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of the 7,500,000 shares of common stock offered by this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value at September 30, 2000 would have been $102.6 million or $2.63 per share. This represents an immediate dilution to new public investors of $8.37 per share. The following table illustrates the per share dilution:



Assumed initial public offering price per share.............          $11.00
  Pro forma net tangible book value per share as of
     September 30, 2000.....................................  $0.87
  Increase per share attributable to new public investors...   1.76
                                                              -----
Pro forma net tangible book value per share after
  offering..................................................            2.63
                                                                      ------
Dilution per share to new public investors..................          $ 8.37
                                                                      ======



     The following table sets forth on a pro forma basis as of September 30, 2000, the differences between the number of shares of common stock purchased from us, the total price paid, and the average price per share paid by the existing stockholders and new public investors, deducting estimated underwriting discounts and commissions and offering expenses to be paid by us, using an assumed initial public offering price of $11 per share:



                                            SHARES PURCHASED         CONSIDERATION
                                          --------------------   ----------------------   AVERAGE PRICE
                                            NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                          ----------   -------   ------------   -------   -------------
Existing stockholders...................  31,556,774      81%    $131,658,000      61%       $ 4.17
New public investors....................   7,500,000      19       82,500,000      39         11.00
                                          ----------     ---     ------------     ---        ------
  Total.................................  39,056,774     100%    $214,158,000     100%
                                          ==========     ===     ============     ===



     If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors will increase to 8,625,000 or 21% of the total shares of common stock outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The following selected financial data are qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Result of Operations" and the financial statements and notes thereto and other information contained in this prospectus. The selected balance sheet data as of December 31, 1998 and 1999 and September 30, 2000 and selected statements of operations data for the years ended December 31, 1997, 1998 and 1999 and September 30, 2000 have been derived from our audited financial statements and the notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1995, 1996, and 1997 and selected statements of operations data for the years ended December 31, 1995, and 1996 have been derived from our audited financial statements and notes thereof not included in this prospectus. The selected statements of operations data for the nine months ended September 30, 1999 is derived from, and qualified by reference to the unaudited consolidated financial statements included in this prospectus and include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, required for a fair presentation of the information set forth therein. Results for the nine months ended September 30, 2000 are not necessarily indicative of results that may be expected for the year ending December 31, 2000.



                                                                                                         NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                  --------------------------------------------------   ----------------------
                                                   1995      1996       1997       1998       1999        1999         2000
                                                  -------   -------   --------   --------   --------   -----------   --------
                                                                                                       (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  License.......................................  $    50   $ 1,550   $  3,730   $  4,594   $  2,925     $ 2,525     $  2,740
  Royalty.......................................        4         1         26        630      1,475         642        2,699
  Engineering services and other................      286        47      1,175      1,435      2,019       2,381        2,858
                                                  -------   -------   --------   --------   --------     -------     --------
    Total revenues..............................      340     1,598      4,931      6,659      6,419       5,548        8,297
Cost of Revenues(1)
  License Services..............................       --        --        202        505      1,178         870        1,138
  Engineering services and other................      267        37      3,818      6,223      5,430       3,651        3,636
                                                  -------   -------   --------   --------   --------     -------     --------
         Total cost of revenue..................      267        37      4,020      6,728      6,608       4,521        4,774
Gross profit (loss).............................       73     1,561        911        (69)      (189)      1,027        3,523
Operating expenses:
  Research and development(1)...................    3,218     5,914      8,437      9,057      6,841       5,861        6,454
  Selling, general and administrative(1)........    2,665     2,212      2,607      3,616      5,063       3,481       10,207
  Stock compensation expense....................       --        --        633        578      1,497         257        9,536
                                                  -------   -------   --------   --------   --------     -------     --------
    Total operating expenses....................    5,883     8,126     11,677     13,251     13,401       9,599       26,197
                                                  -------   -------   --------   --------   --------     -------     --------
Loss from continuing operations.................   (5,810)   (6,565)   (10,766)   (13,320)   (13,590)     (8,572)     (22,674)
Other income (expense), net.....................      (61)      129      1,626        770       (370)       (190)         853
                                                  -------   -------   --------   --------   --------     -------     --------
Net loss from continuing operations.............   (5,871)   (6,436)    (9,140)   (12,550)   (13,960)     (8,762)     (21,821)
Net loss from discontinued operations...........       --        --       (405)    (1,340)    (1,440)     (1,038)          --
Recovery (loss) on disposal, including provision
  of $1,578 for operating losses during phase
  out period....................................       --        --         --         --     (2,377)                     287
                                                  -------   -------   --------   --------   --------     -------     --------
Net loss........................................  $(5,871)  $(6,440)  $ (9,545)  $(13,890)  $(17,777)    $(9,800)    $(21,534)
                                                  =======   =======   ========   ========   ========     =======     ========
Cumulative preferred stock dividends in
  arrears.......................................       --        --         --         --         --          --       (7,664)
Deemed preferred stock dividend.................       --        --         --         --         --          --       (1,855)
                                                  -------   -------   --------   --------   --------     -------     --------
Net loss attributable to common stockholders....   (5,871)   (6,440)    (9,545)   (13,890)   (17,777)     (9,800)     (31,053)
Net loss from continuing operations per common
  share, basic and diluted(2)...................  $ (3.43)  $ (3.10)  $  (2.65)  $  (2.66)  $  (2.96)    $ (1.78)    $  (5.88)
                                                  =======   =======   ========   ========   ========     =======     ========
Net loss per common share, basic and
  diluted(2)....................................  $ (3.43)  $ (3.10)  $  (2.77)  $  (2.94)  $  (3.77)    $ (1.99)    $  (5.83)
                                                  =======   =======   ========   ========   ========     =======     ========
Shares used in computing basic and diluted net
  loss per common share(2)......................    2,173     2,725      3,452      4,724      4,713       4,913        5,328
Pro forma net loss per common share, basic and
  diluted (unaudited)(3)........................                                            $  (0.69)                $  (1.03)
                                                                                            ========                 ========
Shares used in computing pro forma net loss per
  common share, basic and diluted
  (unaudited)(2)................................                                              25,760                   30,281


-------------------------

(1) Excludes amortization of deferred stock compensation expense as follows:





      Cost of revenues:
         License................................  $    --   $    --   $     32   $     29   $     59     $    10     $    393
         Engineering services and other.........       --        --         41         37         77          13          510
      Research and development..................       --        --        130        118        243          42        1,729
      Selling, general and administrative.......       --        --        430        394      1,118         192        6,904

(2) The diluted net loss per share computation excludes potential shares of common stock (convertible preferred stock, options to purchase common stock and warrants to purchase common stock), as their effect would be antidilutive. See Note 1 of Notes to Consolidated Financial Statements for a detailed explanation of the determination of the shares used in computing basic and diluted net loss per share.



(3) Includes the weighted average number of shares resulting from the assumed conversion of all outstanding shares of convertible preferred stock upon the effectiveness of the registration statement related to this offering. See
    Note 1 of Notes to Consolidated Financial Statements for a detailed explanation of the determination of the shares used in computing pro forma net loss per share. The diluted pro forma net loss per share computation excludes potential shares of common stock (options to purchase common stock and warrants to purchase common stock).



                                                                        AS OF DECEMBER 31,
                                                       -----------------------------------------------------   SEPTEMBER 30,
                                                         1995       1996       1997        1998       1999         2000
                                                       --------   --------   ---------   --------   --------   -------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................  $  1,005   $ 30,757   $     747   $  2,189   $    927     $    570
Working capital......................................      (382)    35,352      29,578     12,571      1,004       23,232
Total assets.........................................     2,746     42,017      39,203     26,221     16,986       36,667
Long-term obligations, less current portion..........       217      1,085       1,687      1,299      1,065          456
Mandatorily redeemable cumulative convertible
  preferred
  stock..............................................    16,602     59,211      64,565     64,565     64,565       96,155
Total stockholders deficit...........................  $(15,695)  $(22,032)  $ (30,406)  $(43,460)  $(58,899)    $(68,591)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those contained in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


     We provide intellectual property for chip scale packaging to meet the accelerating demand for performance and miniaturization in wireless communications, Internet access, computing and consumer electronics products. Our technology enables the semiconductor industry to overcome fundamental issues in performance, reliability and size. From our inception in 1990 through 1995, we engaged principally in research and development related to chip scale packaging technology. We began generating revenues from licenses of our intellectual property in 1994, and conducted manufacturing activities beginning in 1997 to support market acceptance of our technology. We discontinued our packaging manufacturing activities in 1999 to focus our business on generating revenues from licenses, royalties and related services. As of September 30, 2000, we had an accumulated deficit of $86.8 million, primarily as a result of our investment in research, development and infrastructure.



     We derive revenues from license fees and royalties based upon our intellectual property and fees for related services. Our technology licenses typically have a term of either 15 years, with an optional five-year extension period, or until the expiration of the last patent covered by the license. Our technology licenses typically also provide that our customers will pay us royalties based upon the number of electrical connections on each semiconductor shipped that is packaged using our technology. Royalty fees are typically based upon cumulative volume and decline in steps to a base royalty rate equal to half the original royalty rate as target volumes are achieved. In addition, many of our license agreements allow the licensee to reduce royalty rates to the base rate by making a lump sum payment. These buy-downs are classified as license revenues. Service revenues are primarily derived from training and consulting services, prototype package development and testing, and qualification services.


     We typically recognize the majority of the fees due under the license agreement as license revenue when the agreement is executed by both parties. We anticipate that our license revenues will continue to fluctuate from period to period due to the timing of execution of license agreements. Any remaining fees due under the license agreement associated with training are recognized as service revenue. We recognize service revenues as services are performed under contract accounting principles.

     We recognize royalty revenues when our licensees report shipments of semiconductors packaged using our technology. The timing of these reports is based upon contractually specified terms. Historically, customers representing a significant portion of our royalty revenue have reported on a semi-annual basis, which has contributed to fluctuations in our royalty revenues. Since the beginning of 1998, our royalty revenues have increased substantially, and we anticipate that royalty revenues will continue to increase as a percentage of total revenues as our licensees expand production of products using our technology.


     We derive a significant portion of our revenues from customers located outside of the United States, and we expect that international revenues will continue to account for a significant portion of our total revenues in future periods. International revenues accounted for 56% of total revenues in the nine months ended September 30, 2000, 58% of total revenues in 1999, 45% of total revenues in 1998 and 14% of total revenues in 1997. In addition, our customer base is concentrated, with four customers accounting for 58% of total revenues in the nine months ended September 30, 2000, one customer accounting for 10% of total revenues in 1999, three customers accounting for 38% of total revenues in 1998 and four customers accounting for 68% of revenues in 1997.



     Cost of revenues primarily consists of payroll and related costs of training and consulting services, along with costs of materials, supplies and equipment depreciation. We expect cost of revenues to decline as a percentage of revenues as royalty revenues increase.


     Research and development expenses consist primarily of compensation and related costs for personnel as well as costs related to patent prosecution, materials, supplies, equipment depreciation and third party research and development services. All research and development costs are expensed as incurred. We believe that a significant level of research and development expenses will be required for us to remain competitive in the future.

     Selling expenses consist primarily of compensation and related costs for sales and marketing personnel, marketing programs, public relations, promotional materials, travel and related trade show expenses. General and administrative expenses consist primarily of compensation and related costs for general management, information technology, finance and accounting personnel, professional services, litigation expenses and related fees and expenses. We anticipate that our selling and general and administrative expenses will increase in absolute dollars as we hire additional personnel. However, we expect that as a percentage of revenue, these expenses will decrease over time. In addition, we expect that litigation expenses will continue to be a material portion of our general and administrative expenses in future periods because we anticipate that it may be necessary for us to take legal action to enforce and protect our intellectual property rights.


     In connection with the grant of stock options in 1997, 1999 and the first nine months of 2000, we recorded an aggregate of $29.5 million in deferred stock-based compensation within stockholders' equity. These options are considered compensatory because the fair value of our stock determined for financial reporting purposes is greater than the fair value determined by the board of directors on the date of the grant. As of September 30, 2000, we had an aggregate of $15.0 million of deferred stock-based compensation remaining to be amortized. This deferred stock-based compensation balance will be amortized as follows: $2.9 million during the remainder of 2000; $7.2 million during 2001; $3.5 million during 2002; $1.2 million during 2003; and $180,000 during 2004. We anticipate that we will record additional stock-based compensation expense related to options granted subsequent to September 30, 2000. We are amortizing the deferred compensation on an accelerated basis over the vesting period of the related options, which is generally four years. The amount of stock-based compensation amortization actually recognized in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.



     Stock-based compensation expense related to stock options granted to non-employees is recognized as services are rendered. At each reporting date, we revalue the stock-based compensation expense related to unvested non-employee options using the Black-Scholes option-pricing model. As a result, stock-based compensation expense will fluctuate with changes in the fair market value of our common stock. In connection with the grant of stock options to consultants, we recorded stock-based compensation expense of $313,000 and $1.2 million for the year ended December 31, 1999 and the nine months ended September 30, 2000. As of September 30, 2000, assuming no change in the underlying value of our common stock, we expect to amortize stock-based compensation expense of $619,000 during the three months ended December 31, 2000; $1.5 million in fiscal 2001; $123,000 in fiscal 2002; $14,000 in fiscal 2003 and $400 in fiscal 2004.



     In August 2000, we issued 575,565 shares of Series E-1 mandatorily redeemable cumulative convertible preferred stock at a price of $9.00 per share, for proceeds of approximately $5,180,000. The difference between the deemed fair value of Series E-1 of $12.22 and the price per share of $9.00 will result in a beneficial conversion feature of approximately $1,855,000. In connection with the issuance of the Series E-1 preferred stock, we issued a warrant to purchase 16,667 shares of common stock at an exercise price of $9.00 per share. We valued the warrant at $133,000 using the

Black Scholes option pricing model. The amount will be recognized immediately as stock issuance cost.

     We anticipate that our operating expenses will increase substantially in future years as we increase sales and marketing operations, increase research and development, broaden technical support services and expand international operations. Accordingly, we expect to incur additional losses for the foreseeable future. In addition, our limited operating history makes it difficult for us to predict future operating results and, accordingly, there can be no assurance that we will achieve or sustain revenue growth or profitability.

     In December 1999, we made a decision to sell our manufacturing facility in Singapore. On April 17, 2000, we entered into an agreement to sell the assets of our Singapore manufacturing facility for total proceeds of approximately $5.0 million, which approximated the estimated net book value of the assets at that date. The sale was completed on June 19, 2000. In connection with the decision to sell these assets, we recorded a loss of $2.4 million, comprised of $1.6 million in losses for the phase-out period January 1, 2000 through the completion of the sale and $799,000 as an estimated loss on the sale. Included in the estimated loss on sale are certain costs directly associated with the decision to dispose of the assets, such as severance and commission fees. Net assets of $5.1 million relating to the sale are segregated on the December 31, 1999 consolidated balance sheet. The results of operations of our Singapore manufacturing operations for 1997, 1998 and 1999 have been segregated from continuing operations and reported as loss from discontinued operations on the statement of operations.


     In September 1999, management determined that $287,000 of the estimated losses would not be required. The change in estimate stemmed primarily from lower than expected exit costs in Singapore.


NET OPERATING LOSSES AND TAX CREDIT CARRYFORWARDS


     As of September 30, 2000, we had federal and state net operating losses, and research and development credit carryforwards of approximately $68.0 million and $23.0 million, and $7.0 million, respectively. The net operating loss and research and development credit carryforwards will expire at various dates, beginning in 2010, if not utilized. Under the provisions of the Internal Revenue Code of 1986, as amended, substantial changes in our ownership may limit the amount of net operating loss carryforwards that can be utilized annually in the future to offset taxable income. A valuation allowance has been established to fully reserve the potential benefits of these carryforwards in our financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.


RESULTS OF OPERATION


COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000



     Revenues. Revenues for the nine months ended September 30, 2000 were $8.3 million as compared to $5.5 million for the nine months ended September 30, 1999, an increase of $2.8 million, or 51%. Royalty revenues increased $2.1 million principally due to the introduction of eBGA packages for DRAM memory and an increase in shipments of SRAM and Flash memory using eBGA packages. License revenues increased by $215,000 due to an increase in the number of licenses entered into during the period, while service revenue increased by $477,000.



     Cost of revenues. Cost of revenues for the nine months ended September 30, 2000 increased to $4.8 million, or 58% of revenues, from $4.5 million, or 81% of revenues for the nine months ended September 30, 1999. The decrease in overall cost of revenues, as a percentage of revenues, was primarily due to increases in revenues from royalties. Within cost of revenues, license services increased $268,000 due to an increase in license service personnel, while engineering services decreased $15,000.

     Research and development. Research and development expenses were $6.5 million, or 78% of revenues for the nine months ended September 30, 2000 as compared to $5.9 million, or 106% of revenues, for the nine months ended September 30, 1999, due primarily to an increase in third party development.



     Selling, general and administrative. Selling, general and administrative expenses increased to $10.2 million, or 123% of revenues, for the nine months ended September 30, 2000 as compared to $3.5 million, or 63% of revenues, for the nine months ended September 30, 1999. The increase in expenses was primarily due to increases in sales, marketing and administrative personnel and litigation costs related to our action against Texas Instruments and Sharp.



COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1999



     Revenues. Revenues for the year ended December 31, 1999 were $6.4 million compared to $6.7 million for the year ended December 31, 1998, a decrease of $240,000, or 4%. Royalty revenue increased $845,000 principally due to an increase in SRAM and Flash memory packaged using our technology. Service revenue increased $584,000, while license revenues declined $1.7 million due to a decrease in the number of license agreements entered into during the period.



     Cost of revenues. Cost of revenues, excluding amortization of stock compensation for the year ended December 31, 1999 decreased to $6.6 million, or 103% of revenues, from $6.7 million, or 101% of revenues, for the year ended December 31, 1998. The decrease in cost of revenues, as a percentage of sales, is primarily due to the increase in revenues from royalties. Within cost of revenues, license services increased $673,000 due to an increase in license services personnel, while engineering services declined $793,000 due to restructuring activities in September 1998 to focus on the intellectual property business model.



     Research and development. Research and development expenses decreased to $6.8 million, or 107% of revenues, for the year ended December 31, 1999 compared to $9.1 million, or 136% of revenues, for the year ended December 31, 1998. The decline was due to completion of certain projects in 1999 as well as restructuring activities in September 1998.


     Selling, general and administrative. Selling, general and administrative expenses increased to $5.1 million, or 79% of revenues, for the year ended December 31, 1999 from $3.6 million, or 54% of revenues, for the year ended December 31, 1998. The increase in expenses was primarily due to an increase in sales, marketing and administrative personnel.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998


     Revenues. Revenues for the year ended December 31, 1998 were $6.7 million compared to $4.9 million for the year ended December 31, 1997, an increase of $1.7 million or 35%. Royalty revenues increased $604,000 due to the introduction of SRAM and Flash memory packaged using our technology. License revenues increased $864,000 and service revenues increased $260,000, due to an increase in the number of license agreements entered into during the period.



     Cost of revenues. Cost of revenues, excluding amortization of stock compensation for the year ended December 31, 1998 was $6.7 million, or 101% of revenues, compared to $4.0 million, or 82% of revenues, for the year ended December 31, 1997. The increase in cost of engineering services was primarily due to an increase in engineering services personnel of $2.4 million, while cost of license services increased $303,000 due to an increase in license services personnel.


     Research and development. Research and development expenses were $9.1 million, or 136% of revenues, for the year ended December 31, 1998 compared to $8.4 million, or 171% of revenues, for the year ended December 31, 1997. The increase was primarily due to increased research and development personnel.

     Selling, general and administrative. Selling, general and administrative expenses increased to $3.6 million, or 54% of revenues, for the year ended December 31, 1998 from $2.6 million, or 53% of revenue, for the year ended December 31, 1997. The increase was due to an increase in sales and administrative personnel.

LIQUIDITY AND CAPITAL RESOURCES


     Since our inception, we have financed our operations primarily through the sale of equity securities. We have received a total of approximately $98.1 million from private offerings of our equity securities. As of September 30, 2000, we had $27.3 million in cash and cash equivalents and short-term investments.



     Cash used in operating activities was $12.1 million for the nine months ended September 30, 2000, $6.4 million in 1999, $11.2 million in 1998 and $9.8 million in 1997. Cash used in operating activities in the nine months ended September 30, 2000 reflected a net loss of $21.5 million, primarily offset by non-cash charges of $11.4 million. In 1999, cash used in operating activities reflected a net loss of $13.9 million, partially offset by non-cash charges of $7.5 million, and the accrued loss on discontinued operations of $2.3 million. In 1998, cash used in operating activities reflected a net loss of $12.6 million. In 1997, cash used in operating activities reflected a loss of $9.1 million, partially offset by non-cash charges of $2.9 million and decreases in accrued expenses.



     Cash used in investing activities was $20.4 million for the nine months ended September 30, 2000, and $27.3 million for 1997. Cash provided by investing activities was $6.4 million in 1999 and $12.4 million in 1998. In the nine months ended September 30, 2000 and in 1997, cash used in investing activities was primarily due to the investment of excess cash balances in the purchase of short-term marketable securities and the purchase of computer equipment. Cash provided from investing activities in 1999 and 1998 was primarily due to the sale of short-term investments partially offset by the purchase of computer hardware, software and other equipment.



     Cash provided by financing activities was $32.2 million for the nine months ended September 30, 2000, $269,000 in 1998 and $7.2 million in 1997. Cash used by financing activities during 1999 was $1.3 million. Cash provided by financing activities in the nine months ended September 30, 2000 was primarily related to the sale of our Series E preferred stock. Cash used in financing activities in 1999 was primarily due to repayment of debt. Cash provided by financing activities in 1997 was primarily due to the sale of Series D preferred stock.


     We expect to experience growth in our operating expenses, particularly in research and development and selling, general and administrative expenses, for the foreseeable future in order to execute our business strategy. As a result, we anticipate that operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions of, or investments in, complementary businesses.

     We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for at least the next 12 months and the net proceeds of this offering will enable us to meet our needs beyond that time. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain debt financing. We have not made arrangements to obtain additional financing and there is no assurance that financing, if required, will be available in amounts or on terms acceptable to us, if at all.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133,") as amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB No. 133" and SFAS No. 138 "Accounting for Certain Derivative Instruments and Hedging Activities." SFAS 133 requires that all derivative financial instruments be recorded on the balance sheet at their fair market value. Changes in the fair market value of derivatives are recorded each period in current earnings (loss) or comprehensive income (loss), depending on whether a derivative is designed as part of a hedge transaction, and if so, the type of hedge transaction. Substantially all of our revenues and the majority of its costs are denominated in U.S. dollars, and to date, we have not entered into any derivative contracts. The effective date of SFAS 133, as amended by SFAS 137 and SFAS 138, is for fiscal years beginning after June 15, 2000.

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. We have complied with the provisions of SAB 101 for all periods presented.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25" ("FIN 44"). This interpretation clarifies the definition of an employee for purposes of applying Opinion 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of a previously fixed stock option plan or award; and the accounting for an exchange of stock compensation awards in business combinations. FIN 44 is effective July 1, 2000; however certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The adoption of certain of the provisions of FIN 44 prior to June 30, 2000 did not have a material effect on the financial statements. The Company does not expect that the adoption of the remaining provisions will have a material effect on the financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Substantially all of our revenues are earned in U.S. dollars. Operating expenses incurred by our foreign operations are denominated in local currencies. Accordingly, we are subject to exposure from fluctuations in foreign currency exchange rates. To date, the effect of changes in foreign currency exchange rates on our financial position and operating results have not been material. We currently do not use financial instruments to hedge foreign currency risks. We intend to assess the use of financial instruments to hedge currency exposures on an ongoing basis.

     The primary objective of our investment activities is to preserve principal while maximizing the income we receive from our investments without significantly increasing risk of loss. Some of the securities that we may invest in the future may be subject to market risk for changes in interest rates. To mitigate this risk, we plan to maintain a portfolio of cash equivalents and short-term investments in a variety of securities, which may include commercial paper, money market funds, government and non-government debt securities. Currently, we are exposed to minimal market risks. We manage the sensitivity of our results of operations to these risks by maintaining a conservative portfolio, which is comprised solely of highly-rated, short-term investments. We do not hold or issue derivative, derivative commodity instruments or other financial instruments for trading purposes.

                                    BUSINESS


     We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products and services. "Tessera," the Tessera logo, "(LOGO)BGA," and "Micro BGA" are our registered trademarks. "WAVE" is our unregistered trademark. This prospectus also makes reference to trademarks of other companies.


OVERVIEW


     We provide intellectual property for chip scale packaging to meet the accelerating demand for performance and miniaturization in wireless communications, Internet access, computing and consumer electronics products. Our technology enables the semiconductor industry to overcome fundamental issues in performance, reliability and size. As of September 30, 2000, our intellectual property portfolio included 116 issued patents and 169 pending patent applications in the United States.



     Our technology enables our customers to produce chip scale packages that are almost as small as the actual chip. By reducing the size of the package, our proprietary technology enables the semiconductor to occupy a smaller area on the circuit board, allowing for increased system miniaturization and functionality. In addition, our technology enables higher system level performance by shortening electrical paths throughout the system. Thus, our chip scale packaging technology effectively addresses the demands of semiconductors used in applications such as wireless handsets, personal computers, game consoles, and other communications and Internet access devices. Tech Search International estimates that the total market for chip scale packaging will grow from 1.8 billion units in 1999 to 7.3 billion units in 2003, representing a compounded annual growth rate of 42%.



INDUSTRY BACKGROUND



     Semiconductors are essential components of an increasingly wide variety of products addressing high growth markets, including wireless communications, Internet access, computing and consumer electronics. Products in these markets require semiconductors with ever increasing performance, higher reliability and smaller size. According to the Semiconductor Industry Association, an independent market research firm, the worldwide semiconductor market is expected to grow from $149.4 billion in 1999 to $312.3 billion in 2003, representing a compounded annual growth rate of approximately 20%.


Disaggregation of the Semiconductor Industry

     Historically, most semiconductor companies were vertically integrated and designed, manufactured, packaged, and tested their semiconductors in-house using proprietary equipment and tools. As the cost and skills required for designing and manufacturing complex semiconductors has increased, the semiconductor industry has become disaggregated with companies concentrating on one or more individual stages in the semiconductor production process. As a result, the semiconductor industry today includes fabless semiconductor companies that design and market semiconductors manufactured by others, foundries that manufacture semiconductors designed by others and companies that package and test semiconductors designed and manufactured by others.

Emergence of a New Class of Intellectual Property Companies


     While specialization has enabled greater efficiencies and has increased technical innovation in semiconductor manufacturing, it has also created a need for industry standards. This has created an opportunity for companies to develop key intellectual property which can be broadly licensed to help establish standards and increase the rate of adoption of new technology. As a result of disaggregation, a new class of intellectual property companies has emerged that addresses a broad cross-section of the semiconductor design and manufacturing process and can meet the significant challenges facing the entire semiconductor industry. One such challenge currently facing the semiconductor industry is the limitations of traditional packaging technology.


The Limits of Traditional Semiconductor Packaging

     The semiconductor package is the physical and electrical interface between the chip and the system in which it operates. The package must protect the chip from breakage, contamination and stress induced by continual heating and cooling. Semiconductor packaging has traditionally been divided into two major categories: leaded packages and ball grid array packages.

     Leaded Packages. The first leaded packages were introduced in the 1960s and major improvements occurred in the 1980s. Traditional leaded packages have metal leads that extend outward from the perimeter of the package to mechanically and electrically connect the semiconductor to the circuit board, enabling communication between the semiconductor and the system. A greater number of leads extending from the package allows for integration of more functions on the semiconductor. However, the maximum number of leads is constrained by the length of the package perimeter. In addition, the long leads lengthen the electrical signal path, slowing the speed of the packaged semiconductor, thereby limiting overall system performance.

                                                              [GRAPHIC]


     Ball Grid Array Packages. To overcome the limitations of traditional leaded packages, the industry developed the ball grid array which replaces the leads extending from the edge of the package with an array of conductive balls on the underside of the package.
By moving the connections underneath the package, ball grid array technology increases the number of connections available while reducing the area occupied on the circuit board. The shorter connections of a ball grid array package improves the performance of the semiconductor. However, due to the size and location of the conductive balls required for reliable communication between the semiconductor and the system, traditional ball grid array packages do not allow for a significant reduction in the total size of the semiconductor. The resulting size of the overall package, which is significantly larger than the chip itself, is a limiting factor in the performance of the semiconductor.

                                                              [GRAPHIC]


     Due to these size and performance limitations, leaded packages and traditional ball grid array packages are not well suited for continued advancement in electronic products requiring improved performance, higher reliability and smaller size. To date, most advances in semiconductor technology have been in chip design and wafer processing or fabrication. While the number of transistors on a semiconductor of given size has doubled approximately every 18 months, improving performance and reducing manufacturing costs, most semiconductors continue to be packaged with technology introduced in the 1980s. Historically, system performance and size requirements could be met using this existing packaging technology. However, recent advances in design and process technology cannot be realized without innovation in packaging technology. For semiconductors to continue to achieve ever increasing levels of performance and density, packaging technology must advance as well.


OUR SOLUTION


     We are a leading provider of intellectual property for chip scale packaging that addresses fundamental issues in semiconductor and system performance, reliability and size. Our patented technology enables our customers to produce semiconductors that meet the demands of the wireless communications, Internet access, computing and consumer electronics markets. Our solution combines our intellectual property with our design and manufacturing expertise to enable our customers to successfully adopt and implement our technology. To establish our chip scale packaging technology as an industry standard, we have promoted the development of the infrastructure required to support our technology. Over the last ten years, over 100 semiconductor manufacturers, assemblers, and equipment and material suppliers have invested in the development of this infrastructure. Our patented chip scale packaging technology is designed to offer the following key benefits which cannot be achieved by traditional packaging technologies:



     Reduced Size. Our technology enables our customers to produce chip scale packages that are as small as the actual chip. By reducing the size of the package, our proprietary technology enables the semiconductor to occupy a smaller area on the circuit board, allowing for increased system miniaturization and functionality. Semiconductors packaged with our technology are therefore particularly well suited for portable electronic products such as wireless handsets and laptop computers, where consumers demand an increasing number of functions from ever-smaller products.



     Higher Performance. Our technology enables higher performance through shorter lead lengths and reduction in electrical interference between adjacent leads. The shorter lead lengths result in improved signal quality and allow a more rapid transfer of information between the semiconductor and the system. As a result of its superior performance, our technology has been adopted for advanced, high speed memory used in high performance personal computers, 3-D game consoles and high-bandwidth communications applications.



     Increased Reliability. Overcoming the reliability problems caused by thermal expansion has been the biggest technical challenge to the development of reliable chip scale packaging technology. Our technology relieves mechanical stress, compensating for the differing rates of thermal expansion and contraction between the chip and the circuit board. As a result, our technology provides high reliability without the increased package size or cost of additional materials required by competing solutions.


OUR STRATEGY


     Our objective is to establish our technology as the industry standard by providing the most advanced, cost-effective chip scale packaging solution with the intellectual property and services demanded by the industry leaders in our target markets. To achieve broad industry standardization, our strategy includes the following key elements:



     Further Penetrate High Growth Memory Markets. High growth electronic applications include wireless communications, high performance computing and high bandwidth networking. These applications demand ever-increasing functionality and performance and continued miniaturization. They are also the primary applications for semiconductor memory, such as Flash, SRAM and DRAM. We believe these trends are driving the industry to adopt our chip scale packaging technology. In wireless communications, our technology has been incorporated by three of the world's leading suppliers of Flash memory. In high performance computing and high bandwidth networking, our technology has been selected as the reference package for Rambus DRAM, and is currently being used by Toshiba, among others. We intend to use our strong market position in semiconductor memory to establish our technology as the industry standard.



     Extend our Technology into New Applications. We believe there is significant opportunity for our chip scale packaging technology to be applied to other semiconductors requiring high performance or small size. We intend to build on the established infrastructure for our technology and our relationships with leading semiconductor and electronics companies to expand the adoption of our chip scale packaging technology for other applications, including digital signal processors, application specific integrated circuits, graphics controllers and radio frequency semiconductors.


     Continue to Invest in Research and Development to Maintain Technology Leadership. We will continue to develop innovative solutions for the chip-to-system interface. To meet growing market demands for chip scale packaging, we are continuing to invest in research and development on additional package solutions, including compliant fine pitch ball grid array, or FBGA, stacked chip scale packaging and wide area vertical expansion, or WAVE, technology.


     Capitalize on Our Intellectual Property Business Model. Our strategy is to broadly license our intellectual property and to work with industry leading semiconductor and electronics companies to expand the infrastructure to support our chip scale packaging technology. We intend to capitalize on this infrastructure to establish our chip scale packaging technology as an industry standard. We generate revenue through technology licenses, royalty payments and service fees. We collect royalties on a per electrical connection basis, which we believe reduces our exposure to fluctuating semiconductor unit prices. We expect royalties to represent an increasing percentage of our total revenue.



     Offer a Broad Range of Services to Promote Adoption of Our Technology. We intend to use our service business to drive demand for semiconductors incorporating our chip scale packaging technology and ensure the necessary infrastructure is in place to produce packages based on our chip scale packaging technology. We currently offer semiconductor manufacturers and original equipment manufacturers a range of package design and prototype manufacturing services to aid them in developing chip scale packaging solutions that meet their product design requirements. We also offer training and consulting to our assembly licensees for installation and upgrade of their chip scale packaging assembly lines, which we believe allows for rapid and cost-effective implementation of chip scale packaging solutions. In addition, we promote the development of what we believe is a broad and cost-competitive material and equipment infrastructure for our core technology by offering qualification and testing services to the assembly infrastructure.



     Leverage Infrastructure to Expand Technology Offering. We intend to capitalize on the broad infrastructure for our technology by licensing packaging technology from third parties and sub-licensing it to our customers. We will support the adoption of these technologies by providing technical training, consulting and licensee services. To date, we have developed a relationship with Toshiba to sub-license a high volume packaging process based on our intellectual property to further penetrate the DRAM market.


PRODUCT APPLICATIONS

     Our chip scale packaging technology addresses the performance, reliability and size requirements of semiconductors used in applications such as wireless handsets, personal computers, game consoles, and other communications and Internet access devices. These products employ a broad range of semiconductors, which perform different functions. Our technology development and marketing activities currently focus on memory semiconductors including Flash memory, DRAM and SRAM. In addition, we intend to apply our technology to non-memory semiconductors including digital signal processors, application-specific integrated circuits, graphics accelerators, microprocessors, microcontrollers and radio frequency semiconductors.

     Our chip scale packaging technology addresses needs of the following semiconductor applications:


     Flash Memory. Flash memory can store substantial amounts of data even during a loss of power, which occurs when a device is turned off. Flash is used in many products that are under constant pressure to become smaller and lighter while simultaneously increasing performance, integrating features, reducing cost and maintaining reliability. Increasing demand for products such as wireless handsets, MP3 players, digital cameras and personal digital assistants is driving unit growth for Flash memory. As a result, Flash is the fastest growing segment of the memory market. Cahners InStat Group, an independent market research firm, estimates that the market for Flash memory will grow from 1.2 billion units in 1999 to 3.9 billion units in 2003, representing a compounded annual growth rate of 33%. Our chip scale packaging technology addresses the size and reliability requirements of Flash memory used in products such as wireless handsets and other portable devices.



     DRAM. DRAM is the most widely used form of memory and is incorporated in a wide variety of applications. Synchronous DRAM, a type of DRAM where data is synchronized to an externally-supplied clock, is currently the dominant form of DRAM, but the accelerating performance demands of advanced applications cannot be met by this architecture. Applications that process large amounts of multimedia, graphics, audio and video information in real time, including personal computers, workstations, network devices and game consoles, are driving demand for increased memory bandwidth and require higher performance DRAM. Double-Data-Rate Synchronous DRAM and Rambus DRAM are higher performance DRAM architectures which were introduced to meet these increasing performance requirements. Our chip scale packaging technology is currently used in high performance DRAMs.



     SRAM. SRAM is a type of semiconductor memory offering significantly higher performance than DRAM and therefore requires faster access times and higher speed interconnect. However, SRAM is more costly than DRAM and therefore is used in specialized applications supporting microprocessors and digital signal processors in wireless handsets, personal computers, servers and workstations. One of the high growth applications for SRAM ideally suited for our technology is wireless handsets. Dataquest estimates the market for SRAM incorporated in wireless handsets to grow from $615.0 million in 1999 to $1.8 billion in 2003, representing a compounded annual growth rate of 31%. Our chip scale packaging technology is used to minimize the size of the SRAM footprint and to improve performance.


     Digital Signal Processors. Digital signal processors are highly specialized microprocessors which are used in a broad variety of applications such as wireless handsets, digital cameras and broadband and networking communications products. As digital signal processors used in wireless handsets are typically large and complex, the resulting packages must be highly reliable. Our technology provides not only small size and high performance, but the reliability necessary for this application. We are currently working with wireless handset manufacturers to tailor our technology to their need for continued miniaturization.

     Other Applications. Other semiconductors that we intend to target include application specific integrated circuits, graphics controllers, microprocessors, microcontrollers and radio frequency integrated circuits. Some of these semiconductors, such as application specific integrated circuits and graphics controllers, interface with new high performance DRAMs and will therefore require significant improvement in communications bandwidth and performance in the future to meet overall system and memory bandwidth requirements. Other semiconductors, such as radio frequency semiconductors, operate at very high speeds and are used extensively in wireless and portable devices, and therefore require a small, high performance package.

OUR TECHNOLOGY


     Our technology portfolio consists of patents and expertise that relate to virtually all aspects of chip scale packaging, including concepts, design, processes, materials, equipment and other complementary areas. We offer our technology to our licensees and customers primarily in the form of patent and process licenses, as well as value added services. We believe that our chip scale packaging technology enables our customers and licensees to produce packages that meet the performance, size, reliability and cost demands of key target markets.



     A fundamental problem facing the semiconductor industry is that the semiconductor and the circuit board expand and contract at different rates when in operation, causing stress. This stress can cause the conductive balls to detach or break. This problem becomes more significant as semiconductor packages decrease in size. We patented fundamental technology which solves this problem by allowing the chip scale package elements to move relative to one another. One of the ways to achieve this is by placing a compliant layer between the chip and the package to absorb stress caused by these different rates of thermal expansion. Our technology accommodates this stress within the package itself -- enabling a highly reliable package almost as small as the chip itself.



     We have licensed our portfolio of patents for the manufacture of semiconductors using (mu)BGA technology, Wire-Bonded (mu)BGA technology, FBGA technology and stacked chip scale packaging technology. We also offer services such as prototype design and manufacturing and assembly line consulting to promote adoption of our technology. Our (mu)BGA technology enables high performance packages, the size of the chip itself, and has been widely adopted for memory applications. Although FBGAs are somewhat larger than (mu)BGAs and do not offer the highest performance, they offer greater system design flexibility and use the existing ball grid array wire bond infrastructure. FBGAs have been adopted for use in Flash memory and digital signal processors for wireless handsets. Stacked chip scale packaging is a relatively new technology that vertically stacks chips into one package, enabling a small size for wireless and hand-held applications. WAVE technology is a new process that allows array bond connections between the package and the entire area of the chip, unlike other chip scale packages which are limited to connections on the perimeter or center of the chip. We have signed a license and joint development agreement with Mitsui High-tec for the future production of semiconductors packaged with WAVE technology.



------------------------------
----------------------------------------------------------------------------------------------
     TECHNOLOGY OFFERING:                 FEATURES:                     APPLICATIONS:
----------------------------------------------------------------------------------------------

 (mu)BGA Technology             Small, high performance         DRAM, SRAM, Flash
 [GRAPHIC]
----------------------------------------------------------------------------------------------

 Wire-Bonded (mu)BGA            Small, high performance, uses   DRAM
 Technology                     existing wirebond
 [GRAPHIC]                      infrastructure
----------------------------------------------------------------------------------------------

 FBGA Technology                Allows for system design        Flash, SRAM, digital signal
                                flexibility, uses existing      processor, application
 [GRAPHIC]                      wirebond infrastructure         specific integrated circuit,
                                                                radio frequency semiconductor
----------------------------------------------------------------------------------------------

 Stacked Chip Scale Package     Vertical stacking of chips      Flash, SRAM, digital signal
 Technology                     reduces circuit board surface   processor, application
                                area used                       specific integrated circuit
 [GRAPHIC]
----------------------------------------------------------------------------------------------
 WAVE Technology                Allows for system design        Application specific
                                flexibility, supports           integrated circuit, high-speed
                                semiconductors with a high      SRAM, digital signal
 [GRAPHIC]                      number of electrical            processor, microprocessor
                                connections
----------------------------------------------------------------------------------------------

OUR SERVICES

     We provide a broad range of services to licensees, customers and potential customers to increase demand for our technology and develop a cost-competitive assembly, equipment and material infrastructure. These services take the following forms:

     Engineering Services. Our engineering services group provides prototype design and assembly, as well as test and failure analysis services to a broad range of customers and potential customers. Engineering services are primarily targeted at semiconductor manufacturers and original equipment manufacturers to provide solutions to specific design issues and problems and promote demand for our technology.


     Licensee Services. Our expertise in chip scale packaging enables us to provide training and consulting services to assist licensees in designing, implementing, upgrading and maintaining their chip scale packaging assembly lines allowing for rapid and cost-effective implementation of our technology, which we believe enables our licensees to quickly bring products to market.



     Infrastructure Services. We offer testing and qualification services to material and equipment providers to promote the development of what we believe is a broad and cost-competitive infrastructure for our chip scale packaging technology.


CUSTOMERS

     Our chip scale packaging technology impacts every stage of the semiconductor production process, from packaging materials and equipment to semiconductor design, manufacturing and assembly. As a result of the broad adoption of our technology, we have a strong customer base to whom we license our chip scale packaging technology on a non-exclusive basis. The following list includes all current licensees of our intellectual property:


----------------------------------------------------------------------------------------------
        SEMICONDUCTOR                   SEMICONDUCTOR                   SEMICONDUCTOR
        MANUFACTURERS                     ASSEMBLERS                  MATERIAL SUPPLIERS
----------------------------------------------------------------------------------------------
 AMD                            ASE                             3M
 Hitachi                        Amkor                           COMPEQ
 Hyundai Electronics            ChipMOS                         Dow Corning
 Infineon Technologies          ChipPAC                         Flexera
 Intel                          EEMS                            Hitachi
 LG Semicon                     Hitachi Cable                   LG Micron
 Samsung Electronics            IPAC                            Hitachi Cable
 Sharp                          Meicer Semiconductor            Mitsui & Co
 Sony                           Mitsui High-tec                 North Corp.
 ST Microelectronics            OSE                             Read-Rite
 Toshiba                        Payton Technology               Samsung Aerospace
                                Shinko Electric                 Samsung Electro-Mechanics
                                SPIL                            Shinko Electric
----------------------------------------------------------------------------------------------



     In 1999, Intel accounted for 10% of our total revenue. For the nine months ended September 30, 2000, EEMS, LG Electronics, IPAC and ChipPAC accounted for 22%, 12%, 12% and 12% of our revenues, respectively. In addition, for the nine months ended September 30, 2000, our top five royalty customers, ChipPAC, Intel, Samsung, Toshiba and Hitachi Cable, accounted for 12%, 9%, 7%, 3% and 1%, our revenues, respectively.


     In addition to our licensees, there are a number of customers, such as Atmel, IBM and Rambus, who utilize our services to develop or qualify products based on our technology. For example, we provide services to Rambus to ensure that Rambus DRAMs packaged using our technology meet reliability and performance specifications. The companies who assemble Rambus DRAM based on our technology are required to obtain a license and pay us royalties.

SALES AND MARKETING


     Our sales personnel are responsible for developing relationships and penetrating key markets of the semiconductor industry. We employ direct sales and field applications personnel to provide technical and operational support to our customers, worldwide. Our direct sales force operates primarily out of our headquarters in San Jose, California, with additional personnel in Dallas, Texas and Tokyo, Japan. We also utilize agents of independent companies to represent us and Taiwan. Our sales personnel are focused on developing new licensees, supporting existing licensees and working with customers and potential customers to develop new semiconductor applications for our chip scale packaging technology.



     Our marketing efforts include product and technical marketing, corporate and marketing communications and strategic marketing and business development functions. Our sales and marketing efforts are focused on increasing market awareness and acceptance of our technology and helping to define solutions to meet next-generation market needs. As of September 30, 2000, we had 16 employees involved in sales and marketing.


ENGINEERING AND RESEARCH AND DEVELOPMENT

     Our future success will depend on our ability to develop new proprietary technologies and enhance our existing technology to meet competitive challenges and changing market requirements. We have made and continue to make considerable investments in research and development. The complexity of chip scale packaging technology requires expertise in advanced packaging techniques, manufacturing processes, materials, design, simulation, testing, quality and reliability. We believe that the multi-disciplinary expertise of our engineers and scientists will enable us to continue to provide continued industry leadership in chip scale packaging technology.


     As of September 30, 2000, our engineering and research and development group consisted of 49 individuals. These employees are focused on the following objectives:


     Product Development. Our product development group is responsible for package design and manufacturing process development to meet key customer and market requirements.

     Advanced Research. Our advanced research group assesses and develops new technology that either improves upon existing technology or enables chip scale packaging technology to target new applications.

     Product Engineering. Our product engineering group is primarily focused on providing test, reliability and training support for licensees and product development programs.

INTELLECTUAL PROPERTY

     Our future success and competitive position depend upon our continued ability to develop and protect proprietary technologies. To protect our intellectual property, we rely on a combination of patents, copyrights, trade secrets and trademarks. We also attempt to protect our trade secrets and other proprietary information through agreements with licensees, customers, potential customers and partners, proprietary information agreements with employees and consultants and other security measures.

     Our patents address advanced packaging architectures and processes and complementary technologies for packaging equipment, tools, materials, multi-layer substrates, test sockets and thermal solutions. We have made and continue to make considerable investments in expanding and defending our patent portfolio. We also acquire intellectual property that complements our existing technology for sublicense to our customers.

     As of September 30, 2000, our intellectual property portfolio included 116 issued U.S. patents, 13 issued international patents and 169 additional pending U.S. patent applications. We also have international patent applications pending in China, Europe, Japan, South Korea and Taiwan under the Patent Cooperation Treaty. Our patents have expiration dates ranging from January 25, 2009 to October 29, 2018. We continually file new patent applications for new developments in our technology. As of September 30, 2000, we had nine U.S. trademark registrations and 24 international trademarks and had 25 domestic and international trademark applications pending.


COMPETITION


     The semiconductor packaging industry is highly fragmented and intensely competitive. A number of semiconductor manufacturers and package assemblers are developing competing technologies. Examples of these technologies include the following:



     - Flip chip. With flip chip technology, the chip is connected directly to the circuit board with an underfill material between the chip and the board.



     - Stacked chip. In a stacked chip package, multiple chips are vertically stacked within one package.



     - Chip-on-board. In a chip-on-board solution, the chip is connected directly to a small circuit board which is then attached to the main circuit board.



     Our competitors include many of our current licensees, as well as other companies including Fujitsu, IBM, Micron, Motorola and NEC. In most cases, these companies are larger than we are and have better access to financial, technical and other resources.


     We believe the principal competitive factors in our market include proven technology, performance, reliability, size, available infrastructure, cost and customer service. We believe we compete favorably with respect to each of these factors.

EMPLOYEES


     As of September 30, 2000, we employed 113 individuals. Our future success will largely depend on our ability to attract, retain and motivate highly qualified technical and management personnel. Our employees are not represented by any collective bargaining agreements. We believe relations with our employees are good.


FACILITIES

     We lease approximately 51,000 square feet in one building in San Jose, California for our principal engineering, marketing, prototype manufacturing and administrative operations. The lease expires on March 31, 2005. We believe our existing facilities are adequate for our current needs.

LEGAL PROCEEDINGS


     We are involved in two separate but related patent litigation actions in the Northern District of California against Texas Instruments and Sharp. Further, we filed a complaint with the United States International Trade Commission, and the ITC has since instituted a joint investigation into Texas Instruments' and Sharp's trade practices based upon their potential infringement of our patents. The following information is as of September 30, 2000:


Texas Instruments, Inc. v. Tessera, Inc., Civ. No. 00-2114CW (N.D. Cal.)

     On February 1, 2000, Texas Instruments initiated a declaratory judgment action against us in the U.S. District Court for the Central District of California seeking a declaratory judgment that: it has not breached the license agreement it entered into with us in 1996; it owes us no royalties under the license agreement; we improperly terminated the license agreement before proving an actual material breach of the agreement; its MicroStar BGA semiconductor chip package does not infringe our U.S. Patents Nos. 5,852,326, 5,679,977 and 5,347,159; and these three Tessera patents are invalid. Texas Instruments also seeks to recover its costs and attorney's fees incurred in the action.

     On March 13, 2000, we filed an answer in which we deny Texas Instruments' allegations, including its allegations that any of our patents are invalid. We also filed a counterclaim in which we allege that Texas Instruments has breached the license agreement by, among other things, failing to pay us royalties for the use of our U.S. Patents 5,852,326 and 5,679,977. Further, we allege that certain Texas Instruments' packages having a face up chip orientation infringe these patents. We further seek to recover damages, up to treble the amount of actual damages, together with attorney's fees and costs. We also seek to enjoin Texas Instruments from infringing these patents in the future.

     On May 2, 2000, the Central District of California denied Texas Instruments' request for a preliminary injunction prohibiting us from pursuing the ITC investigation, described below. Texas Instruments has appealed this denial to the U.S. Court of Appeals for the Federal Circuit. On June 2, 2000, the Central District of California granted our motion for a change of venue to the Northern District of California. Discovery is ongoing and the trial is currently set for September 10, 2001.

Tessera, Inc. v. Sharp Corporation and Sharp Electronics Corporation, Civ. No. 00-20337 JW (N.D. Cal.)

     On March 28, 2000, we filed a complaint against Sharp in the U.S. District Court for the Northern District of California, alleging that certain Sharp packages having a face up chip orientation infringe our U.S. Patents 5,852,326 and 5,679,977. We seek monetary damages of up to treble the amount of actual damages sustained by us due to Sharp's alleged infringement, together with attorney's fees and costs. We also seek a permanent injunction prohibiting Sharp from infringing our asserted patents in the future. On May 17, 2000, before Sharp responded to our complaint, the court stayed the action pending resolution of the ITC investigation.

In re Certain Semiconductor Chips with Minimized Chip Package Size and Products Containing Same, ITC Inv. No. 337-TA-432

     Also on March 28, 2000, we filed a complaint against Sharp and Texas Instruments with the ITC. In our ITC complaint, we allege that Sharp and Texas Instruments unlawfully import into the U.S., sell for importation in to the U.S., and/or sell within the U.S. after importation certain semiconductor packages having a face up chip orientation that infringe our U.S. Patents 5,852,326 and 5,679,977. We seek a permanent exclusion order and a permanent cease and desist order regarding the allegedly infringing packages and original equipment manufacturer products that contain them. On April 27, 2000, the ITC instituted an investigation.

     On May 17, 2000, Texas Instruments moved for a summary determination in the ITC requesting the ITC to terminate its investigation of Texas Instruments. We opposed this motion. On August 9, 2000, the judge issued an order denying Texas Instruments' motion. On August 7, 2000 and August 21, 2000, Texas Instruments filed two additional motions for summary determination on the issues of non-infringement and whether a particular U.S. patent is prior art to our asserted patents, respectively. We will file oppositions to these motions by September 18, 2000. Discovery is ongoing in this investigation and a hearing before an administrative law judge is scheduled to begin on January 23, 2001.

     From time to time, we may be involved in other litigation involving claims arising out of our operations in the normal course of business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth certain information regarding our executive officers and directors as well as their ages and positions as of September 30, 2000:



             NAME               AGE                        POSITION(S)
             ----               ---                        -----------
Robert A. Young(1)............  58    Chairman of the Board and Director
Bruce M. McWilliams...........  44    Chief Executive Officer, President and Director
Steve G. Vogel................  49    Chief Financial Officer and Vice President
Rajeeva Lahri.................  44    Chief Operating Officer and Senior Vice President
Stephen A. Tobak..............  43    Senior Vice President, Marketing and Sales
Christopher M. Pickett........  34    Vice President and General Counsel
Gary Catlin...................  59    Vice President, Licensee Services
Michael W. Warner.............  60    Vice President, Engineering
Patricia M. Cloherty(1)(2)....  58    Director
Philip S. Dauber(2)...........  59    Director
Borje Ekholm(1)...............  37    Director
D. James Guzy(1)..............  64    Director
Rein Narma(2).................  77    Director
John W. Smith.................  57    Director


-------------------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Robert A. Young has served as a member of our board of directors since 1991 and has served as Chairman of the Board since 1996. Mr. Young has served as Chief Executive Officer of Curl Corporation, an Internet infrastructure software company since 1997. From 1986 to 1997, Mr. Young was a Managing Director at Dillon, Read & Co. Inc., an investment bank. He received a B.S. in Chemistry from the University of Delaware and a Ph.D. in Physical Chemistry from the Massachusetts Institute of Technology.


     Bruce M. McWilliams has served as President, Chief Executive Officer and as a member of our board of directors since May 1999. From December 1998 to May 1999 he was Chairman, and from November 1996 to December 1998, President and Chief Executive Officer of S-Vision, a silicon chip-based display company which he co-founded. From January 1995 to November 1996, Mr. McWilliams served as a Senior Vice President at Flextronics International, an electronic manufacturing services company. From February 1989 to January 1995, Mr. McWilliams served as President of nCHIP Inc., an advanced packaging manufacturer, which he co-founded and which was acquired by Flextronics. He received a B.S., an M.S. and a Ph.D. in Physics from Carnegie Mellon University.


     Steve G. Vogel has served as Vice President and Chief Financial Officer since April 2000. From February 1999 to March 2000, he served as Chief Financial Officer and Vice President of Finance at iLogistix, an integrated supply chain management company. From 1994 to 1998, Mr. Vogel was Chief Financial Officer, Vice President and General Counsel for Microbank Software, a banking software developer. Mr. Vogel received an M.B.A. from the Wharton School at the University of Pennsylvania, as well as a B.A. in psychology and an M.B.A. from Lehigh University. An attorney at law in Arizona, New Jersey and New York, he received a J.D., from Arizona State University, and an LL.M. in corporation law from the New York University School of Law. He is a C.P.A. and C.M.A.

     Rajeeva Lahri has served as our Chief Operating Officer and Senior Vice President since August 2000. From June 1999 to August 2000, Mr. Lahri served as Senior Vice President and Deputy Chief

Technical Officer at Philips Semiconductors, a semiconductor company. From April 1995 to June 1999, Mr. Lahri served as Senior Vice President of Corporate Technology and Customer Engineering at VLSI Technology, a designer and manufacturer of semiconductors. From 1986 to 1995, he served as Director of Technology Development for the Fairchild division of National Semiconductor Corporation, a semiconductor company. He received a Ph.D. in Electrical Engineering from the State University of New York at Buffalo and an M.S. in Physics and an M.Tech. in Solid State Electronics from the Indian Institute of Technology in Kanpur, India.

     Stephen A. Tobak has served as our Senior Vice President of Marketing and Sales since October 1999. From December 1997 to September 1999 he was Vice President of Corporate Marketing and Communications at National Semiconductor Corporation, a semiconductor company. He was Vice President of Corporate and Channel Marketing at Cyrix Corporation, a microprocessor manufacturer, from 1995 to 1997, and Director of Corporate Marketing at Opti, Inc., a core logic designer and manufacturer, from 1993 to 1995. He received a B.S. in Physics and an M.S. in Electrical Engineering from the State University of New York at Stony Brook.

     Christopher M. Pickett has served as our Vice President and General Counsel since February 1999. Mr. Pickett served as our Director of Intellectual Property from December 1995 to February 1999 and as our In-House Patent Counsel from August 1994 to December 1995. Mr. Pickett is a member of the California Bar and the U.S. Patent Bar. He received a B.S. in Electrical Engineering from California Polytechnic State University, San Luis Obispo and a J.D. from the University of San Francisco.

     Gary M. Catlin has served as our Vice President of Licensee Services since February 2000. From December 1998 to February 2000, he was Vice President of Equipment Sales and Service for Silicon Coast, Inc., a manufacturer's representative. From 1996 through 1998, Mr. Catlin was Vice President, Business Development of Shinkawa, Ltd., a capital equipment manufacturer. From July 1990 to December 1996 he was with the Alphatec Group, a packaging and electronics company, where most recently he was Vice President of Technology. He is a member of the Meptech Advisory Board and the technology advisory board of the Semiconductor Assembly Council. He received a B.A. in Physics, Mathematics, and Industrial Engineering from James Millikin University.

     Michael W. Warner has served as our Vice President, Engineering since November 1994. From 1993 to 1994, he was Vice President of Engineering for Toshiba America, a computer disk manufacturer. In 1992, Mr. Warner co-founded Disk Drive Technology, a developer of disk drives. Mr. Warner received a B.S. in Mechanical Engineering from San Jose State University.

     Patricia M. Cloherty has served as a member our board of directors from 1992 to 1994, and since August 1996 to the present. Ms. Cloherty is Special Limited Partner of Patricof & Co. Ventures, Inc., a venture capital investment firm, with which she was associated from 1970 to 1977 and from 1988 to the present. She serves on the boards of directors of Webley Systems Inc., Diversa Corporation, Mojave Therapeutics, Inc. and Lexicon Genetics, Inc. In addition, Ms. Cloherty is Chairman of the U.S. Russia Investment Fund, a program of the U.S. State Department. She received a B.A. from San Francisco College for Women and an M.I.A. and an M.A. from Columbia University.

     Philip S. Dauber has served as a member of our board of directors since August 1999. Mr. Dauber is an independent consultant who has acted as interim executive and board member for various high technology companies since 1988. He was acting President of IQI, a research and development company, from February 1997 to August 1997. Mr. Dauber was Chief Operating Officer of Hal Computer Systems, a server reseller, from February 1991 to August 1992 and Chief Executive Officer of nCHIP Inc., a supplier of multi-chip module packaging provider, from February 1989 to December 1990. He serves on the Board of Directors of SAGA Systems. He received a B.S.E. in Electrical Engineering and an M.A. and Ph.D. in Communications Sciences from the University of Michigan.

     Borje Ekholm has served as a member of our board of directors since May 1999. Since January 1998 he has been Head of New Investments at Investor AB and President at Investor Growth Capital Inc., a subsidiary of Investor AB, a venture capital firm. From January 1995 to December 1997, he was President of Novare Kapital AB, a subsidiary of Investor AB. He currently serves on the boards of directors of AB Chalmersinvest, FR FastighetsRenting and Novare Kapital AB. He received an M.S. in Electrical Engineering from Kungliga Tekniska Hogskolan and an M.B.A. from INSEAD, Fontainebleau, France.

     D. James Guzy has served as a member of our board of directors since June 2000. Since 1969, he has served as President of the Arbor Company, a limited partnership involved in the electronics and computer industry. Mr. Guzy is Chairman of SRC Computer Corporation, a developer of super-computer systems, and Chairman of the board of PLX Technology, Inc, a supplier of high speed interconnect silicon and software. Mr. Guzy is also a director of Intel, Cirrus Logic, Micro Component Technology, Novellus Systems, Davis Selected Group of Mutual Funds, and Alliance Capital Management Technology Fund. Mr. Guzy received a B.S. from the University of Minnesota and an M.S. from Stanford University.

     Rein Narma has served as a member of our board of directors since June 1991. Mr. Narma has been Vice Chairman of Contec LP, a provider of products and services to the broadband communications industry, since October 1998 after serving as its Chief Executive Officer from July 1993 to October 1998. From 1969 to 1990, Mr. Narma held various executive positions with General Instrument Corporation, including Executive Vice President and Advisor to the Chairman from 1984 to 1990. Mr. Narma received a B.S. in Electrical Engineering from the Technical University of Tallinn, Estonia.

     John W. Smith has served as a member of our board of directors since June 1993. He was also our President and Chief Executive Officer from July 1993 to May 1999 and our acting Chief Technical Officer from June 1999 to June 2000. From February 1991 until June 1993, Mr. Smith served as the President and Chief Executive Officer of Nonvolatile Electronics, Inc., a memory products company. He received a B.S. in Chemical Engineering from Louisiana Polytechnic University and an M.S. in Management and Administrative Sciences from the University of Texas at Dallas.

BOARD OF DIRECTORS

     Our board of directors currently consists of eight directors. There are no family relationships between any of our directors or executive officers.

     The board of directors is divided into three classes. The term of office and directors constituting each class is as follows:

  CLASS           DIRECTORS                              TERM OF OFFICE
  -----           ---------                              --------------
Class I      Rein Narma             - expires at the annual meeting of stockholders in 2001
             John W. Smith          and at each third succeeding annual meeting thereafter

Class II     Patricia M.            - expires at the annual meeting of stockholders in 2002
             Cloherty               and at each third succeeding annual meeting thereafter
             Philip S. Dauber
             Borje Ekholm

Class III    D. James Guzy          - expires at the annual meeting of stockholders in 2003
             Bruce M. McWilliams    and at each third succeeding annual meeting thereafter
             Robert A. Young

     The classification of directors has the effect of making it more difficult to change the composition of the board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has a compensation committee and an audit committee. Our compensation committee consists of Messrs. Dauber and Narma and Ms. Cloherty. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants. Our audit committee consists of Messrs. Young, Ekholm and Guzy and Ms. Cloherty. The audit committee makes recommendations to the board of directors regarding the selection of our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. None of the members of our compensation committee has at any time been an officer or employee of Tessera. No interlocking relationships exists between our board of directors or compensation committee of any other entity, nor has any interlocking relationship ever existed in the past.

DIRECTOR COMPENSATION

     Outside members of our board of directors receive $2,000 for each board meeting attended and an additional $500 for each committee meeting attended. In addition, we reimburse them for their travel expenses. Members of the board, who are also our employees, do not receive any compensation as directors.

     Each outside member of our board of directors also receives an option to purchase 20,000 shares of our common stock upon initially becoming a board member, and receives an additional option to purchase 5,000 shares on each anniversary date in accordance with an automatic grant provision approved by the board of directors. The initial option vests over a period of four years with 25% of the shares subject to the option vesting on the first anniversary of the grant and the remainder vesting in equal monthly increments. The subsequent grant vests over four months in equal monthly increments.

EXECUTIVE COMPENSATION


     The following table summarizes the compensation paid to each person that served as chief executive officer during fiscal year 1999 and to the four other most highly compensated executive officers who earned more than $100,000 during fiscal year 1999.


                           SUMMARY COMPENSATION TABLE

                                                                            SHARES
                                                                          UNDERLYING
                                                                            STOCK
                NAME AND PRINCIPAL POSITION                    SALARY      OPTIONS
                ---------------------------                   --------    ----------
Bruce M. McWilliams(1)......................................  $127,385    1,433,333
  President and Chief Executive Officer
Christopher M. Pickett......................................   142,469      133,332
  Vice President and General Counsel
Michael W. Warner...........................................   177,154       33,333
  Vice President, Engineering
John W. Smith(1)............................................   213,000           --
  Director and former President and Chief Executive Officer
Thomas H. Di Stefano(2).....................................   161,034           --
  Former Vice President and Chief Technical Officer

-------------------------

(1) Mr. McWilliams became our President and Chief Executive Officer in June 1999. Mr. Smith was our President and Chief Executive Officer during the portion of fiscal 1999 prior to Mr. McWilliams' election. All information in this section relates to compensation paid to Mr. Smith for services rendered during the period from January through May as President and Chief Executive Officer and from June through December as Chief Technical Officer, and to Mr. McWilliams for services rendered during the period from June through December.


(2) Mr. Di Stefano, a founder of the Company, was our Vice President and Chief Technical Officer from January to September of 1999. Information in this section relates to compensation paid to Mr. Di Stefano for services rendered during this period.

                     OPTION GRANTS DURING LAST FISCAL YEAR



     In fiscal year 1999, we granted options to purchase an aggregate of 3,243,233 shares to employees, directors and consultants. All options were granted under our 1999 Stock Plan with exercise prices equal to the fair market value on the date of grant, as determined in good faith by our board of directors.



     The following table sets forth certain information with respect to stock options granted to the individuals named in the above summary compensation table during fiscal year 1999, including the potential realizable value of the grants at the end of the ten-year term of the options, assuming that the fair market value of our common stock appreciates from the midpoint of the estimated offering price to the public at assumed rates of stock appreciation of 5% and 10%, compounded annually over the remaining option terms. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.



                                                                                                        POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED ANNUAL
                             NUMBER OF     PERCENT OF                                                   RATES OF STOCK PRICE
                               SHARES     TOTAL OPTIONS                             CURRENT VALUE         APPRECIATION FOR
                             UNDERLYING    GRANTED TO     EXERCISE                   BASED ON AN             OPTION TERM
                              OPTIONS       EMPLOYEES       PRICE     EXPIRATION   ASSUMED OFFERING   -------------------------
           NAME               GRANTED        IN 1999      PER SHARE      DATE        PRICE OF $11         5%            10%
           ----              ----------   -------------   ---------   ----------   ----------------   -----------   -----------
Bruce M. McWilliams........  1,433,333         44%          $1.50      10/8/09       $13,616,664      $23,324,240   $38,100,183
Christopher M. Pickett.....     66,666          2%           1.50      10/8/09           633,327        1,084,838     1,772,084
                                66,666          2%           4.50      2/15/09           433,329          846,921     1,456,834
Michael W. Warner..........     33,333          1%           1.50      10/8/09           316,664          542,419       886,042
John W. Smith..............          0          --             --           --                --               --            --
Thomas H. Di Stefano.......          0          --             --           --                --               --            --



 AGGREGATE OPTION EXERCISES DURING LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES



     The following table sets forth for the individuals named in the above summary compensation table their option exercises for fiscal year 1999, and exercisable and unexercisable options held by them as of fiscal year-end 1999.



     The value of unexercised in-the-money options is based on the midpoint of the estimated offering price to the public of $11 per share less the exercise price per share, multiplied by the number of shares issued upon exercise of the option. All options were granted under our stock option plans at exercise prices equal to the fair market value on the date of grant, as determined in good faith by our board of directors.

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                         OPTIONS AT               IN-THE-MONEY OPTIONS
                          ACQUIRED                      FISCAL YEAR-END             AT FISCAL YEAR END
                             ON        VALUE      ---------------------------   ---------------------------
          NAME            EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            --------   ----------   -----------   -------------   -----------   -------------
Bruce M. McWilliams.....        0            --     1,433,333(1)         0      $13,616,664      $     0
Christopher M.
  Pickett...............        0            --        39,000      13,000           370,500      123,500
                                0            --        10,000(2)         0           87,500           --
                                0            --        66,666(3)         0          433,329           --
                                0            --             0      66,666                --      433,329
                                0            --        66,666(4)         0          633,327           --
Michael W. Warner.......        0            --       213,333           0         2,314,663           --
                                0            --        40,000      13,333           380,000      126,664
                                0            --        33,333(5)         0          316,664           --
John W. Smith...........        0            --       256,944      76,389         2,440,968      725,696
Thomas H. DiStefano.....  113,333    $1,076,664             0           0                --           --


-------------------------

(1) Includes 1,433,333 shares that were immediately exercisable, none of which were vested at fiscal year-end.



(2) Includes 10,000 shares that were immediately exercisable, 4,375 shares of which were vested at fiscal year-end.



(3) Includes 66,666 shares that were immediately exercisable, 26,388 shares of which were vested at fiscal year-end.



(4) Includes 66,666 shares that were immediately exercisable, 2,778 shares of which were vested at fiscal year-end.



(5) Includes 33,333 shares that were immediately exercisable, 1,389 shares of which were vested at fiscal year-end.


EMPLOYEE BENEFIT PLANS

1996 STOCK PLAN

     Our 1996 Stock Plan was adopted by our board of directors and our stockholders in December 1996. No options have been issued under the 1996 Plan since our board of directors adopted the 1999 Stock Plan in February 1999. Options to purchase a total of 3,442,378 shares of common stock were issued under the 1996 Plan.

1999 STOCK PLAN

     Our 1999 Stock Plan was adopted by our board of directors in February 1999, and our stockholders approved the plan in May 1999. Our 1999 Plan provides for the grant of incentive stock options, which may provide for preferential tax treatment, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

     An aggregate of 7,000,000 shares of our common stock may be issued under our 1999 Plan. The number of shares reserved for issuance under our 1999 Plan will increase annually on the first day of each fiscal year of each calendar year beginning in 2001, by an amount equal to the lesser of 5% of the outstanding shares of our common stock on the first day of the year, 2,000,000 shares or such lesser amount as our board of directors may determine.

     Our board of directors or a committee of our board administers the 1999 Plan. The committee may consist of two or more "outside directors" to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. The administrator determines the exercise price of options granted under our stock option plan, but with respect to incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. No optionee may be granted an option to purchase more than 700,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 700,000 shares of our common stock. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will generally remain exercisable for twelve months following such termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

     The administrator determines the exercise price of stock purchase rights granted under our 1999 Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse.

     Our 1999 Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime. Our stock option plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation may assume or substitute for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for, all outstanding options and stock purchase rights will fully vest and become exercisable as to all stock subject to options and stock purchase rights, including shares which would not otherwise be vested or exercisable and then will terminate prior to the closing of such merger or sale of assets. Our stock option plan will automatically terminate in 2009, unless we terminate it sooner.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Concurrently with this offering, we intend to establish an employee stock purchase plan. A total of 200,000 shares of our common stock will be made available for sale under this plan. In addition, our plan provides for annual increases in the number of shares available for issuance under the employee stock purchase plan on the first day of each fiscal year, beginning in 2001, equal to the lesser of 1% of the outstanding shares of our common stock on the first day of the calendar year, 200,000 shares, or such other lesser amount as may be determined by our board of directors. Our board of directors or a committee of our board administers the plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the plan and determine eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if such employee:

     - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

     Our plan is intended to qualify for preferential tax treatment and contains approximately six month offering periods. The offering periods generally start on the first trading day on or after November 15 and May 14 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before May 14, 2001.

     The plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base straight time gross earnings and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 2,000 shares during any six month offering period.

     Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six month offering period. The price is 85% of the lower of the fair market value of our common stock on the enrollment date or the exercise date. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     A participant may not transfer rights granted under our employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

     Our plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - permit indemnification;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                           RELATED PARTY TRANSACTIONS

     Other than the compensation arrangements described under "Management" and the transactions described below, there has not been within the last the last three fiscal years or this fiscal year, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

     - in which the amount involved exceeds $60,000; and

     - in which any director, executive officer or holder of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

     We believe that each of the transactions described below were on terms no less favorable than could have been obtained from unaffiliated third parties. All future transactions between us and any director or executive officer will be subject to approval be a majority of the disinterested members of our board of directors.

CONSULTING ARRANGEMENTS

     Thomas H. Di Stefano, a founder of Tessera, held various key technical and operating roles including, President, CTO, and Vice President of Marketing, and served on the Tessera Board of Directors from its inception until September 1999. Mr. Di Stefano is currently President of Decision Track, LLC, a consulting firm serving the advanced semiconductor packaging industry. We have engaged Mr. Di Stefano and his firm to assist us in our ongoing efforts to reduce the cost of our chip scale packages through materials development, process enhancements and other activities. Compensation under the agreement with Mr. Di Stefano includes a warrant to purchase 220,000 shares of common stock at an exercise price of $4.50 with an exercise period of two years and a $5,000 retainer per month plus reimbursement of expenses.

     Philip S. Dauber, a member of our Board of Directors, was engaged as a consultant and receives cash of approximately $5,000 each month for his consulting services. In his capacity as a consultant, he has been granted an option to purchase 226,666 shares of our common stock. The option vests monthly over three years beginning June 1, 1999, subject to Mr. Dauber's continued relationship with Tessera. In the event Mr. Dauber is terminated by us for reasons other than cause, an additional one-third of this option will immediately vest.

     John W. Smith, a member of our Board of Directors, was engaged as a consultant and currently receives cash of approximately $3,000 each month for his regular consulting services and $1,200 per day for special additional services. In addition, under the consulting agreement, an option to purchase 333,333 shares of common stock originally granted to Mr. Smith as an employee continues to vest during his term as a director or consultant.

PREFERRED STOCK

     Since December 1, 1996, we have sold our preferred stock in private transactions as follows:

     - 1,199,999 shares of our Series D preferred stock at a price of $7.50 per share in December 1996;

     - 4,309,173 shares of our Series D preferred stock at a price of $7.50 per share in February 1997;

     - 2,739 shares of our Series D preferred stock at a price of $7.50 per share in December 1998;

     - 81,634 shares of our Series D preferred stock at a price of $7.50 per share in April 1997;

     - 3,255,304 shares of our Series E preferred stock at a price of $7.50 per share in January 2000;

     - 666,666 shares of our Series E preferred stock at a price of $7.50 per share in February 2000; and

     - 575,562 shares of our Series E-1 preferred stock at a price of $9.00 per share in August 2000.

     We issued these securities pursuant to purchase agreements under which we made representations, warranties and covenants, and provided the purchasers with registration rights and information rights, among other privileges. Our current officers, directors, holders of more than 5% of our capital stock and our founder/consultant participated in the foregoing transactions as follows:

                                                              NUMBER OF   NUMBER OF   NUMBER OF
                                                              SHARES OF   SHARES OF   SHARES OF
                     NAME OF PURCHASER                        SERIES D    SERIES E    SERIES E-1
                     -----------------                        ---------   ---------   ----------
5% STOCKHOLDERS:
Entities affiliated with Patricof Ventures..................    894,537    130,867          --
Entities affiliated with Concord Partners...................    313,592    106,666          --
Investor Investments AB.....................................  4,020,820    266,664          --
DIRECTORS AND EXECUTIVE OFFICERS:
Robert A. Young.............................................      5,122         --          --
Patricia M. Cloherty........................................         --     66,666          --
D. James Guzy...............................................         --         --     277,778(1)
Rein Narma..................................................      2,108         --          --
John W. Smith...............................................      1,232         --          --

-------------------------
(1) Consists of 277,778 shares that are held of record by Arbor Company. Mr. Guzy is President of the Arbor Company and accordingly has voting or investment power with respect to the 277,778 shares held of record by the Arbor Company.

OPTION GRANTS

     Since December 1, 1996, we have granted options to purchase our common stock to our current directors, executive officers and founder/consultant as follows:


                                                             DATE OF    NUMBER OF   EXERCISE PRICE
                           NAME                               GRANT      OPTIONS      PER SHARE
                           ----                              --------   ---------   --------------
Robert A. Young............................................   12/2/96      40,000       $1.50
                                                              12/2/97      10,000       $4.50
                                                              5/19/98      90,000       $4.50
                                                             12/15/98      10,000       $4.50
                                                             12/27/99      10,000       $1.50
Patricia M. Cloherty.......................................   12/2/96      40,000       $1.50
                                                              12/2/97      10,000       $4.50
                                                             12/15/98      10,000       $4.50
                                                             12/27/99      10,000       $1.50
Philip S. Dauber...........................................   10/8/99     266,666       $1.50
                                                               8/8/00      10,000       $4.50
Borje Ekholm...............................................   4/19/99      40,000       $4.50
                                                              3/27/00      10,000       $1.50
D. James Guzy..............................................    5/2/00      40,000       $2.25
Rein Narma.................................................   12/2/96      40,000       $1.50
                                                              12/2/97      10,000       $4.50
                                                             12/15/98      10,000       $4.50
                                                             12/27/99      10,000       $1.50
John W. Smith..............................................   12/2/96     333,333       $1.50
Thomas H. Di Stefano.......................................   12/2/96     333,333       $1.50
Bruce M. McWilliams........................................   10/8/99   1,433,333       $1.50
                                                               6/6/00     233,333       $2.63
Rajeeva Lahri..............................................    8/1/00     516,666       $3.38
Stephen A. Tobak...........................................   10/8/99     466,666       $1.50
Gary M. Catlin.............................................   3/27/00     100,000       $1.50
                                                               8/8/00      33,333       $4.50
Christopher M. Pickett.....................................   12/3/96      52,000       $1.50
                                                              10/6/97      10,000       $2.25
                                                               6/2/98      66,666       $4.50
                                                              2/15/99      66,666       $4.50
                                                              10/8/99      66,666       $1.50
                                                              3/27/00      66,666       $1.50
                                                              8/29/00      66,666       $6.12
Steve G. Vogel.............................................    4/6/00     333,333       $1.50
Michael W. Warner..........................................   12/3/96      53,333       $1.50
                                                              10/8/99      33,333       $1.50
                                                              3/27/00      33,333       $1.50


WARRANTS

     On August 29, 2000, in connection with entering into a consulting agreement with Thomas H. Di Stefano, we granted Mr. Di Stefano a warrant to purchase 220,000 shares of our common stock at an exercise price of $4.50 per share.

OFFERS OF EMPLOYMENT

     Rajeeva Lahri, our Chief Operating Officer and Senior Vice President, is party to an employment offer letter with us dated July 14, 2000. Pursuant to his offer letter, if Mr. Lahri's employment is terminated or his duties substantially reduced following a change of control of our company, he will be entitled to six months' severance, and the vesting of his stock options will accelerate by twelve months.

     Mr. Stephen A. Tobak, our Senior Vice President of Marketing and Business Development, is party to an employment offer letter with us dated September 17, 2000. Pursuant to the offer letter, if Mr. Tobak's employment is terminated following a change of control of our company, he will be entitled to one year's severance.

     Mr. Steve G. Vogel, our Vice President of Finance and Administration and Chief Financial Officer, is party to an employment offer letter with us dated March 21, 2000. Pursuant to the offer letter, if Mr. Vogel's employment is terminated without cause, he will be entitled to three months' severance. If Mr. Vogel's employment is terminated following a change of control, then in addition to three months' severance, the vesting of his stock options will accelerate by twelve months.

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements will require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware General Corporation Law.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of September 30, 2000, and as adjusted to reflect the sale of common stock offered hereby, for:


     - each stockholder known by us to beneficially own more than 5% of our common stock;

     - each of our directors and executive officers; and

     - all directors and executive officers as a group.


     As of September 30, 2000 there were 31,556,774 shares of our common stock outstanding, assuming that all outstanding preferred stock has been converted to common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 30, 2000 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding such securities and for the purpose of computing the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as indicated by footnote and subject to the community property laws where applicable, based upon the information furnished by such persons, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The address for those individuals for which an address is not otherwise indicated is Tessera, Inc., 3099 Orchard Drive, San Jose, CA 95134.



                                                                             PERCENTAGE OF SHARES
                                                           NUMBER OF          BENEFICIALLY OWNED
                                                             SHARES       ---------------------------
                                                          BENEFICIALLY       BEFORE         AFTER
           NAME OR GROUP OF BENEFICIAL OWNERS                OWNED        THE OFFERING   THE OFFERING
           ----------------------------------             ------------    ------------   ------------
5% STOCKHOLDERS:
Funds Managed by Patricof & Co. Ventures, Inc.(1).......    7,629,897         24.1%          19.5%
  445 Park Avenue
  New York, NY 10022
Entities affiliated with Concord Partners(2)............    4,661,658         14.8           11.9
  Ticonderoga Capital 20 William Street, Suite G40
  Wellesley, MA 02481
Investor Investments AB(3)..............................    5,087,484         16.1           13.0
  S-103-32
  Arsenalsgatan 8C
  Stockholm, Sweden

DIRECTORS AND EXECUTIVE OFFICERS:
Robert A. Young(4)......................................    4,166,197         13.2           10.7
Bruce M. McWilliams(5)..................................    1,457,638          4.4            3.6
John W. Smith(6)........................................    1,060,544          3.3            2.7
Rejeeva Lahri...........................................           --           --             --
Stephen A. Tobak(7).....................................      466,666          1.5            1.2
Christopher M. Pickett(8)...............................      315,578          1.0              *
Steve G. Vogel..........................................           --           --             --
Michael W. Warner(9)....................................      332,221          1.0              *
D. James Guzy(10).......................................      277,778            *              *
Philip S. Dauber(11)....................................      247,291            *              *
Patricia M. Cloherty(12)................................    7,679,563         24.3           19.7
Rein Narma(13)..........................................      141,365            *              *

                                                                             PERCENTAGE OF SHARES
                                                           NUMBER OF          BENEFICIALLY OWNED
                                                             SHARES       ---------------------------
                                                          BENEFICIALLY       BEFORE         AFTER
           NAME OR GROUP OF BENEFICIAL OWNERS                OWNED        THE OFFERING   THE OFFERING
           ----------------------------------             ------------    ------------   ------------
Gary M. Catlin(14)......................................      110,415            *              *
Borje Ekholm(15)........................................       50,000            *              *
All directors and officers as a group (14
  persons)(4 - 16)......................................   16,322,256         46.8           38.5


-------------------------
* Represents less than 1% of our outstanding capital stock.


 (1) Includes (i) 4,396,188 shares held by APA Excelsior III, L.P., (ii) 476,287 shares held by APA Excelsior IV, L.P., (iii) 217,191 shares held by CIN Venture Nominees Ltd., (iv) 84,048 held by Coutts & Co. (Cayman) Ltd., Custodian for APA Excelsior IV/Offshore, L.P., (iv) 1,697,826 shares held by Royal Bank of Canada Trust Company (Jersey) Limited, Custodian to APA Excelsior III/Offshore Limited Partnership, (v) 640,080 shares held by The P/A Fund, L.P., (vi) 9,111 shares held by Patricof Private Investment Club, L.P., (vii) 30,000 shares underlying stock options that are immediately exercisable held by Ms. Cloherty on behalf of Patricof & Co. Ventures, Inc., 14,376 shares of which will have vested within 60 days of September 30, 2000, and (vii) 79,166 shares underlying non-early exercise stock options held by Ms. Cloherty on behalf of Patricof & Co. Ventures, Inc. that will have vested within 60 days of September 30, 2000. Ms. Cloherty, a director of Tessera, is Special Limited Partner of Patricof & Co. Ventures, Inc. Ms. Cloherty disclaims beneficial ownership of the shares held by or controlled by Patricof & Co. Ventures, Inc. entities except to the extent of her pecuniary interest therein.



 (2) Includes (i) 3,735,920 shares held by Concord Partners II, L.P. and (ii) 925,738 shares held by Dillon, Read & Co., Inc. as agent on behalf of others, all shares of which are voted in the same manner as the shares held by Concord Partners II, L.P. unless the individual owners for whom the shares are held as agent provide alternative instructions.



 (3) Includes (i) 266,664 shares held by Investor AB and (ii) 4,820,820 shares held by Investor Investments AB.



 (4) Includes (i) 100,281 shares held directly by Mr. Young, (ii) 160,000 shares held by Mr. Young which were acquired pursuant to the early exercise of stock options, 143,542 shares of which will have vested within 60 days of September 30, 2000, (iii) 40,000 shares held by Mr. Young acquired pursuant to the exercise of a non-early exercise stock option and (iv) 129,996 shares held by Dillon, Read & Co., Inc. as agent for the benefit of Mr. Young. Also includes (i) 3,735,920 shares held by Concord Partners II, L.P. Robert A. Young, a director of Tessera, is a general partner of Venture Associates II, L.P., the general partner of Concord Partners, II, L.P. Mr. Young disclaims beneficial ownership of the shares held by Concord Partners II, L.P. except to the extent of his pecuniary interest therein.



 (5) Includes (i) 1,433,333 shares underlying a stock option that is immediately exercisable, of which 66,666 vested shares have already been exercised and are held by Mr. McWilliams and an additional 440,972 shares of which will have vested within 60 days of September 30, 2000 and (ii) 24,305 shares underlying a non-early exercise stock option that will have vested within 60 days of September 30, 2000.



 (6) Includes (i) 734,156 shares held by Mr. Smith, 705,193 shares of which were acquired pursuant to the exercise of a non-early exercise stock option and
     (ii) 326,338 shares underlying non-early exercise stock options that will have vested within 60 days of September 30, 2000.



 (7) Includes 466,666 shares underlying a stock option that is immediately exercisable, 126,388 shares of which will have vested within 60 days of September 30, 2000.



 (8) Includes (i) 209,998 shares underlying stock options that are immediately exercisable, 77,289 shares of which will have vested within 60 days of September 30, 2000, (ii) 84,248 shares underlying non-early exercise stock options that will have vested within 60 days of

     September 30, 2000 and (iii) 21,332 shares held by Mr. Pickett acquired pursuant to the exercise of a non-early exercise stock option.



 (9) Includes (i) 66,666 shares underlying stock options that are immediately exercisable, 15,278 shares of which will have vested within 60 days of September 30, 2000 and (ii) 265,555 shares underlying non-early exercise stock options which will have vested within 60 days of September 30, 2000.



(10) Includes 277,778 shares held by Arbor Company. Mr. Guzy, a director of Tessera, is president of Arbor Company and disclaims beneficial ownership of the shares held by or controlled by Arbor Company except to the extent of his pecuniary interest therein



(11) Includes (i) 246,666 shares held by Mr. Dauber, all of which were acquired pursuant to the early exercise of a stock option, 105,932 shares of which will have vested within 60 days of September 30, 2000 and (ii) 625 shares underlying a non-early exercise stock option that will have vested within 60 days of September 30, 2000.



(12) Includes 66,666 shares held directly by Ms. Cloherty. Also includes (i) 4,396,188 shares held by APA Excelsior III, L.P., (ii) 476,287 shares held by APA Excelsior IV, L.P., (iii) 217,191 shares held by CIN Venture Nominees Ltd., (iv) 84,048 held by Coutts & Co. (Cayman) Ltd., Custodian for APA Excelsior IV/Offshore, L.P., (iv) 1,697,826 shares held by Royal Bank of Canada Trust Company (Jersey) Limited, Custodian to APA Excelsior III/Offshore Limited Partnership, (v) 640,080 shares held by The P/A Fund, L.P., (vi) 9,111 shares held by Patricof Private Investment Club, L.P.,
     (vii) 30,000 shares underlying stock options that are immediately exercisable held by Ms. Cloherty on behalf of Patricof & Co. Ventures, Inc., 14,376 shares of which will have vested within 60 days of September 30, 2000, and (vii) 79,166 shares underlying non-early exercise stock options held by Ms. Cloherty on behalf of Patricof & Co. Ventures, Inc. that will have vested within 60 days of September 30, 2000. Ms. Cloherty, a director of Tessera, is Special Limited Partner of Patricof & Co. Ventures, Inc. Ms. Cloherty disclaims beneficial ownership of the shares held by or controlled by Patricof & Co. Ventures, Inc. entities except to the extent of her pecuniary interest therein.



(13) Includes (i) 32,199 shares held by Mr. Narma, (ii) 70,833 additional shares held by Mr. Narma which were acquired pursuant to the exercise of non-early exercise stock options, (iii) 30,000 shares underlying stock options that are immediately exercisable, 14,376 shares of which will have vested within 60 days of September 30, 2000 and (iv) 8,333 shares underlying a non-early exercise stock option that will have vested within 60 days of September 30, 2000.



(14) Includes (i) 99,999 shares underlying stock options that are immediately exercisable, none of which will have vested within 60 days of September 30, 2000 and (ii) 10,416 shares underlying a non-early exercise stock option that will have vested within 60 days of September 30, 2000.



(15) Includes 50,000 shares underlying stock options that are immediately exercisable, 15,833 shares of which will have vested within 60 days of September 30, 2000.



(16) Includes (i) an aggregate of 2,477,188 shares underlying stock options that are immediately exercisable, 704,512 shares of which will have vested within 60 days of September 30, 2000 and (ii) 798,986 shares underlying non-early exercise stock options that will have vested within 60 days of September 30, 2000. Also includes shares held in the aggregate by certain funds under the management of Patricof & Co. Ventures, Inc. and certain funds under the management of Venture Associates II, L.P. Ms. Cloherty and Mr. Young disclaim beneficial ownership of the shares held by the entities or funds with which they are affiliated, except to the extent of any individual pecuniary interest in such entity or fund.

                          DESCRIPTION OF CAPITAL STOCK

     We will file our amended and restated certificate of incorporation immediately upon the completion of this offering. The following description of our capital stock is intended as a summary only. You should read the full text of our amended and restated certificate of incorporation and bylaws, which were filed as exhibits to the registration statement of which this prospectus is a part.

GENERAL

     Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value.

COMMON STOCK


     As of September 30, 2000, assuming the conversion of all outstanding shares of preferred stock into common stock, there were 31,556,774 shares of common stock outstanding held of record by 224 stockholders. There will be 39,056,774 shares of common stock outstanding after giving effect to the sale of our common stock in this offering (40,181,774 shares if the underwriters exercise their over-allotment option full). As of September 30, 2000, there were outstanding options to purchase a total of 6,918,042 shares of our common stock.


     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any preferred stock is then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     Upon the closing of this offering, our board of directors will be authorized, without action by the stockholders, to designate and issue 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control of us without further action by the stockholders.

     The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The board's ability to issue preferred stock will provide flexibility in connection with possible acquisitions and other corporate purposes and could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock.

     Upon the closing of this offering no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS


     As of September 30, 2000, we had outstanding warrants to purchase 732,017 shares of our common stock of exercise prices ranging from $0.15 to $9.00 per share, or a weighted average exercise price of $4.21 per share. These warrants expire on dates ranging from November 24, 2000 to July 1, 2005. We also had outstanding warrants to purchase 219,999 shares of our Series B preferred stock of an exercise price of $0.99 per share, all of which expire on May 24, 2003 and which will be exercisable for an aggregate of 249,997 shares of our common stock upon the completion of our initial public offering. We also had outstanding warrants to purchase 88,254 shares of our Series C preferred stock at an exercise price of $7.50 per share. These warrants expire on dates ranging from December 31, 2001 to May 5, 2009. Finally, we had outstanding warrants to purchase 6,666 shares of our Series E preferred stock at an exercise price of $7.50 per share, expiring on December 15, 2009.


REGISTRATION RIGHTS

     The holders of 26,489,923 shares of common stock and the holders of warrants to purchase 636,936 shares of common stock will be entitled to rights with respect to the registration of these shares under the Securities Act pursuant to two registration rights agreements. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the registration rights holders are entitled to notice of such registration and are entitled to include shares of common stock. Additionally, under our registration rights agreements, holders of registration rights are entitled to demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense. Under one of our registration rights agreement we are required to use our best efforts to effect any such registration within 45 days, and under the second registration rights agreement the demand must be for an underwritten offering and we are required to use our commercially reasonable efforts to effect any such registration as soon as practicable. Registration rights under both agreements are subject to the right of the underwriters of an offering to limit the number of shares included in such registration. Under the first registration rights agreement we are not required to effect a requested registration within 60 days following an offering of our securities initiated by us or unless at least a minimum number of shares are to be registered. Under the second registration rights agreement we are not required to effect a requested registration within 90 days following an offering of our securities initiated by us, after we have effected two such registrations and all shares registered pursuant thereto have been sold or, no more than once during any 12-month period, if the registration would interfere with an unforeseen securities or business transaction. Further, under both agreements holders may require us to file registration statements on Form S-3 at our expense.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE AND BYLAWS AND DELAWARE LAW

     Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - the acquisition of us by means of a tender offer;

     - acquisition of us by means of a proxy contest or otherwise; or

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

     Election and Removal of Directors. Upon closing of our offering, our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Stockholder Meetings. Under our certificate of incorporation, only the board of directors, the chairman of the board and the chief executive officer may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

     Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Stockholder Action By Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting at any time when we have 500 or more record stockholders.

     Elimination of Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

NASDAQ NATIONAL MARKET LISTING

     We have applied for the listing of our shares on The Nasdaq Stock Market's National Market under the symbol "TSRA."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market following the offering could cause the prevailing market price of our common stock to fall and impede our ability to raise equity capital at a time and on terms favorable to us.


     Upon completion of the offering, we will have outstanding an aggregate of 39,056,774 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or outstanding warrants after September 30, 2000. Of these outstanding shares the 7,500,000 shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 31,556,774 shares of common stock outstanding upon completion of the offering and held by existing stockholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933, which rules are summarized below, or another exemption. Sales of the restricted shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.



     All officers, directors and certain other holders of common stock have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of shares of common stock owned by them or that could be purchased by them through the exercise of options or warrants for a period of 180 days after the date of this prospectus without the prior written consent of Chase Securities Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, additional shares will be available beginning 181 days after the effective date of the offering, subject in some cases to certain volume limitations.


     Of the remaining restricted shares:


     - 178,336 shares are subject to our repurchase option in the event of termination of employment; and



     - 686,227 shares will not be eligible for sale pursuant to Rule 144 notwithstanding the expiration of the lock-up agreements 180 days after the offering.



     Beginning 181 days after the date of prospectus, approximately 2,889,775 additional shares subject to vested options will be available for sale subject to compliance with Rule 701 and upon the expiration of agreement not to sell such shares entered into between the underwriters and such stockholders. Any shares subject to lock-up agreements may be released at any time without notice by the underwriters.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Chase Securities Inc., UBS Warburg LLC, Needham & Company, Inc. and Wit SoundView Corporation, have severally agreed to purchase from us the following numbers of shares of common stock:


                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Chase Securities Inc........................................
UBS Warburg LLC.............................................
Needham & Company, Inc......................................
Wit SoundView Corporation...................................
                                                              ---------
  Total.....................................................  7,500,000
                                                              =========


     The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, and our counsel. The underwriters are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in
excess of $     per share. The underwriters may allow and the dealers may
re-allow a concession not in excess of $     per share to other dealers. After
the public offering of the shares, the underwriters may change the offering price and other selling terms. The representatives of the underwriters have informed us that the underwriters do not intend to confirm discretionary sales
in excess of      % of the shares of common stock offered by this prospectus.


     We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 1,125,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares the underwriter purchased in the above table. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus.


     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. The underwriting discount was determined based on an arms' length negotiation between the representatives of the underwriters and Tessera. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                    WITHOUT             WITH
                                                 OVER-ALLOTMENT    OVER-ALLOTMENT
                                                    EXERCISE          EXERCISE
                                                 --------------    --------------
Per share......................................     $                 $
Total..........................................     $                 $

     We estimate that our share of the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $          . The
offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.


     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

     Our directors, executive officers and most of the holders of our common stock and options to purchase common stock have agreed pursuant to "lock-up" agreements that they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrants or other rights to purchase common stock for a period of 180 days after the date of this prospectus without the prior written consent of Chase Securities Inc. All other stockholders and option holders are subject to contractual agreements with Tessera obligating them to abide by substantially identical restrictions, and we have agreed with the underwriters that we will not release any of our stock holders from such restrictions without the prior written consent of Chase Securities Inc. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities, exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date of this prospectus and may grant additional options under our stock plans.


     At our request, the underwriters have reserved up to 375,000 shares of common stock to be sold in the offering and offered for sale, at the public offering price, to our directors, officers, employees, business associates such as customers and suppliers and persons related to, or affiliated with the foregoing persons. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered by this prospectus.


     During the course of the offering, the underwriters may create a syndicate short position by making short sales of our common stock. Short sales occur when the underwriters sell a greater number of shares of our common stock than they are required to purchase in the offering. Short sales may be either covered or naked. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. Naked short sales are sales in excess of the over-allotment option. The representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions that have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions include syndicate covering transactions, stabilizing bids or the imposition of penalty bids. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A syndicate covering transaction is a bid for, or the purchase of, our common stock on behalf of the underwriters to reduce a syndicate short position. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising all of part of the over-allotment option to purchase additional shares from us or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. However, they must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

     A stabilizing bid is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A penalty bid is an arrangement that permits the representatives to reclaim the selling concession from an underwriter or a syndicate member if the representatives purchase the shares allotted to such underwriter or syndicate member in a syndicate covering transaction. The representatives reclaim the selling concession because the shares they purchase from an underwriter or a syndicate member would not have effectively placed.


     We had an agreement with Warburg Dillon Read LLC, the predecessor to UBS Warburg LLC, that expired on March 31, 2000 under which they provided financial advisory services us. UBS Warburg LLC directly owns 26,529 shares of common stock and holds 925,738 shares of common stock as agent on behalf of others. Lexington Partners IV, L.P., an affiliate of UBS Warburg LLC, owns 25,733 shares of common stock. Dillon Read, Inc., another affiliate of UBS Warburg LLC, is a 50% owner of Venture Associates II, L.P. which is the general partner of Concord Partners II, L.P. which is one of Tessera's significant shareholders. Dillon Read, Inc. does not have voting or dispositive power over the shares of our stock owned by Concord Partners II, L.P. All such shares were purchased during Tessera's prior private equity financings and assume the conversion of all shares of preferred stock into shares of common stock.



     In connection with the closing of our private placement of Series E preferred stock in February 2000, Warburg Dillon Read LLC received a warrant to purchase 235,320 shares of our common stock at a purchase price of $7.50 per share and a cash fee of approximately $1,764,000. Further, in connection with the closing of our private placement of Series E-1 preferred stock in August 2000, Warburg Dillon Read LLC received a warrant to purchase 16,666 shares of our common stock at a purchase price of $9.00 per share and is entitled to receive a cash fee of approximately $150,000. In our February 2000 private placement of Series E preferred stock and our August 2000 private placement of Series E-1 preferred stock, an affiliate of Chase H&Q purchased 6,666 shares for $49,995 and 518 shares for $4,662, respectively.


     Before this offering, there was no public market for the common stock. The initial public offering price for the common stock will be determined by negotiations between ourselves and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant.

     A prospectus in electronic format is being made available on an Internet web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers.

                                 LEGAL MATTERS


     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gray Cary Ware & Freidenrich LLP, San Diego, California. As of September 30, 2000, a certain investment partnership and members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owned an aggregate of 19,999 shares of our common stock.


                                    EXPERTS


     The financial statements as of December 31, 1998, 1999 and September 30, 2000 and for each of the three years in the period ended December 31, 1999 and the nine month period ended September 30, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may obtain copies of all or any part of these materials from the SEC upon payment to the SEC of prescribed fees. You may also inspect these reports and other information without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

     Upon completion of this offering we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC and at the SEC's regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the SEC as described above, or inspect them without charge at the SEC's web site. We have applied to have our common stock quoted on the Nasdaq National Market. Upon completion of this offering, you will be able to inspect reports, proxy and information statements and other information concerning us at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 2006.

                                 TESSERA, INC.



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Deficit............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of


  Tessera, Inc.



In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Tessera, Inc. and its subsidiary (the "Company") at December 31, 1998 and 1999 and September 30, 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 and the nine month period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP



San Jose, California


October 15, 2000

                                 TESSERA, INC.



                          CONSOLIDATED BALANCE SHEETS


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                         PRO FORMA
                                                                                                       STOCKHOLDERS'
                                                                  DECEMBER 31,                           EQUITY AT
                                                              --------------------    SEPTEMBER 30,    SEPTEMBER 30,
                                                                1998        1999          2000             2000
                                                              --------    --------    -------------    -------------
                                                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,189    $    927      $    570
  Restricted cash...........................................     1,000       1,000            --
  Short-term investments....................................    11,267       1,963        26,820
  Accounts receivable, net of allowance for doubtful
    accounts of $80, $80 and $80............................       693       1,931         3,065
  Prepaid expenses and other current assets.................     1,239         379         1,424
  Net current assets of discontinued operations.............        --       5,059
                                                              --------    --------      --------
    Total current assets....................................    16,388      11,259        31,879
Property and equipment, net.................................     9,504       5,646         4,686
Security deposits and other long-term assets................       329          81           102
                                                              --------    --------      --------
    Total assets............................................  $ 26,221    $ 16,986      $ 36,667
                                                              ========    ========      ========
LIABILITIES, MANDATORILY REDEEMABLE CUMULATIVE CONVERTIBLE
  PREFERRED STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,253    $  3,409      $  1,807
  Accrued liabilities.......................................       786       1,744         4,179
  Accrued loss on discontinued operations...................        --       2,377           491
  Deferred revenue..........................................        95       1,260         1,796
  Current portion of debt...................................     1,452       1,091            --
  Current portion of capital lease obligations..............       231         374           374
                                                              --------    --------      --------
    Total current liabilities...............................     3,817      10,255         8,647
Long-term portion of debt...................................     1,299         271            --
Long-term portion of capital lease obligations..............        --         794           456
                                                              --------    --------      --------
    Total liabilities.......................................     5,116      11,320         9,103
                                                              --------    --------      --------
Commitments and contingencies (Note 9)
Mandatorily redeemable cumulative convertible preferred
  stock, $0.001 par value; 31,593,572 shares authorized;
  20,585,399 shares issued and outstanding in 1998 and 1999;
  35,593,571 shares authorized; 25,082,843 shares issued and outstanding at September 30, 2000 and none issued and
  outstanding pro forma.....................................    64,565      64,565        96,155
Stockholders' (deficit) equity:
  Common stock, $0.001 par value; 43,000,000 shares
    authorized, 4,869,769 and 5,332,733 shares issued and
    outstanding in 1998 and 1999, respectively; 51,666,666
    shares authorized; 6,012,484 shares issued and
    outstanding at September 30, 2000 and 39,056,774 shares
    issued and outstanding pro forma........................         5           5             6               39
  Additional paid-in capital................................     2,726      11,485        35,497          206,619
  Deferred stock-based compensation.........................      (550)     (7,126)      (17,228)         (17,228)
  Accumulated deficit.......................................   (45,626)    (63,403)      (86,792)         (86,792)
  Accumulated other comprehensive (loss) income.............       (15)        140           (74)             (74)
                                                              --------    --------      --------         --------
    Total stockholders' (deficit) equity....................   (43,460)    (58,899)      (68,591)        $102,564
                                                              --------    --------      --------         ========
    Total liabilities, mandatorily redeemable cumulative
      convertible preferred stock and stockholders'
      (deficit) equity......................................  $ 26,221    $ 16,986      $ 36,667
                                                              ========    ========      ========



  The accompanying notes are an integral part of these consolidated financial statements.

                                 TESSERA, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                              NINE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                                           ------------------------------   ----------------------
                                                             1997       1998       1999        1999         2000
                                                           --------   --------   --------   -----------   --------
                                                                                            (UNAUDITED)
Revenues:
  License................................................  $  3,730   $  4,594   $  2,925     $ 2,525     $  2,740
  Royalty................................................        26        630      1,475         642        2,699
  Engineering services and other.........................     1,175      1,435      2,019       2,381        2,858
                                                           --------   --------   --------     -------     --------
    Total revenues.......................................     4,931      6,659      6,419       5,548        8,297
                                                           --------   --------   --------     -------     --------
Cost of revenues*:
  License................................................       202        505      1,178         870        1,138
  Engineering services and other.........................     3,818      6,223      5,430       3,651        3,636
                                                           --------   --------   --------     -------     --------
Cost of revenues*........................................     4,020      6,728      6,608       4,521        4,774
                                                           --------   --------   --------     -------     --------
Gross profit (loss)......................................       911        (69)      (189)      1,027        3,523
Operating expenses:
  Research and development*..............................     8,437      9,057      6,841       5,861        6,454
  Selling, general and administrative*...................     2,607      3,616      5,063       3,481       10,207
  Stock compensation expense.............................       633        578      1,497         257        9,536
                                                           --------   --------   --------     -------     --------
    Total operating expenses.............................    11,677     13,251     13,401       9,599       26,197
                                                           --------   --------   --------     -------     --------
Loss from continuing operations..........................   (10,766)   (13,320)   (13,590)     (8,572)     (22,674)
Other income (expense):
  Interest income........................................     1,906      1,236        496         420        1,232
  Interest expense.......................................      (278)      (367)      (444)       (331)        (208)
  Other..................................................        (2)       (99)      (422)       (279)        (171)
                                                           --------   --------   --------     -------     --------
    Total other income (expense).........................     1,626        770       (370)       (190)         853
                                                           --------   --------   --------     -------     --------
Net loss from continuing operations......................    (9,140)   (12,550)   (13,960)     (8,762)     (21,821)
Discontinued operations (Note 11):
  Loss from discontinued operations before income
    taxes................................................      (370)    (1,263)    (1,384)       (983)
Provision for income taxes...............................       (35)       (77)       (56)        (55)          --
                                                           --------   --------   --------     -------     --------
Net (loss) income from discontinued operations...........      (405)    (1,340)    (1,440)     (1,038)
  Recovery (loss) on disposal, including provision of
    $1,578 for operating losses during phase out
    period...............................................        --         --     (2,377)         --          287
Net loss.................................................  $ (9,545)  $(13,890)  $(17,777)    $(9,800)    $(21,534)

Cumulative preferred stock dividends in arrears..........        --         --         --          --       (7,664)
Deemed preferred stock dividend..........................        --         --         --          --       (1,855)
                                                           --------   --------   --------     -------     --------
Net loss attributable to common stockholders.............    (9,545)   (13,890)   (17,777)     (9,800)     (31,053)
Basic and diluted net loss per share attributable to
  common stockholders (Note 1):
  Net loss from continuing operations, basic and
    diluted..............................................  $  (2.65)  $  (2.66)  $  (2.96)    $ (1.78)    $  (5.88)
                                                           ========   ========   ========     =======     ========
  Net loss per common share, basic and diluted...........  $  (2.77)  $  (2.94)  $  (3.77)    $ (1.99)    $  (5.83)
                                                           ========   ========   ========     =======     ========
  Shares used in per share calculations..................     3,452      4,724      4,713       4,913        5,328
                                                           ========   ========   ========     =======     ========
Pro forma net loss per common share (unaudited):
  Pro forma net loss per common share, basic and
    diluted..............................................                        $  (0.69)                $  (1.03)
                                                                                 ========                 ========
  Shares used in per share calculations..................                          25,760                   30,281
                                                                                 ========                 ========
-------------------------
* Excludes amortization of deferred stock compensation
  expense as follows:
    Cost of revenues:
    License..............................................  $     32   $     29   $     59     $    10     $    393
    Engineering services and other.......................        41         37         77          13          510
    Research and development.............................       130        118        243          42        1,729
    Selling, general and administrative..................       430        394      1,118         192        6,904



     The accompanying notes are an integral part of these consolidated financial statements.

                                 TESSERA, INC.



                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                                 (IN THOUSANDS)



                                                                                 NOTE                     ACCUMULATED
                                 COMMON STOCK     ADDITIONAL     DEFERRED     RECEIVABLE                     OTHER
                                ---------------    PAID-IN     STOCK-BASED       FROM      ACCUMULATED   COMPREHENSIVE
                                SHARES   AMOUNT    CAPITAL     COMPENSATION    OFFICER       DEFICIT     (LOSS) INCOME    TOTAL
                                ------   ------   ----------   ------------   ----------   -----------   -------------   --------
Balance at December 31,
  1996........................  2,925     $ 3      $   262       $     --       $(106)      $(22,191)        $  --       $(22,032)
Issuance of common stock in
  connection with exercise of
  stock options and
  warrants....................  1,658       2          861             --          --             --            --            863
Return of capital.............     --      --         (280)            --          --             --            --           (280)
Foreign currency translation
  adjustments.................     --      --           --             --          --             --           (45)           (45)
Deferred stock-based
  compensation................     --      --        1,761         (1,761)         --             --            --             --
Amortization of deferred
  stock-based compensation....     --      --           --            633          --             --            --            633
Net loss......................     --      --           --             --          --         (9,545)           --         (9,545)
                                -----     ---      -------       --------       -----       --------         -----       --------
Balance at December 31,
  1997........................  4,583       5        2,604         (1,128)       (106)       (31,736)          (45)       (30,406)
Issuance of common stock in
  connection with exercise of
  stock options and
  warrants....................    286      --          122             --          --             --            --            122
Foreign currency translation
  adjustments.................     --      --           --             --          --             --            30             30
Collection of note receivable
  from officer................     --      --           --             --         106             --            --            106
Amortization of deferred
  stock-based compensation....     --      --           --            578          --             --            --            578
Net loss......................     --      --           --             --          --        (13,890)           --        (13,890)
                                -----     ---      -------       --------       -----       --------         -----       --------
Balance at December 31,
  1998........................  4,869       5        2,726           (550)         --        (45,626)          (15)       (43,460)
Issuance of common stock in
  connection with exercise of
  stock options and
  warrants....................    485      --          736             --          --             --            --            736
Unrealized gains on available
  for sale securities.........     --      --           --             --          --             --           146            146
Foreign currency translation
  adjustments.................     --      --           --             --          --             --             9              9
Deferred stock-based
  compensation expense........     --      --        8,073         (8,073)         --             --            --             --
Amortization of deferred
  stock-based compensation....     --      --           --          1,497          --             --            --          1,497
Repurchase of stock...........    (22)     --          (50)            --          --             --            --            (50)
Net loss......................     --      --           --             --          --        (17,777)           --        (17,777)
                                -----     ---      -------       --------       -----       --------         -----       --------
Balance at December 31,
  1999........................  5,332       5       11,485         (7,126)         --        (63,403)          140        (58,899)
Issuance of warrants in
  connection with the issuance
  of Series E-1 preferred
  stock.......................                         133                                                                    133
Issuance of common stock in
  connection with exercise of
  stock options and
  warrants....................    634       1        2,170             --          --             --            --          2,171
Unrealized gains on available
  for sale securities.........     --      --           --             --          --             --            39             39
Foreign currency translation
  adjustments.................     --      --           --             --          --             --          (253)          (253)
Deferred stock-based
  compensation................     --      --       19,638        (19,638)         --             --            --             --
Amortization of deferred
  stock-based compensation....     --      --           --          9,536          --             --            --          9,536
Common stock issued for
  services....................     40      --          216             --          --             --            --            216
Deemed preferred stock
  dividend....................     --      --        1,855             --          --         (1,855)           --             --
Net loss......................     --      --           --             --          --        (21,534)           --        (21,534)
                                -----     ---      -------       --------       -----       --------         -----       --------
Balance at September 30,
  2000........................  6,006     $ 6      $35,497       $(17,228)      $  --       $(86,792)        $ (74)      $(68,591)
                                =====     ===      =======       ========       =====       ========         =====       ========



  The accompanying notes are an integral part of these consolidated financial statements.

                                 TESSERA, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)



                                                                                                NINE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                                              -----------------------------   ----------------------
                                                               1997       1998       1999        1999         2000
                                                              -------   --------   --------   -----------   --------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss from operations..................................  $(9,545)  $(13,890)  $(17,777)    $(9,800)    $(21,534)
  Adjustments to reconcile loss to net cash used in
    operating activities:
    Depreciation and amortization...........................    1,376      2,355      3,236       2,124        2,097
    Loss on disposal of fixed assets........................       --         --        255                       72
    Stock compensation expense..............................      633        578      1,497         257        9,536
    Common stock issued for services........................       --         --         --          --          216
    Unrealized gain/loss & foreign translation..............       --         --         --          15         (214)
    Loss on disposal of discontinued operations.............       --         --         --          --         (287)
  Changes in operating assets and liabilities:
    Accounts receivable.....................................     (474)      (184)    (1,238)     (1,552)      (1,134)
    Prepaid expenses, security deposits and other assets....     (799)      (130)       952         449       (1,066)
    Accounts payable........................................   (1,251)      (178)     2,315         728       (1,196)
    Accrued expenses........................................      221        113        799         781        2,434
    Accrued loss on discontinued operations.................       --         --      2,377          --       (1,599)
    Deferred revenue........................................       --         95      1,165           5          536
                                                              -------   --------   --------     -------     --------
      Net cash used in operating activities.................   (9,839)   (11,241)    (6,419)     (6,993)     (12,139)
                                                              -------   --------   --------     -------     --------
Cash flows from investing activities:
  Proceeds from disposal of discontinued operations.........       --         --         --          --        4,385
  Purchases of property and equipment.......................   (4,690)    (5,900)    (2,885)     (2,325)        (940)
  (Purchases) sales of short-term investments...............  (21,654)    18,314      9,304       7,439      (24,857)
  Decrease (increase) in restricted cash....................   (1,000)        --         --          --        1,000
                                                              -------   --------   --------     -------     --------
      Net cash (used in) provided by investing activities...  (27,344)    12,414      6,419       5,114      (20,412)
                                                              -------   --------   --------     -------     --------
Cash flows from financing activities:
  Proceeds from issuance of debt............................    1,956      1,538         --       1,496           --
  Repayment of debt.........................................     (275)    (1,127)    (1,389)     (1,076)      (1,362)
  Repayment of capital lease obligations....................     (444)      (370)      (559)       (429)        (338)
  Proceeds from issuance of mandatorily redeemable
    cumulative convertible preferred stock and associated
    warrants................................................   12,026         --         --          --       34,596
  Proceeds from exercise of stock options and warrants......      863        122        736         137        2,171
  Proceeds for warrants for issuance of Series E Preferred
    Stock...................................................       --         --         --          --          133
  Stock issuance costs......................................   (6,673)        --         --          --       (3,006)
  Return of capital.........................................     (280)        --         --          --           --
  Repurchase of stock options...............................       --         --        (50)         --           --
  Proceeds from repayment of note receivable from officer...       --        106         --          --           --
                                                              -------   --------   --------     -------     --------
      Net cash provided by (used in) financing activities...    7,173        269     (1,262)        128       32,194
                                                              -------   --------   --------     -------     --------
Net (decrease) increase in cash and cash equivalents........  (30,010)     1,442     (1,262)     (1,751)        (357)
                                                              -------   --------   --------     -------     --------
Cash and cash equivalents at beginning of period............   30,757        747      2,189       2,189          927
                                                              -------   --------   --------     -------     --------
Cash and cash equivalents at end of period..................  $   747   $  2,189   $    927     $   438     $    570
                                                              =======   ========   ========     =======     ========
Supplemental information:
  Assets acquired under capital lease obligations and notes
    payable.................................................  $    --   $     --   $  1,496     $ 1,496     $     --
  Conversion of declared dividend into Series D mandatorily
    redeemable cumulative convertible preferred stock.......  $ 6,340   $     --   $     --     $    --     $     --
  Interest paid.............................................  $   278   $    367   $    444     $   331     $    259



  The accompanying notes are an integral part of these consolidated financial statements.

                                 TESSERA, INC.



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 -- THE COMPANY AND A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



THE COMPANY



     Tessera, Inc. ("Tessera" or the "Company") was incorporated in the state of Delaware on May 10, 1990 and is headquartered in San Jose, California. The Company provides proprietary chip scale packaging technology that addresses the demand for performance and miniaturization in wireless communications, Internet access, computers and consumer electronics.



     In connection with Tessera's movement towards becoming an intellectual property company, two dispositions were made. On February 26, 1999, the tradeshow portion of ChipScale International was sold for proceeds of $50,000 in cash. Tessera also sold its Singapore manufacturing facility, operated by Tessera Technology Pte. Ltd., on June 19, 2000, in an asset sale. This transaction is further described in Note 11, Discontinued Operations.



BASIS OF PRESENTATION



     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Tessera Technology Pte. Ltd., which was incorporated in the Republic of Singapore; and Tessera Subsidiary, Inc., Tessera Laboratories, Inc., and ChipScale International, Inc., which were dissolved during fiscal year 1999. All significant intercompany balances and transactions have been eliminated in consolidation.



     In 1997, the Company changed its reporting period from a 12-month year ending December 31 to a calendar year of 52 or 53 weeks ending on the Sunday closest to December 31. The 52 week fiscal years consist of four equal quarters of 13 weeks each and the 53 week fiscal years consist of three 13 week quarters and one 14 week quarter. The financial results for the 53 week fiscal years and the 14 week fiscal quarters will not be exactly comparable to the 52 week fiscal years and the 13 week fiscal quarters. The nine month period ends on the Sunday closest to September 30. For presentation purposes, the periods included in the financial statements and notes have been presented as ending on the last day of the nearest calendar month.



     Results of the interim periods presented are not necessarily indicative of the results to be expected for the full year.



     Certain reclassifications have been made to conform prior year's data to the current presentation. These reclassifications had no effect on reported earnings.



UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION



     The interim financial information for the nine month period ended September 30, 1999 is unaudited and has been prepared on the same basis as the audited consolidated financial statements. The data disclosed in the financial statements at September 30, 1999 and for the period ended September 30, 1999 are unaudited. In the opinion of management, such unaudited information includes all adjustments (consisting of normally recurring adjustments) necessary for the fair presentation of the interim information.



USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                 TESSERA, INC.

INITIAL PUBLIC OFFERING



     On August 29, 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission to sell shares of its common stock to the public. If the initial public offering is completed under the terms presently anticipated, all outstanding shares of mandatorily redeemable cumulative convertible preferred stock will automatically convert into 25,544,290 (unaudited) shares of common stock. Unaudited pro forma stockholders' equity adjusted for the assumed conversion of preferred stock is set forth on the balance sheets.



     On August 29, 2000, the Company's Board of Directors authorized a 3-for-2 reverse split of its common stock effective on September 1, 2000 upon shareholder approval. The accompanying financial statements have been adjusted to retroactively reflect the stock split.



FOREIGN CURRENCY TRANSLATION



     The accounts of Tessera Technology Pte. Ltd., a foreign subsidiary which uses the local currency as its functional currency, are translated into U.S. dollars using year-end exchange rates for assets and liabilities, historical exchange rates for equity and average exchange rates during the period for revenues and expenses. The gains or losses resulting from translation are excluded from results of operations and are accumulated as a separate component of comprehensive income (loss).



FAIR VALUE OF FINANCIAL INSTRUMENTS



     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts for cash and cash equivalents, short-term investments, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their respective fair values because of the short-term maturity of these items. The carrying value of the Company's debt approximates fair value because of prevailing interest rates.



CASH AND CASH EQUIVALENTS



     The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents.



SHORT-TERM INVESTMENTS



     Marketable short-term investments are accounted for as available-for-sale. At December 31, 1998, 1999 and September 30, 2000, short-term investments consist primarily of money market funds and commercial paper instruments. These investments are recorded at fair value, which approximates cost, with unrealized gains and losses, net of related taxes, reported as other comprehensive income
(loss). In 1998, unrealized gains and losses were insignificant. Unrealized gains for the year ended December 31, 1999 and the nine months ended September 30, 2000 are $146,000 and $39,000, respectively. Realized gains and losses for the sale of available-for-sale securities are determined on a specific identification basis



CONCENTRATION OF CREDIT RISK



     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, short-term investments and accounts receivable.

                                 TESSERA, INC.

     The Company invests primarily in money market funds and high quality commercial paper instruments. Cash equivalents are maintained with high quality institutions, the composition and maturities of which are regularly monitored by management. The Company short-term investments at September 30, 2000 consist of mutual funds invested mainly in U.S. Government debt securities. The Company has classified all short-term investments as available-for-sale. The Company believes that the concentration of credit risk in its trade receivables is substantially mitigated by the Company's evaluation process, relatively short collection terms and the high level of credit worthiness of its customers. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary but generally requires no collateral.



     The following table sets forth sales to customers comprising 10% or more of the Company's total revenues from continuing operations for the periods indicated:



                                                   YEARS ENDED
                                                   DECEMBER 31,        NINE MONTHS ENDED
                                               --------------------      SEPTEMBER 30,
                  CUSTOMER                     1997    1998    1999          2000
                  --------                     ----    ----    ----    -----------------
A............................................   22%     --      --            --
B............................................   19%     --      --            --
C............................................   17%     --      --            --
D............................................   10%     --      --            --
E............................................   --      15%     --            --
F............................................   --      13%     --            --
G............................................   --      10%     --            --
H............................................   --      --      10%           --
I............................................   --      --      --            22%
J............................................   --      --      --            12%
K............................................   --      --      --            12%
L............................................   --      --      --            12%



     The Company's accounts receivable are concentrated with three customers at December 31, 1998, representing 37%, 29% and 18% of aggregate gross receivables; three customers at December 31, 1999, representing 27%, 25% and 14% of aggregate gross receivables, and five customers at September 30, 2000, representing 19%, 19%, 18%, 15% and 11% of aggregate gross receivables.



PROPERTY AND EQUIPMENT



     Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining term of the lease. Equipment held under capital lease is stated at the lower of the fair market value of the related asset or the present value of the minimum lease payments and is amortized on a straight-line basis over the shorter of the estimated useful life of the related assets or the term of the lease. Repair and maintenance costs are charged to expense as incurred.



     When property and equipment is sold or scrapped, the cost of the asset and the related accumulated depreciation or amortization is removed from the accounts and the resulting gain or loss on disposal is included in income or loss.

                                 TESSERA, INC.

LONG-LIVED ASSETS



     The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121,"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), which was issued in March 1995. SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. No losses from impairment have been recognized in the financial statements.



INCOME TAXES



     The Company accounts for its income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined on the basis of the difference between income tax bases of assets and liabilities and their respective financial reporting amounts at enacted tax rates in effect for the periods in which the differences are expected to reverse. A valuation allowance has been established to reduce deferred tax assets to the amounts expected to be realized.



REVENUE RECOGNITION



     Licensing revenue is recognized at the time the license agreement is executed by both parties. Any associated training pursuant to the license agreement is recognized as the services are performed. Royalty revenue is recognized when shipments of semiconductors packaged using the Company's technology are reported by the Company's licensees. Service revenues are recognized using the contract method of accounting. The contracts specify milestones to be met and the payments associated with meeting each milestone. Revenue is recognized on the acknowledgement by the customer that milestones are met. Deferred revenue arises when payments are received in advance of completion of the milestone. Revenues are only recognized upon completion of the milestone.



STOCK-BASED COMPENSATION



     The Company's employee stock option plan is accounted for in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Expense associated with stock-based compensation is amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans an interpretation of APB Opinions No. 15 and 25" ("FIN 28").



     The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force Consensus No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18"). Under SFAS 123 and EITF 96-18, stock option awards issued to non-employees are accounted for at fair value using the Black-Scholes option pricing model. The Company believes that the fair value of the stock options are more reliably measured than the fair value of the services received. The fair value of each non-employee stock award is

                                 TESSERA, INC.

remeasured at each period end until a commitment date is reached, which is generally the vesting date.



COMPREHENSIVE INCOME (LOSS)



     The Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from accumulated deficit and additional paid-in-capital in the equity section of the balance sheet. For all periods presented, the primary differences between the Company's net loss and comprehensive income (loss), arise from unrealized gains and losses on the Company's short-term investments and foreign currency translation adjustments.



NET LOSS PER SHARE



     The Company reports both basic net loss per common share, which is based upon the weighted average number of common shares outstanding excluding contingently issuable or returnable shares, and diluted net loss per common share, which is based on the weighted average number of common shares outstanding and dilutive potential common shares outstanding.



     The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share amounts):



                                                                                NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                              -----------------------------   ----------------------
                                               1997       1998       1999        1999         2000
                                              -------   --------   --------   -----------   --------
                                                                              (UNAUDITED)
Numerator:
  Net loss from continuing operations.......  $(9,140)  $(12,550)  $(13,960)    $(8,762)    $(21,821)
  Plus: Cumulative preferred stock dividends
     in arrears.............................       --         --         --          --       (7,664)
  Deemed preferred stock dividend...........       --         --         --          --       (1,855)
                                              -------   --------   --------     -------     --------
       Net loss from continuing operations
          attributable to common
          stockholders......................   (9,140)   (12,550)   (13,960)     (8,762)     (31,340)
  Net loss from discontinued operations.....     (405)    (1,340)    (1,440)     (1,038)          --
  Recovery (Loss) on disposal of
     discontinued operations, net of tax....       --         --     (2,377)         --          287
                                              -------   --------   --------     -------     --------
       Net loss attributable to common
          stockholders......................  $(9,545)  $(13,890)  $(17,777)    $(9,800)    $(31,053)
Denominator:
  Weighted-average common shares
     outstanding............................    3,583      4,772      4,945       4,926        5,505
  Less: Unvested common shares subject to
     repurchase.............................     (131)       (48)      (232)        (13)        (177)
                                              -------   --------   --------     -------     --------
       Total shares.........................    3,452      4,724      4,713       4,913        5,328
                                              -------   --------   --------     -------     --------
  Net loss from continuing operations
     attributable to common stockholders per
     common share, basic and diluted........  $ (2.65)  $  (2.66)  $  (2.96)    $ (1.78)    $  (5.88)
  Net loss from discontinued operations per
     common share, basic and diluted........  $ (0.12)  $  (0.28)  $  (0.31)    $ (0.21)    $     --

                                 TESSERA, INC.

                                                                                NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                              -----------------------------   ----------------------
                                               1997       1998       1999        1999         2000
                                              -------   --------   --------   -----------   --------
                                                                              (UNAUDITED)
  Recovery (loss) on disposal of
     discontinued operations per common
     share, basic and diluted...............  $    --   $     --   $  (0.50)    $    --     $   0.05
                                              -------   --------   --------     -------     --------
  Net loss per common share, basic and
     diluted................................  $ (2.77)  $  (2.94)  $  (3.77)    $ (1.99)    $  (5.83)
                                              -------   --------   --------     -------     --------



     The following table sets forth potential common stock that are not included in the diluted net loss per common share calculation above because to do so would be anti-dilutive for the periods presented (in thousands):



                                                                             NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                             --------------------------    ---------------------
                                              1997      1998      1999        1999         2000
                                             ------    ------    ------    -----------    ------
                                                                           (UNAUDITED)
Mandatorily redeemable cumulative
  convertible preferred stock (assuming
  conversion, using appropriate conversion
  ratio, to common shares).................  21,046    21,046    21,046      21,046       25,544
Mandatorily redeemable cumulative
  convertible preferred stock warrants
  (assuming conversion, using appropriate
  conversion ratio, to common shares)......     317       317       338         338          345
Common stock warrants......................     770       637       637         637          732
Employee stock options.....................   3,273     3,126     5,211       4,299        6,918



PRO FORMA NET LOSS PER SHARE (UNAUDITED)



     Pro forma net loss per common share for the year ended December 31, 1999 and for the nine months ended September 30, 2000 is computed using the weighted average number of common shares outstanding, including conversion of the Company's Series A, Series B, Series C, Series D, Series E and Series E-1 mandatorily redeemable cumulative convertible preferred stock outstanding into shares of the Company's common stock effective upon the closing of the Company's initial public offering ("IPO") as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later.



PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)



     Effective upon the closing of an IPO, the outstanding Series A, Series B, Series C, Series D, Series E and Series E-1 mandatorily redeemable cumulative convertible preferred stock will automatically convert into an aggregate of 25,544,290 shares of common stock, as long as the aggregate net proceeds from the IPO are at least $10,000,000 at a price per share of at least $9.00 ("Qualified Public Offering"). The pro forma effect of this transaction is unaudited and has been reflected in the presentation of pro forma stockholders' equity as of September 30, 2000.

                                 TESSERA, INC.

RECENT ACCOUNTING PRONOUNCEMENTS



     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137") and Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recorded on the balance sheet at their fair market value. Changes in the fair market value of derivatives are recorded each period in current earnings (loss) or comprehensive income (loss), depending on whether a derivative is designed as part of a hedge transaction, and if so, the type of hedge transaction. Substantially all of the Company's revenues and the majority of its costs are denominated in U.S. dollars, and to date, the Company has not entered into any derivative contracts. The effective date of SFAS 133, as amended by SFAS 137 and SFAS 138, is for fiscal years beginning after June 15, 2000.



     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company has complied with the provisions of SAB 101 for all periods presented.



     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB 25" ("FIN 44"). This interpretation clarifies the definition of an employee for purposes of applying Opinion 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of a previously fixed stock option plan or award; and the accounting for an exchange of stock compensation awards in business combinations. FIN 44 is effective July 1, 2000; however certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The adoption of certain of the provisions of FIN 44 prior to June 30, 2000 did not have a material effect on the financial statements. The Company does not expect that the adoption of the remaining provisions will have a material effect on the financial statements.



NOTE 2 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS



     Property and equipment consists of the following (in thousands):



                                                              DECEMBER 31,
                                                           -------------------    SEPTEMBER 30,
                                                            1998        1999          2000
                                                           -------    --------    -------------
Furniture and equipment..................................  $12,562    $ 11,045      $ 11,859
Leasehold equipment......................................    2,680       2,189         2,349
                                                           -------    --------      --------
                                                            15,242      13,234        14,208
Less: Accumulated depreciation and amortization..........   (5,738)     (7,588)       (9,522)
                                                           -------    --------      --------
                                                           $ 9,504    $  5,646      $  4,686
                                                           =======    ========      ========



     Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 amounted to $1,376,000 $2,355,000 and $3,236,000 respectively, and $2,097,000 for the nine months ended September 30, 2000.

                                 TESSERA, INC.

     Accrued liabilities consist of the following (in thousands):



                                                               DECEMBER 31,
                                                              --------------    SEPTEMBER 30,
                                                              1998     1999         2000
                                                              ----    ------    -------------
Employee compensation and benefits..........................  $411    $  537       $1,101
Legal fees..................................................    --       159        2,688
Loss contracts..............................................    20       800           80
Other.......................................................   355       248          310
                                                              ----    ------       ------
                                                              $786    $1,744       $4,179
                                                              ====    ======       ======



NOTE 3 -- DEBT



     In February 1996, the Company borrowed $761,000 under an equipment loan agreement. Borrowings under the agreement are repayable in monthly payments of $22,000 over 42 months and bear interest at 11.00%. The Company had outstanding borrowings under the agreement totaling $287,000 at December 31, 1998. In 1999, this loan was repaid.



     In September 1997, the Company entered into an equipment loan agreement to borrow up to $3,500,000. Borrowings under the agreement are repayable monthly with interest over 36 months and bear interest at LIBOR (5.09% at December 31, 1998, 5.80% at December 31, 1999 and 6.80% at September 30, 2000). The Company has an option to change the interest structure into fixed rates. At December 31, 1998, 1999 and at September 30, 2000, the Company had net borrowings totaling $2,464,000, $1,362,000 and $0, respectively, under the agreement. At December 31, 1998, 1999 and at September 30, 2000, no new funding was available in connection with this loan. The Company holds an irrevocable standby letter of credit in the amount of $1,000,000, which is included in restricted cash, as additional collateral for this agreement. This lending agreement was paid in full on August 31, 2000 and the related letter of credit was released on September 8, 2000.



NOTE 4 -- MANDATORILY REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK



     The Company has authorized 35,593,571 shares of preferred stock, designated in series. A summary of mandatorily redeemable convertible preferred stock ("Preferred Stock") at September 30, 2000 is as follows (in thousands):



                                                     SHARES                 PROCEEDS
                                            -------------------------        NET OF        LIQUIDATION
                                            AUTHORIZED    OUTSTANDING    ISSUANCE COSTS      AMOUNT
                                            ----------    -----------    --------------    -----------
Series A................................       4,000         1,897          $ 1,423         $  1,423
Series B................................       8,000         7,534            8,472            8,476
Series C................................      10,000         5,560           20,741           20,850
Series D................................       5,594         5,594           33,929           41,952
Series E................................       4,000         3,922           26,523           29,415
Series E-1..............................         666           576            5,067            5,180
  Serial Preferred......................       3,333             0               --               --
                                              ------        ------          -------         --------
                                              35,593        25,083          $96,155         $107,296
                                              ======        ======          =======         ========



     In February 1997, the Company issued 667,700 shares of Series D Preferred Stock at a price of $7.50 per share for aggregate proceeds of $5,000,000.

                                 TESSERA, INC.

     On February 17, 1997, all shares of Original Series E Preferred Stock previously issued were converted into the same number of shares of Series D Preferred Stock. Original Series E Preferred Stock was retired by making a filing to the Delaware Secretary of State in June 1997.



     During the nine months ended September 30, 2000, the Company issued 3,922,000 shares of Series E Preferred Stock at a price of $7.50 per share.



     In August 2000, the Company issued 577,000 shares of Series E-1 Preferred Stock ("Series E-1") at a price of $9.00 per share, for proceeds of approximately $5,180,000. The difference between the deemed fair value of Series E-1 of $12.22 and the price per share of $9.00 was considered to be a beneficial conversion feature ("BCF") analogous to a dividend to the preferred stockholders as prescribed under the provisions of EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. Due to the conversion rights, the deemed fair value of the Series D preferred stock was based on the mid-point of the range of share prices anticipated for the proposed initial public offering of the Company's common stock. The value of the BCF of $1,855,000 was recognized immediately as a charge to net loss attributable to common stockholders at the date of issuance as the preferred stockholders have the right to immediately convert their preferred shares at their option



     The Preferred Stock has the following rights and characteristics:



VOTING



     Each share of the Series A, Series B, Series C, Series D, Series E and Series E-1 Preferred Stock has voting rights equal to that of common stock on an as if converted basis.



     In January 2000, the Board amended the Articles of Incorporation such that the Company may not authorize any additional class or series of shares of stock (except serial preferred stock) without the approval of the holders of at least 66 2/3% of the then outstanding shares of Series A, Series B, Series C, Series D, Series E Preferred Stock.



DIVIDENDS



     In December 1996, the stockholders approved an amendment to the Articles of Incorporation. Under the amended Articles of Incorporation, the accumulation of quarterly dividends for all series of Preferred Stock is suspended for three years starting from December 27, 1996. Accordingly, the holders of Series A, Series B, Series C, Series D, Series E and Series E-1 Preferred Stock are entitled to cumulative quarterly dividends beginning December 28, 1999 at a rate of 10% per annum, and payable only when and if declared by the Board of Directors. Unpaid dividends are not payable upon a Qualified Public Offering.



     In February 1997, the Company declared a dividend on its Series A, Series B, and Series C Preferred Stock, representing the cumulative accrued dividend as of December 26, 1996 and amounting to $6,620,000. Stockholders exercised their option to convert $6,340,000 of the declared dividend into Series D Preferred Stock at a per share price of $7.50. The remaining $280,000 of dividends, which was a return of invested capital, was paid in cash during 1997.



     At September 30, 2000, accumulated dividends in arrears for all series of Preferred Stock amounted to $7,664,000.



LIQUIDATION



     In the event of liquidation, the holders of the Series E and Series E-1 Preferred Stock are entitled to receive their original issuance price of $7.50 and $9.00 per share, respectively, plus an

                                 TESSERA, INC.

amount equal to all declared but unpaid dividends, prior and in preference to any distribution to the holders of Series A, Series B, Series C, Series D and common stock. In the event of liquidation, the holders of the Series A, B, C, D Preferred Stock are entitled to receive their original issuance prices of $0.75, $1.125, $3.75 and $7.50 per share, respectively, plus an amount equal to all declared but unpaid dividends, prior and in preference to any distribution to the holders of common stock.



     A sale of all or substantially all of the Company's assets and merger or consolidation of the Company with another entity or entities is treated as a liquidation, dissolution or winding up unless following such transaction, the Company's stockholders immediately before such transaction directly or indirectly own, in the aggregate, more than 50% of the total voting power of the surviving or acquiring entity or entities. This stock is therefore considered mandatorily redeemable. If, upon the occurrence of such an event, the assets to be distributed among the holders of Preferred Stock shall be insufficient to pay the full preferential amounts to all holders of Preferred Stock, then the Company's entire remaining assets, or proceeds thereof, legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amount each holder is entitled to receive.



CONVERSION



     Each share of Series A, B, C, D, E and E-1 is convertible at the option of the holder into one share of common stock, with the exception of 3,384,127 shares of Series B preferred stock which are convertible into 1.1363637 shares of common stock.



     All issued and outstanding shares of Series A, B, C, D, E and E-1 Preferred Stock shall automatically convert upon the consummation of a Qualified Public Offering.



     Shares of common stock reserved for issuance upon conversion of the Preferred Stock aggregated 21,046,758 at December 31, 1998 and 1999 and 25,544,290 at September 30, 2000.



     The Company has entered into two registration rights agreements. The first agreement is with the holders of Series A, Series B and Series C Preferred Stock, certain warrants and certain common stock. The second agreement is with the holders of Series D, Series E and Series E-1 Preferred Stock and certain warrants. In general, both agreements provide "piggyback" registration rights on the Company's primary offerings, demand registration rights under certain circumstances and certain rights to demand registration on Form S-3. Certain of these registration rights terminate when the shares can be sold under Rule 144(k). In addition, the Company has agreed to pay many of the expenses associated with the exercise of these registration rights, and both agreements contain restrictions on the transfer of these registration rights.



NOTE 5 -- PREFERRED AND COMMON STOCK WARRANTS



     During 1997, warrants to purchase 278,000; 681,000; 184,000; and 49,000 shares of common stock at exercise prices of $0.14; $0.15; $0.38; and $1.10, respectively, were exercised.



     Additionally, warrants to purchase 67,000 shares of Series B Preferred Stock at an exercise price of $1.125 were exercised during 1997.



     During 1998, warrants to purchase 133,000 shares of common stock at an exercise price of $0.375 were exercised.



     During the nine months ended September 30, 2000, the Company issued warrants, in connection with an existing lease arrangement, to purchase 6,666 shares of Series E Preferred Stock at an exercise price of $7.50 per share. The fair value of these warrants was determined to be $50,000 based on the Black-Scholes option pricing model. This amount has been included as part of

                                 TESSERA, INC.

other expenses. In addition, warrants to purchase 60,000 and 336,000 shares of common stock at an exercise price of $0.375 per share were exercised and expired, respectively.



     In connection with the issuance of Series E Preferred Stock, the Company issued warrants to purchase 235,320 shares of common stock at an exercise price of $7.50 per share. The warrants expire in 2005 or 24 months following a Qualified Public Offering. The warrants include rights and provisions similar to those granted to the holders of Series E Preferred Stock. The Company determined the fair value of the warrants to be $876,000, based on the Black-Scholes option pricing model and the amount has been recognized immediately as stock issuance costs.



     On July 1, 2000, the Company issued warrants to purchase 16,666 shares of the Company's common stock at an exercise price of $9.00 per share in connection with the issuance of Series E-1 Preferred Stock. The Company determined the fair value of the warrants to be $133,000 using the Black-Scholes option pricing model. The fair value of the warrants has been recognized immediately as stock issuance costs.



     At September 30, 2000, the Company has reserved 314,919 and 732,017 shares of Preferred Stock and common stock, respectively, for the exercise of warrants.



NOTE 6 -- STOCK OPTIONS



THE 1991 PLAN



     In November 1991, the Company adopted a stock option plan (the "1991 Plan"). Under the 1991 Plan, the Company's employees, consultants, and directors may be granted options to purchase the Company's common stock at exercise prices not less than 85% of the fair value of the Company's common stock on the date the option is granted. All options granted to date have been granted at fair value. Options granted expire ten years from the date of grant and are generally exercisable beginning not less than one year after the date of grant. As of December 31, 1998, no further options were granted from this plan.



     The 1991 Plan permits the granting of stock appreciation rights ("SAR") in connection with any option granted thereunder. In lieu of exercising a stock option, SAR holders are entitled, upon exercise of a SAR, to receive cash or common shares or a combination thereof in an amount equal to the excess of the market value of such vested shares on the date of exercise over the option price. There were no SARs granted as of December 31, 1999 and September 30, 2000.



     On August 29, 2000, the Board of Directors terminated the Company's 1991 Plan, effective concurrently with the closing of the offering.



THE 1996 PLAN



     In December 1996, the Company adopted the 1996 Stock Plan (the "1996 Plan"). Under the 1996 Plan, incentive stock options may be granted to the Company's employees at an exercise price of no less than 100% of the fair value on the date of grant, and nonstatutory stock options may be granted to the Company's employees, directors, and consultants at an exercise price of no less than 85% of the fair value. In both cases, when the optionees own stock representing more than 10% of the voting power of all classes of stock of the Company, the exercise price shall be no less than 110% of the fair value on the date of grant. For options granted with an exercise price below fair market value, a stock-based compensation charge has been determined. Options granted expire ten years from the date of grant. Options are exercisable at the date of grant and generally vest over a four year period. Shares issued in connection with the exercise of unvested options are subject to

                                 TESSERA, INC.

repurchase by the Company until such options would have vested. The 1996 Plan provides for acceleration of vesting upon the occurrence of a merger or acquisition.



     On August 29, 2000, the Board of Directors terminated the Company's 1996 Plan, effective concurrently with the closing of the offering.



THE DIRECTORS' PLAN



     On December 3, 1996, the stockholders approved the Non-Discretionary Directors' Stock Plan (the "Directors' Plan") that provided for the initial issuance of options to purchase 40,000 shares of common stock to each director of the Company. Such options were to be granted with an exercise price equal to the fair value of the Company's common stock at the date of grant. For options granted below fair value, a stock-based compensation charge has been determined. The options vest over four years, 25% of which is exercisable on the anniversary date of the grant and the remaining balance monthly thereafter. On each anniversary date thereafter, each nonemployee director will also be granted 10,000 shares that vest in four years and are exercisable on a monthly-prorated basis.



THE 1999 PLAN



     In February 1999, the Company adopted the 1999 Stock Plan ("1999 Plan"), which was approved by the stockholders in May 1999. The terms of the 1999 Plan are similar to the terms of the 1996 Plan with the exception of accelerated vesting at the time of merger or acquisition, which was eliminated under the 1999 Plan.



     On August 29, 2000, the Board of Directors reserved an aggregate of 7,000,000 shares of the Company's common stock for issuance under the 1999 Plan.

                                 TESSERA, INC.

     A summary of all option activity is presented below (number of shares in thousands):



                                                                                WEIGHTED
                                                                                 AVERAGE
                                                   SHARES        OPTIONS      OPTIONS PRICE
                                                  AVAILABLE    OUTSTANDING      PER SHARE
                                                  ---------    -----------    -------------
Balance at December 31, 1996....................    1,758         2,899           $0.93
  Options granted...............................   (1,030)        1,030           $2.27
  Options exercised.............................       --          (467)          $0.68
  Options canceled..............................      189          (189)          $0.84
                                                   ------         -----           -----
Balance at December 31, 1997....................      917         3,273           $1.40
  Options granted...............................     (568)          568           $4.35
  Options exercised.............................       --          (160)          $0.51
  Options canceled..............................      555          (555)          $1.76
                                                   ------         -----           -----
Balance at December 31, 1998....................      904         3,126           $1.92
  Additional shares authorized..................    3,667
  Options granted...............................   (3,277)        3,277           $2.13
  Options exercised.............................       --          (485)          $1.50
  Options canceled..............................       92          (707)          $2.70
                                                   ------         -----           -----
Balance at December 31, 1999....................    1,386         5,211           $1.98
  Additional shares authorized..................    1,200
  Options granted...............................   (2,449)        2,449           $2.46
  Options exercised.............................       --          (574)          $2.03
  Options canceled..............................      110          (168)          $2.79
                                                   ------         -----           -----
Balance at September 30, 2000...................      247         6,918           $2.13
                                                   ======         =====           =====



     At September 30, 2000, only the cancellations under the 1999 Plan are recorded as available for grant. Based on a Board of Directors decision, cancellations under the 1991 and 1996 Plans are not considered available for grant.



     As of September 30, 2000, a total of 2,151,500 shares under the option plans were vested at prices ranging from $0.15 to $6.20. The weighted average fair value of option grants, as defined by SFAS 123, in 1997 and 1998 was $2.01 and $1.17, respectively. During the first nine months of fiscal 2000, 2,449,000 options were granted with exercise prices ranging from of $1.50 to $7.20 which was below the $7.20 to $11.00 fair value range of the underlying common stock. The weighted average fair value of these option grants, as defined by SFAS 123, was $2.13. Additionally, 1,051,000 options were granted in 1999 with exercise prices equal to the fair value of the underlying common stock. The weighted average fair value of these option grants was $1.00.

                                 TESSERA, INC.

     The following table summarizes information about stock options outstanding and exercisable under all plans at September 30, 2000 (number of shares in thousands):



                                               OPTIONS OUTSTANDING
                                      --------------------------------------      OPTIONS VESTED
                                                     WEIGHTED                  --------------------
                                                      AVERAGE       WEIGHTED               WEIGHTED
                                                     REMAINING      AVERAGE                AVERAGE
                                       NUMBER       CONTRACTUAL     EXERCISE    NUMBER     EXERCISE
     RANGE OF EXERCISE PRICES:        OF SHARES   LIFE (IN YEARS)    PRICE     OF SHARES    PRICE
     -------------------------        ---------   ---------------   --------   ---------   --------
$0.15 -- $0.53......................      327          4.28          $0.20         327      $0.20
$1.50...............................    3,868          8.43          $1.50       1,158      $1.50
$1.65 -- $4.50......................    2,647          8.73          $3.32         665      $3.05
$6.12 -- $7.20......................       76          9.91          $6.26           2      $6.12
                                        -----          ----          -----       -----      -----
$0.15 -- $7.20......................    6,918          8.35          $2.13       2,152      $1.79
                                        =====          ====          =====       =====      =====



STOCK-BASED COMPENSATION



     During fiscal 1996 and 1997, the Company issued 2,945,000 options to employees at exercise prices below the fair market value of the underlying common stock at the date of grant, resulting in $1,761,000 of compensation expense to be amortized over the vesting period of four years. The Company recognized related compensation expense of $633,000 during fiscal 1997; $578,000 during fiscal 1998; $343,000 during fiscal 1999; and $159,000 during the first nine months of fiscal 2000. The Company expects to amortize $20,000 during the three months ended December 31, 2000 and the remaining $28,000 during fiscal 2001. The exercise prices of all other options granted during these years were at the fair value of the common stock as determined by management at the date of grant.



     During fiscal 1999, the Company issued 2,262,000 options to employees and external directors at exercise prices below fair value of the Company's common stock, resulting in $6,696,000 of compensation expense to be amortized over the vesting period of four years. The Company recognized compensation expense of $841,000 during the year ended December 31, 1999 and $3,076,000 during the nine months ended September 30, 2000. The Company expects to amortize $540,000 during the three months ended December 31, 2000; $1,437,000 during fiscal 2001; $662,000 during fiscal 2002; and $140,000 during fiscal 2003. The exercise prices of all other options granted during fiscal 1999 were at the fair value of the common stock as determined by management at the date of grant.



     During the nine months ended September 30, 2000, the company issued 2,410,000 options to employees and external directors at exercise prices below fair value of the Company's common stock, resulting in $17,245,000 of compensation expense to be amortized over the vesting period of four years. During the nine months ended September 30, 2000, the Company recognized compensation expense of $5,098,000. The Company expects to amortize $2,340,000 during the three months ended December 31, 2000; $5,732,000 during fiscal 2001; $2,832,000 during fiscal 2002; $1,063,000 during fiscal 2003; and $180,000 during fiscal 2004.



     Stock-based compensation expense related to stock options granted to non-employees is recognized as services are rendered. At each reporting date, the Company revalues the stock-based compensation expense related to unvested non-employee options using the Black-Scholes option-pricing model. As a result, stock-based compensation expense will fluctuate with changes in the fair market value of the Company's common stock. In connection with the grant of stock options to consultants, the Company recorded stock-based compensation expense of $313,000 and $1,203,000

                                 TESSERA, INC.

for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. As of September 30, 2000, the Company expects to amortize stock-based compensation expense of $619,000 during the three months ended December 31, 2000; $1,519,000 in fiscal 2001; $123,000 in fiscal 2002; $14,000 in fiscal 2003; and $400 in fiscal 2004, assuming no change in the underlying value of the Company's common stock.



CERTAIN PRO FORMA DISCLOSURES



     Pro forma information regarding net loss and net loss per common share has been determined based upon the estimated fair value of options at the date of grant using the minimum value method as prescribed by SFAS 123 based on the following assumptions:



                                                   YEARS ENDED
                                                   DECEMBER 31,        NINE MONTHS ENDED
                                               --------------------      SEPTEMBER 30,
                                               1997    1998    1999          2000
                                               ----    ----    ----    -----------------
Expected life (years)........................    5       5       5              5
Risk-free interest rate......................  5.3%    5.5%    5.1%           6.1%
Dividend yield...............................    0%      0%      0%             0%
Volatility...................................    0%      0%      0%             0%



     The pro forma effect on net loss for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 2000 is not representative of the pro forma effect on net income or loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to January 1, 1997. Additionally, the determination of the fair value of all options granted upon the Company's IPO will include a higher expected volatility factor and therefore, the above results are not representative of future periods.



     For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. The Company's pro forma information for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 2000 is as follows (in thousands, except per share amounts):



                                       YEARS ENDED DECEMBER 31,        NINE MONTHS ENDED
                                    -------------------------------      SEPTEMBER 30,
                                     1997        1998        1999            2000
                                    -------    --------    --------    -----------------
Net loss attributable to common
  stockholders
  As reported.....................  $(9,545)   $(13,890)   $(17,777)       $(31,053)
                                    -------    --------    --------        --------
  Pro forma.......................  $(9,800)   $(14,245)   $(18,159)       $(33,342)
                                    =======    ========    ========        ========
Basic and diluted net loss per
  common share:
  As reported.....................  $ (2.77)   $  (2.94)   $  (3.77)       $  (5.83)
                                    -------    --------    --------        --------
  Pro forma.......................  $ (2.84)   $  (3.02)   $  (3.85)       $  (6.26)
                                    =======    ========    ========        ========



NOTE 7 -- NON-MONETARY TRANSACTION



     The Company entered into a contract in 1998 with a potential licensee. In exchange for a standard license, the potential licensee would provide specified research and development services. Until completion of the services the licensee could cancel the contract at any time and the license would be returned to the Company. In September of 1999, the licensee completed all services as

                                 TESSERA, INC.

specified under the contract and received a standard license. The Company recognized at the completion of this contract $1,000,000 in license revenues and $1,000,000 in research and development expenses in recognition of the standard license fee.



NOTE 8 -- BENEFIT PLAN



     In November 1995, the Company established a 401(k) plan that allows voluntary contributions by all employees upon their hire date. Eligible employees may elect to contribute up to the maximum amount allowed under Internal Revenue Service regulations. The Company does not currently match employee contributions. The Company recognized expense of approximately $5,000, $6,000, $10,000 and $5,000 during the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 2000, respectively, related to the 401(k) Plan.



NOTE 9 -- INCOME TAXES



     No provision for federal or state income taxes has been recorded for the years ended December 31, 1997, 1998, 1999 and for the nine months ended September 30, 2000 as the Company incurred net operating losses. The provision recorded represents foreign taxes payable in Singapore. Deferred tax assets are related to the following (in thousands):



                                               YEARS ENDED DECEMBER 31,        NINE MONTHS ENDED
                                           --------------------------------      SEPTEMBER 30,
                                             1997        1998        1999            2000
                                           --------    --------    --------    -----------------
    Net operating loss carryforwards.....  $ 10,758    $ 15,019    $ 20,589        $ 22,918
    Research credits.....................       608       1,088       2,768           3,172
    Expenses not currently deductible....       973         515         503           2,583
    Capitalized research and development
      costs..............................        --          --       1,560           1,634
                                           --------    --------    --------        --------
                                             12,339      16,622      25,420          30,307
    Less: Valuation allowance............   (12,339)    (16,622)    (25,420)        (30,307)
                                           --------    --------    --------        --------
                                           $     --    $     --    $     --        $     --



     Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of losses, recent increases in expense levels, the fact that the market in which the Company operates is intensely competitive and characterized by rapidly changing technology, the lack of carryback capacity to realize deferred tax assets, and the uncertainty regarding market acceptance of the Company's products. The Company will continue to assess the realizability of the deferred tax assets in future periods.



     At September 30, 2000, the Company had federal and state net operating loss carryforwards of approximately $68,000,000 and $23,000,000 respectively. The difference between the federal and state net operating loss carryforwards is attributable to the capitalization of research and development expenses for state purposes only. The operating loss carryforward expires on various dates beginning in 1999 through 2012, if not utilized.



     Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be impaired in certain circumstances. Events which may cause changes in the Company's tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three year period.

                                 TESSERA, INC.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES



LEASE COMMITMENTS



     The Company leases equipment under capital leases. Interest rates on capital leases range from 12% to 33%. At September 30, 2000, future minimum lease payments are as follows (in thousands):



2000........................................................  $  155
2001........................................................     619
2002........................................................     425
                                                              ------
Total minimum payments......................................   1,199
Less amount representing interest...........................     369
                                                              ------
                                                                 830
Less: current portion.......................................     374
                                                              ------
Long-term portion...........................................  $  456
                                                              ======



     At December 31, 1998, 1999 and September 30, 2000, equipment under capital leases amounted to $1,235,000, $2,353,000, and $1,496,000, respectively. Related accumulated amortization at December 31, 1998, 1999 and nine months ended September 30, 2000 amounted to $1,051,000, $1,336,000 and $872,700, respectively.



     The Company incurred rental expense under all operating leases of approximately $623,000, $465,000, $462,000, and $400,000 during the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 2000, respectively.



     On February 17, 1999, the Company entered into a sale leaseback arrangement. The Company contracted to sell assets for net proceeds of $1,496,000 in cash in exchange for entering into a lease with an initial term of 36 months and with monthly rental payments of $52,000.



     The sale leaseback arrangement requires the Company to comply with various financial covenants, including the maintenance of minimum cash balances. At December 31, 1999, the Company was not in compliance with the tangible net worth and minimum cash requirement covenants, but received a waiver from its lender for the full period of non-compliance. At September 30, 2000, the Company was not in compliance with the projected revenue covenant, but received a waiver from its lender for the full period of non-compliance.



CONTINGENCIES



     On February 1, 2000, Texas Instruments initiated a declaratory judgment action against the Company in United States District Court. On March 13, 2000, the Company filed an answer and counter claim alleging patent infringement.



     On March 28, 2000, the Company filed a complaint against Sharp Corporation, Sharp Electronics Corporation and Texas Instruments with the United States International Trade Commission alleging unlawful import, sale for importation into the United States, and/or sale within the United States after importation of certain products that infringe certain of the Company's issued U.S. patents.



     On March 28, 2000, the Company filed a complaint against Sharp Corporation and Sharp Electronics Corporation alleging patent infringement.



     These proceedings are in preliminary stages and the Company cannot predict their outcome with certainty.

                                 TESSERA, INC.

NOTE 11 -- SEGMENT AND GEOGRAPHIC INFORMATION



     The Company has adopted Statement of Financial Accounting Standards No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). Based on its operating management and financial reporting structure, the Company has determined that it has one reportable business segment: developing and licensing of advanced packaging technologies.



     The Company's revenues are generated from the following geographic regions (in thousands):



                                                                     NINE MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                     --------------------------    ---------------------
                                      1997      1998      1999        1999         2000
                                     ------    ------    ------    -----------    ------
                                                                   (UNAUDITED)
United States......................  $4,248    $3,686    $2,718      $3,124       $3,661
Taiwan.............................      --       389     1,527         850          752
Korea..............................     500       210     1,268         349        1,592
Japan..............................     150     1,228       605         536          398
Europe.............................      --     1,016       209         597        1,894
Other..............................      33       130        92          92           --
                                     ------    ------    ------      ------       ------
                                     $4,931    $6,659    $6,419      $5,548       $8,297
                                     ======    ======    ======      ======       ======



NOTE 12 -- DISCONTINUED OPERATIONS



     In December 1999, management of the Company put forth into action a plan to sell Tessera Technology Pte., Ltd. ("TTPL"), its manufacturing facility in Singapore. On April 17, 2000, a Binding Memorandum of Understanding was signed to sell the assets of TTPL for total proceeds of approximately $5,000,000, the estimated net book value of the assets at that date. The sale was completed on June 19, 2000. In connection with the decision to sell TTPL, the Company recorded a loss of $2,377,000, comprised of $1,578,000 in losses for the phase-out period from January 1, 2000 through the completion of the sale and $799,000 as an estimated loss on sale of TTPL. Included in the estimated loss on sale are certain costs directly associated with the decision to dispose of the assets, such as severance and commission fees.



     In September 1999, management determined that $287,000 of the estimated losses would not be required. The change in estimate stemmed primarily from lower than expected exit costs in Singapore.



     Net assets of $5,059,000 relating to the sale were segregated at December 31, 1999. The results of operations of TTPL for fiscal years 1997, 1998, 1999 and the nine months ended September 30, 2000 have been segregated from continuing operations and reported as loss from discontinued operations.

                                 TESSERA, INC.

     A summary of operating results of discontinued operations prior to the phase-out period is as follows (in thousands):





                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                          1997      1998       1999
                                                          -----    -------    -------
Revenues................................................  $  --    $    --    $ 1,646
Cost of revenues........................................     --      1,183      3,035
Research and development................................    375         --         --
Selling, general and administrative.....................     --         86         --
                                                          -----    -------    -------
Loss from operations....................................   (375)    (1,269)    (1,389)
Interest income.........................................      5          6          5
                                                          -----    -------    -------
Loss before income taxes................................   (370)    (1,263)    (1,384)
Income taxes............................................    (35)       (77)       (56)
                                                          -----    -------    -------
Loss from discontinued operations.......................  $(405)   $(1,340)   $(1,440)
                                                          =====    =======    =======



NOTE 13 -- RELATED PARTY TRANSACTIONS



     In 1997, in connection with the $30,000,000 Series D and Series E offerings (Note 4), the Company paid fees of $1,350,000 to Dillon, Read & Co., Inc. At that time, a member of the Company's Board of Directors was a managing director at Dillon, Read & Co., Inc.



     On March 1, 1998, the Company entered into a contract with a member of the Board of Directors to provide on-going consulting services for a fee of $7,500 per month. In connection with this contract, the Director was granted an option to purchase 90,000 shares of common stock. The contract was terminated on August 31, 1999.



     On June 1, 1999, the Company contracted with another member of the Board of Directors to provide consulting services for a period of three years for a monthly fee of $5,000. In connection with this contract, the Director was granted an option to purchase 227,000 shares of common stock.



     On August 29, 2000, the Company issued warrants to purchase 240,000 shares of the Company's common stock pursuant to a consulting agreement related to a cost reduction program for Micro BGA packaging effective August 25, 2000 at an exercise price of $4.50 per share to a former executive of the Company. The Company determined the value of the warrants to be $1,750,000 using the Black-Scholes option pricing model which will be amortized over the one year term of the consulting agreement. This award will be remeasured at each period end until the commitment date is reached.



NOTE 14 -- SUBSEQUENT EVENTS



     On August 29, 2000, the Board of Directors authorized the establishment of the 2000 Employee Stock Purchase Plan (the "2000 Plan") with 200,000 shares reserved for issuance. The 2000 Plan is to become effective upon the closing of a Qualified Public Offering.

                              [INSIDE BACK COVER]

                            [DESCRIPTION OF ARTWORK]

     [Logo appears with illustration of semiconductor chip in background.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,500,000 SHARES



                                     [LOGO]


                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS
                             ----------------------
                                   CHASE H&Q
                                UBS WARBURG LLC
                            NEEDHAM & COMPANY, INC.
                                 WIT SOUNDVIEW

                             ----------------------
                                            , 2000

                             ----------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     We have not taken any action in any jurisdiction outside the United States to permit a public offering of the common stock or possession and distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

     Until             , 2000, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by us in connection with the registration of our common stock. All of the amounts shown are estimates except for the SEC registration fee, NASD filing fee and the Nasdaq National Market listing fees.


                                                               AMOUNT TO
                                                                BE PAID
                                                              ------------
SEC Registration Fee........................................   $   26,400
NASD Filing Fee.............................................        5,000
Nasdaq National Market Listing Fee..........................      100,000
Printing and Engraving Expenses.............................      200,000
Legal Fees and Expenses.....................................      600,000
Accounting Fees and Expenses................................      600,000
Transfer Agent and Registrar Fees and Expenses..............       50,000
Miscellaneous Expenses......................................      143,600
                                                               ----------
  Total.....................................................   $1,725,000
                                                               ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

(a) Within the past three years, we have issued and sold the following unregistered securities:

     - 1,199,999 shares of our Series D preferred stock at a price of $7.50 per share in December 1996;

     - 4,311,937 shares of our Series D preferred stock at a price of $7.50 per share in February 1997;

     - 81,636 shares of our Series D preferred stock at a price of $7.50 per share in April 1997;

     - 3,255,331 shares of our Series E preferred stock at a price of $7.50 per share in January 2000;

     - 666,666 shares of our Series E preferred stock at a price of $7.50 per share in February 2000; and

     - 575,565 shares of our Series E-1 preferred stock at a price of $9.00 per share in August 2000.


     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions.


(b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  1.1*     Form of Underwriting Agreement
  3.1**    Certificate of Incorporation, as in effect upon filing of
           the Registration Statement
  3.2**    Certificate of Incorporation to be in effect upon completion of the offering
  3.3**    Bylaws of the Registrant, as in effect upon filing of the
           Registration Statement
  3.4**    Bylaws of the Registrant to be in effect upon completion of the offering
  4.1*     Specimen Common Stock Certificate
  4.2**    First Amended and Restated Registration Rights Agreement
           between the Registrant and certain stockholders, dated as of
           January 14, 2000
  4.3**    Registration Rights Agreement, as amended and restated,
           between the Registrant and certain stockholders, dated as of
           May 15, 1993
  5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
 10.1**    Form of Indemnification Agreement between the Registrant and each of its Directors and Officers
 10.2**    1999 Stock Plan
 10.3**    Form of 1999 Stock Option Plan Stock Option Agreement
 10.4**    2000 Employee Stock Purchase Plan and form of agreements
           thereunder
10.5+**    Limited TCC License Agreement between Registrant and Amkor
           Electronics, Inc., dated as of May 9, 1996
 10.6**    First Addendum to Limited TCC License Agreement between
           Registrant and Amkor Electronics, Inc., dated as of March
           10, 1997
10.7+**    Second Addendum to Limited TCC License Agreement between
           Registrant and Amkor Electronics, Inc., dated as of March 3,
           1998
10.8+**    Business Agreement between Registrant and EEMS Italia, SpA, dated as of June 19, 2000
10.9+**    Business and Asset Sale and Purchase Agreement between
           Tessera Technology Pte. Ltd. and EEMS Singapore Pte. Ltd.
           dated June 19, 2000
10.10+**   Limited TCC License Agreement between Registrant and Intel
           Corporation, dated as of October 22, 1996
10.11+**   TCC License Agreement among Registrant and Tessera
           Affiliates and Toshiba Corporation, dated as of April 1,
           1999
10.12+**   First Addendum to Limited TCC License Agreement between
           Registrant and Mitsui High-tec, Inc., dated as of December
           17, 1996
10.13+**   WAVE Package Development and License Agreement between
           Registrant and Mitsui High-tec, Inc., dated as of November
           4, 1996
10.14+**   TCC License Agreement among Registrant and Tessera
           Affiliates and EEMS Italia, SpA, dated September 24, 1999
10.15+**   TCC License Agreement among Registrant and Tessera
           Affiliates and CHIPPAC, Inc., dated December 22, 1998
10.16+**   TCC License Agreement between Registrant and Samsung
           Electronics Co., Ltd., dated May 17, 1997
10.17+**   First Addendum to Limited TCC License Agreement between
           Registrant and Samsung Electronics Co., Ltd., dated November
           4, 1998
10.18+**   TCC Master License Agreement between Registrant and Shinko
           Electric Industries Co., Ltd., dated January 20, 1994

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.19**    Addendum to TCC Master License Agreement between Registrant and Shinko Electric Industries Co., Ltd., dated November 22,
           1994
10.20+**   Second Addendum to TCC Master License Agreement between
           Registrant and Shinko Electric Industries Co., Ltd., dated
           July 13, 1995
10.21+**   Third Addendum to TCC Master License Agreement between
           Registrant and Shinko Electric Industries Co., Ltd., dated
           May 31, 1996
10.22+**   Joint Development Agreement between Registrant and Dow
           Corning Corporation, dated May 12, 1997
10.23+**   Technology License and Technical Assistance Agreement
           between Toshiba Corporation and Registrant, dated August 29,
           2000
10.24**    Lease between PNB Investors and Registrant, dated April 1,
           1995
10.25**    Employment Offer Letter between Registrant and Steve Tobak, dated September 17, 1999
10.26**    Employment Offer Letter between Registrant and Bruce
           McWilliams dated April 26, 1999
10.27**    Employment Offer Letter between Registrant and Rejeeva
           Lahri, dated July 14, 2000
10.28**    Employment Offer Letter between Registrant and Steve G.
           Vogel, dated March 21, 2000
10.29+**   Limited TCC License Agreement between Registrant and Mitsui
           High-tec, Inc., dated July 22, 1996
10.30**    Consulting Agreement between Registrant and Philip Dauber, dated August 30, 2000
10.31**    Consulting Agreement between Registrant and John Smith,
           dated March 31, 2000
 10.32     Consulting Agreement between Registrant and Thomas
           DiStefano, dated                , 2000
 10.33+    TCC License Agreement between Registrant and Integrated
           Packaging Assembly Corporation, dated as of April 23, 1998
 10.34+    First License Addendum to the TCC License Agreement between
           Registrant and Integrated Packaging Assembly Corporation,
           dated as of April 26, 2000
 23.1      Consent of PricewaterhouseCoopers LLP
 23.2*     Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1)
 24.1**    Power of Attorney (see page II-5)
 99.1**    Charter for the Audit Committee of the Board of Directors of
           Registrant
 99.2**    Charter of the Compensation Committee of the Board of
           Directors of Registrant


-------------------------
 * To be filed by amendment.


** Previously filed.


 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

     Certain exhibits, attachments and schedules to the exhibits above have not been filed herewith. The Registrant will furnish any such exhibits and schedules supplementally to the Securities and Exchange Commission upon request; provided, however, the Registrant reserves the right to request confidential treatment for portions of any such exhibits and schedules so requested.

(b) Financial Statement Schedules:

     [to come]

ITEM 17. UNDERTAKINGS

     Indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Tessera, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If that a claim for indemnification against such liabilities (other than the payment by Tessera of expenses incurred or paid by a director, officer or controlling person of Tessera in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Tessera is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Tessera pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 20th day of October, 2000.


                                          TESSERA, INC.

                                          By:    /s/ BRUCE M. MCWILLIAMS
                                            ------------------------------------
                                                    Bruce M. McWilliams
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----
              /s/ BRUCE M. MCWILLIAMS                    Chief Executive Officer       October 20, 2000
---------------------------------------------------            and Director
                Bruce M. McWilliams                   (Principal Executive Officer)

                         *                                  Vice President and         October 20, 2000
---------------------------------------------------      Chief Financial Officer
                  Steve G. Vogel                         (Principal Financial and
                                                           Accounting Officer)

                         *                           Chairman of the Board, Director   October 20, 2000
---------------------------------------------------
                  Robert A. Young

                         *                                       Director              October 20, 2000
---------------------------------------------------
               Patricia M. Cloherty

                         *                                       Director              October 20, 2000
---------------------------------------------------
                 Philip S. Dauber

                         *                                       Director              October 20, 2000
---------------------------------------------------
                   Borje Ekholm

                         *                                       Director              October 20, 2000
---------------------------------------------------
                   D. James Guzy

                         *                                       Director              October 20, 2000
---------------------------------------------------
                    Rein Narma

                         *                                       Director              October 20, 2000
---------------------------------------------------
                   John W. Smith

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  1.1*     Form of Underwriting Agreement
  3.1**    Certificate of Incorporation, as in effect upon filing of
           the Registration Statement
  3.2**    Certificate of Incorporation to be in effect upon completion of the offering
  3.3**    Bylaws of the Registrant, as in effect upon filing of the
           Registration Statement
  3.4**    Bylaws of the Registrant to be in effect upon completion of the offering
  4.1*     Specimen Common Stock Certificate
  4.2**    First Amended and Restated Registration Rights Agreement
           between the Registrant and certain stockholders, dated as of
           January 14, 2000
  4.3**    Registration Rights Agreement, as amended and restated,
           between the Registrant and certain stockholders, dated as of
           May 15, 1993
  5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
 10.1**    Form of Indemnification Agreement between the Registrant and each of its Directors and Officers
 10.2**    1999 Stock Plan
 10.3**    Form of 1999 Stock Option Plan Stock Option Agreement
 10.4**    2000 Employee Stock Purchase Plan and form of agreements
           thereunder
10.5+**    Limited TCC License Agreement between Registrant and Amkor
           Electronics, Inc., dated as of May 9, 1996
 10.6**    First Addendum to Limited TCC License Agreement between
           Registrant and Amkor Electronics, Inc., dated as of March
           10, 1997
10.7+**    Second Addendum to Limited TCC License Agreement between
           Registrant and Amkor Electronics, Inc., dated as of March 3,
           1998
10.8+**    Business Agreement between Registrant and EEMS Italia, SpA, dated as of June 19, 2000
10.9+**    Business and Asset Sale and Purchase Agreement between
           Tessera Technology Pte. Ltd. and EEMS Singapore Pte. Ltd.
           dated June 19, 2000
10.10+**   Limited TCC License Agreement between Registrant and Intel
           Corporation, dated as of October 22, 1996
10.11+**   TCC License Agreement among Registrant and Tessera
           Affiliates and Toshiba Corporation, dated as of April 1,
           1999
10.12+**   First Addendum to Limited TCC License Agreement between
           Registrant and Mitsui High-tec, Inc., dated as of December
           17, 1996
10.13+**   WAVE Package Development and License Agreement between
           Registrant and Mitsui High-tec, Inc., dated as of November
           4, 1996
10.14+**   TCC License Agreement among Registrant and Tessera
           Affiliates and EEMS Italia, SpA, dated September 24, 1999
10.15+**   TCC License Agreement among Registrant and Tessera
           Affiliates and CHIPPAC, Inc., dated December 22, 1998
10.16+**   TCC License Agreement between Registrant and Samsung
           Electronics Co., Ltd., dated May 17, 1997
10.17+**   First Addendum to Limited TCC License Agreement between
           Registrant and Samsung Electronics Co., Ltd., dated November
           4, 1998
10.18+**   TCC Master License Agreement between Registrant and Shinko
           Electric Industries Co., Ltd., dated January 20, 1994
10.19**    Addendum to TCC Master License Agreement between Registrant and Shinko Electric Industries Co., Ltd., dated November 22,
           1994
10.20+**   Second Addendum to TCC Master License Agreement between
           Registrant and Shinko Electric Industries Co., Ltd., dated
           July 13, 1995
10.21+**   Third Addendum to TCC Master License Agreement between
           Registrant and Shinko Electric Industries Co., Ltd., dated
           May 31, 1996

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
10.22+**   Joint Development Agreement between Registrant and Dow
           Corning Corporation, dated May 12, 1997
10.23+**   Technology License and Technical Assistance Agreement
           between Toshiba Corporation and Registrant, dated August 29,
           2000
10.24**    Lease between PNB Investors and Registrant, dated April 1,
           1995
10.25**    Employment Offer Letter between Registrant and Steve Tobak, dated September 17, 1999
10.26**    Employment Offer Letter between Registrant and Bruce
           McWilliams dated April 26, 1999
10.27**    Employment Offer Letter between Registrant and Rejeeva
           Lahri, dated July 14, 2000
10.28**    Employment Offer Letter between Registrant and Steve G.
           Vogel, dated March 21, 2000
10.29+**   Limited TCC License Agreement between Registrant and Mitsui
           High-tec, Inc., dated July 22, 1996
10.30**    Consulting Agreement between Registrant and Philip Dauber, dated August 30, 2000
10.31**    Consulting Agreement between Registrant and John Smith,
           dated March 31, 2000
 10.32     Consulting Agreement between Registrant and Thomas
           DiStefano, dated                , 2000
 10.33+    TCC License Agreement between Registrant and Integrated
           Packaging Assembly Corporation, dated as of April 23, 1998
 10.34+    First License Addendum to the TCC License Agreement between
           Registrant and Integrated Packaging Assembly Corporation,
           dated as of April 26, 2000
 23.1      Consent of PricewaterhouseCoopers LLP
 23.2*     Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1)
 24.1**    Power of Attorney (see page II-5)
 99.1**    Charter for the Audit Committee of the Board of Directors of
           Registrant
 99.2**    Charter of the Compensation Committee of the Board of
           Directors of Registrant


-------------------------
 * To be filed by amendment.


** Previously filed.


 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

     Certain exhibits, attachments and schedules to the exhibits above have not been filed herewith. The Registrant will furnish any such exhibits and schedules supplementally to the Securities and Exchange Commission upon request; provided, however, the Registrant reserves the right to request confidential treatment for portions of any such exhibits and schedules so requested.